        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY 5, 2000


                                                REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 ZENGINE, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                7373                               31-1638932
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)               Identification No.)

                           --------------------------

                              6100 STEWART AVENUE
                           FREMONT, CALIFORNIA 94538
                                 (510) 651-6400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                               JOSEPH M. SAVARINO
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 ZENGINE, INC.
                              6100 STEWART AVENUE
                           FREMONT, CALIFORNIA 94538
                                 (510) 651-6400
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                WITH COPIES TO:

              JEFFREY A. KOEPPEL                                 LARRY A. BARDEN
               KENNETH B. TABACH                                  JON A. BALLIS
     ELIAS, MATZ, TIERNAN & HERRICK L.L.P.                       SIDLEY & AUSTIN
             734 15TH STREET, N.W.                               BANK ONE PLAZA
            WASHINGTON, D.C. 20005                           CHICAGO, ILLINOIS 60603
                (202) 347-0300                                   (312) 853-7000
             (202) 347-2172 (FAX)                             (312) 853-7036 (FAX)

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                     PROPOSED
             TITLE OF EACH CLASS OF SECURITIES                  MAXIMUM AGGREGATE           AMOUNT OF
                      TO BE REGISTERED                          OFFERING PRICE(1)        REGISTRATION FEE
Common Stock, no par value..................................       $60,000,000              $15,840(2)


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.


(2) Previously paid.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    SUBJECT TO COMPLETION, DATED MAY 5, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                         SHARES

                             [ZENGINE "GEAR" LOGO]

                                 ZENGINE, INC.

                                  COMMON STOCK

    Zengine, Inc. is offering             shares of its common stock. As part of
this offering, we are offering             shares of our common stock at the
initial public offering price to stockholders of Miami Computer Supply Corporation, or MCSi, that owned at least 100 shares of common stock of MCSi as
of        , 2000. MCSi is our parent company and principal stockholder. MCSi or its designees will purchase any shares of common stock that are not purchased by MCSi stockholders under the MCSi Subscription Program. See the section entitled "Plan of Distribution--MCSi Subscription Program."

    This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price of our
shares will be between $      and $      per share. We have applied to list our
common stock on the Nasdaq National Market under the symbol "ZNGN."

    MCSi is an underwriter with respect to the shares offered to the stockholders of MCSi. MCSi is not an underwriter with respect to any other shares offered and is not included in the term underwriter as used elsewhere in this prospectus.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. FOR MORE INFORMATION, SEE "RISK FACTORS" COMMENCING ON PAGE 8.
                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

UNDERWRITTEN PUBLIC OFFERING                                       PER SHARE              TOTAL
Public Offering Price.......................................           $                    $
Underwriting Discount.......................................           $                    $
Proceeds to Zengine.........................................           $                    $

MCSI SUBSCRIPTION PROGRAM                                          PER SHARE              TOTAL
Public Offering Price.......................................           $                    $
Proceeds to Zengine.........................................           $                    $

AGGREGATE OFFERING PROCEEDS                                                               TOTAL
Proceeds to Zengine from Underwritten Public Offering and
  MCSi Subscription Program.................................                                $

    The underwriters may also purchase up to an additional             shares at
the public offering price, less the underwriting discount, from us within 30 days from the date of this prospectus to cover over-allotments.

                           --------------------------

WILLIAM BLAIR & COMPANY
            FRIEDMAN BILLINGS RAMSEY
                    E*OFFERING
                                     MORGAN KEEGAN & COMPANY, INC.

              The date of this prospectus is               , 2000

[Graphic--Inside Cover #1 - In the upper right hand corner is the Zengine logo and tag line "Fueling Your Brand's Commerce Engine". In the lower left hand corner is a montage of Zengine-produced Web pages surrounding a man and a woman looking at a computer terminal.

Inside Cover #2 - On the top half of the page is a large box containing a middle column which states, from top to bottom, "Personalization Data" and in descending boxes below "User Preferences," "Purchase History," " Behaviorial Data," "Demographic & Psychographic Data" and "Historical Data." Below the column are the words "The KORE Engine."

    In the right side of the large box are two boxes, one on top of the other, one box labeled "Site and Product Content," the other labeled "Merchandising."

    In the left side of the large box are two boxes, one on top of the other, one box labeled "Order Management," the other labeled "Fulfillment & Customer Service."

    On the left side of the large box with arrows pointing to the box labeled "Order Management" is a rectangular box labeled "Open Adaptor (API)."

    To the left of the API box are two square boxes, with arrows pointing toward them from the API box, one on top of the other, with the top one labeled "Fraud Screens" and the bottom one labeled "Payment Processors."

    Below the API box is another identical API box, with arrows pointing to the box labeled "Fulfillment & Customer Service." To the left of that API box are two square boxes, one on top of the other, with the top one labeled "Third Party Fulfillment" and the bottom one labeled "MCSi Distribution Centers."

    On the right side of the large box are three smaller square boxes, with arrows pointing from each box to the box above and below it as well as toward the large center box, labeled, from top to bottom: "Design Services," "Content Management" and "Engineering & Development."

    Below the large box are two short cylinders with arrows pointing to the large box and to the small boxes on the left and right of the large box, which are labeled "Data Center".

    Under the graphic is the following text:

THE KORE ENGINE

    Zengine's proprietary technology and infrastructure, the KORE Engine, enables us to build, deliver and manage e-commerce solutions in less time and more cost effectively than existing alternatives. The functional components of KORE are stored on a centralized server array which services all Zengine clients. This architecture minimizes development costs and reduces time-to-market because we are able to leverage existing functionality previously developed within KORE rather than re-engineering the functionality for each application. Upon completion, the component or feature can be made available to other Zengine clients without added development time or cost. Development under the KORE framework contrasts other e-commerce solutions that provide maintenance and upgrades to custom features on an individual and possibly labor intensive basis.

KORE PERSONALIZATION

    KORE Personalization is the foundation for our real-time, dynamically-generated personalized marketing and customer relationship management capabilities. To increase conversion rates of browsers to buyers, to extend relationship connections between our clients and their customers, and to build long-term brand loyalty, we enable client Web sites to adapt product presentation and merchandising features in real-time based on implicit and explicit visitor information. KORE Personalization applies predictive algorithms to infer a customer's interests and adapts content presentation, such as product features, advertisements and pricing, accordingly. As a customer's experience and interaction with a client's site develops, personalized content becomes more relevant, ultimately bridging a more personal relationship between our client and its customer.

    Inside Cover #3

    Four concentric circles which are labeled, starting from the inside to the outside. Circle 1: "Client;" Circle 2: "KORE Personalization;" Circle 3: "User Interface Design," "Platform Hosting," "Integration with Existing Business Systems," "Product Content," "Merchandising," "Advertising and Sponsorship Management," "Order Management," "Inventory Management and Order Fulfillment," "End-user Customer Service," and "Reporting and Analysis," and Circle 4:
"Customer Relationships Drive All Initiatives."

    Under the graphic is the following text:

ZENGINE PROVIDES A COMPLETE SOLUTION

    Zengine's comprehensive suite of technology-based solutions enable businesses to quickly and cost-effectively create, maintain and enhance large scale business-to-business (B2B) and business-to-consumer (B2C) e-commerce platforms on an outsourced and private-label basis. Our full range of integrated and comprehensive e-commerce services, available on a turnkey basis, distinguishes us in today's marketplace.

    Strategic Partner Logos: MCSi; United Stationers and Excite@Home.

    Sponsorship Partner Logos: Epson, Hewlett Packard, Hitachi, Imation, Lexmark, Maxell, NEC, Proxima and Sharp.

    Client Logos: Work.com/Excite@Home, Talk City, MCSi; rexstores.com, KaBloom, Everdream, Amateur SN and HearMe.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................    4

Risk Factors................................................    9

Use of Proceeds.............................................    26

Dividend Policy.............................................    26

Capitalization..............................................    27

Dilution....................................................    28

Selected Historical and Pro Forma Financial Data............    29

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................    31

Business....................................................    37

Management..................................................    54

Certain Transactions........................................    61

Principal Stockholders......................................    64

Description of Capital Stock................................    65

Shares Eligible for Future Sale.............................    69

Plan of Distribution........................................    70

Legal Matters...............................................    73

Experts.....................................................    73

Additional Information......................................    73

Index to Financial Statements...............................   F-1

Appendix: "Meet the Management" Presentation................   A-1

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. IT IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE INFORMATION UNDER "RISK FACTORS" BEGINNING ON PAGE 8, AND THE FINANCIAL STATEMENTS BEGINNING ON PAGE F-1, BEFORE MAKING AN INVESTMENT DECISION.

                                 ZENGINE, INC.

    Zengine provides a comprehensive suite of technology-based solutions that enable businesses to conduct electronic commerce. Our solutions, delivered on an outsourced and private label basis, allow our clients to quickly and cost-effectively create, maintain and enhance enterprise wide e-commerce platforms. We offer a full range of integrated services for both business-to-business, or B2B, and business-to-consumer, or B2C, e-commerce including Web site user interface design, product content and merchandising, personalization and customer relationship management, advertising and sponsorship management, order management, inventory management and order fulfillment, end-user customer service and reporting and analysis. We provide our solutions on a turn-key basis or as component features. We believe our solution allows our clients to achieve rapid deployment of e-commerce platforms, results in greater economies of scale and provides cost-effective, ongoing access to leading edge e-commerce technology. We market our services to businesses seeking to initiate, expand or enhance their ability to conduct e-commerce. Our solutions allow Zengine clients to build, manage and understand online customer relationships and to market, sell and support products and services more effectively. We provide our services on an outsourced basis that is brand transparent to the end-user, allowing clients to leverage our technology and infrastructure for their own branded e-commerce platform.

    Our proprietary technology and infrastructure, the KORE Engine, is centered around personalization and is an open and highly-scalable architecture designed to enable rapid deployment of high-speed, dynamic e-commerce platforms. The real-time personalization technology proprietary to KORE allows businesses to manage online customer relationships and personalize communication with their customers and trading partners.

    Widespread acceptance of the Internet has opened tremendous opportunities for companies seeking growth and increased efficiencies through B2B and B2C e-commerce. Although companies are eager to take advantage of these opportunities, many may lack the internal resources that the analysis, design and implementation of an effective Internet solution requires. It is often very inefficient, expensive and time-consuming for companies to develop and staff their own e-commerce solutions or to purchase currently available application software packages that require sophisticated integration and maintenance. As a result, companies increasingly seek to outsource these services. We believe our ability to offer a full range of integrated e-commerce services demanded by clients on a turn-key and outsourced basis distinguishes us in today's marketplace.

    We actively market our services through a direct sales force to businesses seeking to initiate, expand or enhance their ability to conduct e-commerce, including:

    - original equipment manufacturers;

    - wholesalers, distributors and other businesses that create customized vendor and supply chain relationships over the Internet or a secure extranet;

    - bricks and mortar retailers;

    - online-only retailers; and

    - Web sites that have a large and loyal user base (including portals, pure content sites, communities, directories and service providers).

We plan to continue to pursue these target clients and to penetrate other markets through indirect distribution channels such as consulting firms, systems integrators, advertising firms, and other professional services firms.

    After the commercial introduction of the Zengine service, we have successfully launched our client's e-commerce platforms within an average of 35 days after engagement compared to industry ranges of several months to over one year. Our current clients include Amateur S.N., Everdream, HearMe, KaBloom, MCSi, rexstores.com, Talk City and Work.com, a joint venture between Excite@Home and Dow Jones & Co. We also sell advertising and sponsorship packages on our clients' Web sites primarily to original equipment manufacturers whose products are featured in our client's online stores.

    Our revenue is generated through a combination of one or more of the following: initial set-up and integration fees, monthly subscription fees, transaction fees, and advertising and sponsorship on our clients' Web sites.

    We intend to grow our business by pursuing five key strategies:

    - target companies seeking to initiate, expand or enhance their ability to conduct e-commerce;

    - extend the capabilities of our KORE Engine;

    - leverage our client base;

    - expand our strategic alliances; and

    - assist our clients in increasing their revenues using our state-of-the-art e-commerce solutions.

                           OUR RELATIONSHIP WITH MCSI

    We are a subsidiary of Miami Computer Supply Corporation, or MCSi, a solutions-focused reseller of computer technology products, supplies and technical support services, audio-visual presentation products and an advanced systems integrator of visual communication products, technologies and services throughout the United States, Canada and certain foreign countries. MCSi distributes over 1,800 core products to approximately 50,000 companies and governmental, educational and institutional customers, including federal, state and local governmental agencies, universities and hospitals and computer supply dealers, primarily through its professional sales representatives. For the year ended December 31, 1999, MCSi had net sales of $686.7 million, and net earnings of $0.93 per share on a fully diluted basis. MCSi's common stock is traded on the Nasdaq National Market under the symbol "MCSI." After the completion of this
offering, MCSi will own approximately       % of the outstanding shares of our
common stock, or approximately       % if the underwriters exercise their
over-allotment option in full.

    In addition to the MCSi Subscription Program, MCSi has advised us that it intends to evaluate, from time to time, alternatives to maximize, for the benefit of MCSi's stockholders, the value of its Zengine ownership. These alternatives could include retention of all or a portion of MCSi's shareholdings, the sale in one or more transactions of all or a portion of MCSi's shareholdings, the distribution of MCSi's shareholdings to MCSi shareholders (which might be achieved through a tax free spin-off under Section 355 of the Internal Revenue Code), the issuance of debt or equity securities that enable MCSi to monetize all or a portion of its investment in Zengine or other transactions. We cannot assure you as to which alternative MCSi may choose, or which may be achievable, or whether or when any such transaction will occur.

    We have entered into a number of agreements with MCSi relating to our business. Under these agreements, MCSi will continue to provide us with certain administrative, product fulfillment and customer support services and facilities, and we will provide MCSi with extranet e-commerce services for its computer products and accessories and audio-visual products business. For more information, please see "Risk Factors--Risks Related to Our Relationship With MCSi" and "Certain Transactions."
                            ------------------------

    We were incorporated in Delaware in March 1999. Our principal executive offices are located at 6100 Stewart Avenue, Fremont, California 94538, and our telephone number is (510) 651-6400.

    We maintain a Web site at www.zengine.com, and MCSi maintains a Web site at www.mcsinet.com. Information contained on these as well as other Web sites referred to herein do not constitute part of this prospectus and are not incorporated by reference in this prospectus.
                            ------------------------

    Unless otherwise indicated, all references to "Zengine," "we," "us" and "our" refer to Zengine, Inc., a Delaware corporation.

                                  THE OFFERING

Shares offered by Zengine............

Shares outstanding after the
  offering...........................

Shares reserved for issuance with
  respect to outstanding options and
  a warrant..........................

Use of proceeds......................  For general corporate purposes, including working capital, sales and marketing activities, development of our service offerings, capital expenditures and potential investments or acquisitions in order to execute our key strategies. Please see "Use of Proceeds."

Nasdaq National Market symbol........  "ZNGN"

    Unless otherwise noted, the information in this prospectus assumes the
underwriters do not exercise their option to purchase an additional       shares
of common stock from us to cover over-allotments. The number of outstanding
shares used in this prospectus is       and excludes:

    - 193,250 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $3.17;

    - 6,750 shares of common stock available for the future grant of stock options under our stock option plans (and subsequent to February 29, 2000, the Board reserved an additional 300,000 shares under our stock option plans); and

    - shares of common stock issuable upon the exercise of a warrant to be issued on the date of the initial public offering at an exercise price per share equal to the initial public offering price.

                           MCSi SUBSCRIPTION PROGRAM

    As part of this offering, we are offering shares of our common stock at the initial public offering price to stockholders of Miami Computer Supply Corporation, or MCSi, that owned at least 100 shares of MCSi common stock on
        , 2000 in the MCSi Subscription Program. The program is described in greater detail in the section of this prospectus entitled "Plan of Distribution--MCSi Subscription Program."
                            ------------------------

    All information in this prospectus relating to the number of shares of our common stock, options or warrants, unless otherwise noted, is based upon
information as of February 29, 2000, assuming a       to             stock split
before the offering.

                         SUMMARY FINANCIAL INFORMATION

    The historical summary financial information set forth below for the period from inception (January 1, 1999) to September 30, 1999 and the five months ended February 29, 2000, has been derived from our financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report is included elsewhere in this prospectus. The summary financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Financial Statements and the accompanying notes thereto included elsewhere in this prospectus.

    The pro forma summary financial information set forth below for the nine months ended September 30, 1999 have been derived from unaudited pro forma financial information which reflect the impact of our e-commerce agreement with MCSi, which became effective on October 1, 1999, as if it were in place on January 1, 1999, under which we design, improve and maintain the dedicated Web site operations of MCSi. The pro forma data also reflect the impact of the distribution services, administrative services and facility and equipment lease agreements that we entered into with MCSi effective October 1, 1999, as if these agreements had also been entered into on January 1, 1999. Pro forma adjustments are described in the notes to the summary financial information.

                                             HISTORICAL               PRO FORMA
                                        FOR THE PERIOD FROM      FOR THE PERIOD FROM          HISTORICAL
                                             INCEPTION                INCEPTION          FOR THE PERIOD FROM
                                        (JANUARY 1, 1999) TO     (JANUARY 1, 1999) TO     OCTOBER 1, 1999 TO
                                       SEPTEMBER 30, 1999(1)    SEPTEMBER 30, 1999(2)    FEBRUARY 29, 2000(1)
                                       ----------------------   ----------------------   --------------------
RESULTS OF OPERATIONS DATA:
Revenue..............................        $    4,089               $  858,977              $1,812,954
Cost of revenue......................            23,511                  125,511                 224,891
                                             ----------               ----------              ----------
Gross profit (loss)..................           (19,422)                 733,466               1,588,063
Selling, general and administrative
  expenses(3)........................           914,201                  981,581               2,010,584
                                             ----------               ----------              ----------
Loss from operations.................          (933,623)                (248,115)               (422,521)
Interest income......................                --                       --                  68,060
                                             ----------               ----------              ----------
Loss before income taxes.............          (933,623)                (248,115)               (354,461)
Provision for income taxes...........                --                       --                      --
                                             ----------               ----------              ----------
Net loss.............................        $ (933,623)              $ (248,115)             $ (354,461)
                                             ==========               ==========              ==========
Loss per share of common stock--basic
  and diluted........................        $    (0.59)              $    (0.16)             $    (0.22)
                                             ==========               ==========              ==========
Weighted average number of common
  shares outstanding--basic and
  diluted............................         1,580,877                1,580,877               1,636,944
                                             ==========               ==========              ==========

                                                              HISTORICAL AT
                                                              SEPTEMBER 30,       HISTORICAL AT
                                                                 1999(1)       FEBRUARY 29, 2000(1)
                                                              --------------   --------------------
BALANCE SHEET DATA:
Working capital (deficit)...................................     $(92,167)          $3,473,209
Total assets................................................     $355,320           $4,552,730
Long-term debt..............................................     $     --           $       --
Total debt..................................................     $     --           $       --
Stockholders' equity........................................     $262,747           $4,084,406

------------------------

Notes:

(1) The historical data reflects selected results of operations and balance sheet data from the period from our inception (January 1, 1999) through September 30, 1999 and for the five month period ended February 29, 2000. Because our inception was on January 1, 1999, comparable data for the five month period ended February 28, 1999 is not available. For all historical periods presented, cost of revenue and selling, general and administrative expenses include costs incurred directly by us and certain costs allocated to us by MCSi. See Note 4 to our financial statements included elsewhere in this prospectus.

(2) Pro forma statement of operations data reflects the impact of the e-commerce services agreement and the related distribution, administrative and facility and equipment lease agreements as if they had been entered into on January 1, 1999. During the nine months ended September 30, 1999, MCSi had gross sales to customers with dedicated Web sites of $8,548,879. Pursuant to the e-commerce services agreement we receive a fee of 10 percent of the retail value of transactions processed for MCSi. The pro forma statement of operations data also includes the effects of the administrative services agreement which requires us to pay MCSi $720,000 per year for these administrative services and the facility and equipment lease agreement which requires us to pay $150,000 per year to MCSi for office space and office equipment.

    Pro forma balance sheet data at February 29, 2000 and pro forma statement of operations data for the five months ended February 29, 2000 are not presented because the e-commerce, distribution services, administrative services and leasing agreements were entered into effective October 1, 1999 and are reflected in the historical results of operations and financial position. The following table provides a summary of the pro forma adjustments to the results of operations data for the nine month period ended September 30, 1999 that are described above:

                                                                           SELLING,
                                                                         GENERAL AND     INCOME (LOSS)
                                                             COST OF    ADMINISTRATIVE      BEFORE
                                                  REVENUES   REVENUE       EXPENSES      INCOME TAXES
                                                  --------   --------   --------------   -------------
    Historical amounts..........................  $  4,089   $ 23,511     $ 914,201        $(933,623)
    Fees from MCSi (gross revenues of $8,548,879
      at 10 percent)............................   854,888         --            --          854,888
    Additional costs to service the MCSi Web
      sites.....................................        --     30,000            --          (30,000)
    Administrative services and lease fees to
      MCSi......................................        --     72,000       580,500         (652,500)
    Less amounts historically charged by MCSi...        --         --      (513,120)         513,120
                                                  --------   --------     ---------        ---------
    Pro forma amounts...........................  $858,977   $125,511     $ 981,581        $(248,115)
                                                  ========   ========     =========        =========

(3) Selling general and administrative expenses for the five month period ended
    February 29, 2000 include $289,375 of accretion expense associated with a put agreement written by MCSi, which will terminate upon consummation of this offering. See Note 3 to our financial statements included elsewhere in this prospectus.

                                       8
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                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO
BUY OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE
ONLY ONES THAT WE FACE. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE DO NOT
PRESENTLY KNOW ABOUT, OR THAT WE CURRENTLY BELIEVE ARE IMMATERIAL MAY ALSO
IMPACT OUR BUSINESS OPERATIONS.

    IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL
CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THIS CASE, THE
TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU MAY LOSE ALL OR PART OF
THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE
SUBSTANTIAL RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS, PERFORMANCE OR
ACHIEVEMENTS COULD DIFFER SUBSTANTIALLY FROM THOSE EXPRESSED IN OR IMPLIED BY
THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF SEVERAL FACTORS, INCLUDING THE
RISKS WE FACE, AS MORE FULLY DESCRIBED BELOW IN THIS SECTION AND ELSEWHERE IN
THIS PROSPECTUS.

                         RISKS RELATED TO OUR BUSINESS

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WE HAVE A LIMITED OPERATING HISTORY.      We commenced operations in January 1999 as a division of MCSi and since our incorporation in March 1999, we have operated as a subsidiary of MCSi. Our business and the services we offer are in the early stages of development. To date, eight companies have purchased our services. Accordingly, we have a very limited operating history, and our business and prospects must be considered in light of the risks and uncertainties facing early-stage companies in rapidly evolving markets such as e-commerce. These risks include:

                                          - Our inability to sell our services in accordance with our current business strategy;

                                          - Our inability to expand our systems to handle increased traffic, resulting in slower response times and other difficulties in providing services to our clients;

                                          - Risks that the intense competition and rapid technological change in our industry could adversely affect market acceptance of all of our services; and

                                          - Risks that any fluctuations in our quarterly operating results will be significant.

                                          These risks are discussed in more detail below. We cannot assure you that our business strategy will be successful or that we will successfully address these risks and the risks detailed below.

WE HAVE A HISTORY OF LOSSES, EXPECT       We are not profitable and cannot be certain that we will generate
FUTURE LOSSES AND CANNOT ASSURE YOU THAT  sufficient revenue to ever become profitable. We have incurred
WE WILL ACHIEVE PROFITABILITY.            significant net losses since our inception. To the extent such losses continue, our accumulated deficit will increase and our stockholders'
                                          equity will decrease. We incurred net losses of $934,000 for the period from inception (January 1, 1999) to September 30, 1999, and net losses of $354,000 for the five months ended February 29, 2000. We anticipate that we will substantially increase our marketing, technology and infrastructure, software
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                                          development and general and administrative expenses in fiscal 2000 and, as a result, we expect to incur additional losses for the foreseeable future. In addition, our limited operating history makes prediction of future results difficult and, accordingly, there can be no assurance that we will achieve or sustain profitability.

THE EXPECTED FLUCTUATIONS OF OUR          As a result of our limited operating history, we do not have
QUARTERLY RESULTS COULD CAUSE OUR STOCK   meaningful historical financial data for quarterly periods on which to
PRICE TO FLUCTUATE OR DECLINE.            base planned operations. Our expense levels are based in part on our personnel and software development requirements as well as our expectations as to future revenues. We anticipate that our operating expenses will increase substantially for the foreseeable future as we continue to extend the capabilities of our KORE Engine, increase our sales and marketing activities and broaden our customer support capabilities.

                                          We expect to experience significant fluctuations in future quarterly operating results. These fluctuations may be caused by many factors including, among others:

                                          - The length of our sales cycle;

                                          - Budgeting cycles of our clients;

                                          - Cancellation of orders prior to full deployment;

                                          - Nonrenewal of service agreements;

                                          - Software defects and other service quality problems;

                                          - Changes in our business strategy;

                                          - Changes in key personnel;

                                          - The extent of our international expansion; and

                                          - General economic conditions.

                                          We anticipate that, for the foreseeable future, a significant portion of our revenues will be derived from a limited number of clients
                                          (including MCSi), and the timing of receipt and fulfillment of any such orders is expected to cause material fluctuations in our operating results, particularly on a quarterly basis. In addition, in the near term, we intend to increase significantly our personnel, including our software engineers, direct sales and marketing personnel. The timing of such expansion and the rate at which new engineers and sales people become productive could also cause material fluctuations in our quarterly operating results.

                                          Due to the foregoing factors, quarterly revenues and operating results are difficult to forecast, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful and should not be relied upon as any indication of future performance. It is likely that our future quarterly operating results from time to time will not meet the expectations of market analysts or investors, which may have an adverse effect on the price of our common stock.
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OUR LENGTHY SALES CYCLE MAY CAUSE         The sales cycle for our services is long, typically ranging two months
OPERATING RESULTS TO VARY SIGNIFICANTLY   or more. Our agreements with our clients generally require a
FROM PERIOD TO PERIOD.                    substantial set up fee, and often are part of an important strategic decision by our clients regarding their information systems infrastructure. Accordingly, the decision to purchase our services typically requires significant pre-purchase evaluation. We spend substantial time educating and providing information to prospective clients regarding the use and benefits of our services. During this evaluation period, we may expend substantial funds in sales, marketing and management efforts. This lengthy sales cycle may cause operating results to vary significantly from period to period.

IF WE EXPERIENCE DELAYS IN THE LAUNCH OF  It often takes time and resources to implement and to integrate our
A WEB SITE OR IN THE SATISFACTION OF      solution with our clients' existing computer systems. We will not
CONTRACT TERMS, WE MAY HAVE TO DEFER      recognize any revenue until we have launched our client's e-commerce
REVENUE UNTIL LATER QUARTERS, CAUSING     Web site. If we experience delays in the progress on a previously
OUR QUARTERLY RESULTS TO FLUCTUATE.       announced project or in the satisfaction of contract terms required for revenue recognition in a particular quarter, we may not be able to recognize revenue until a later period, causing our quarterly results to fluctuate. This could cause our stock price to decline.

BECAUSE A SMALL NUMBER OF CLIENTS WILL    We currently have eight clients. We expect that a limited number of
ACCOUNT FOR A SUBSTANTIAL PORTION OF OUR  clients will continue to account for a substantial portion of our
REVENUE, OUR REVENUE COULD DECLINE        revenue for the foreseeable future. As a result, if we lose a major
SIGNIFICANTLY IF WE LOSE A MAJOR CLIENT.  client or if a contract is delayed, canceled or deferred, our revenue and operating results would be adversely affected.

OUR REVENUE IS DEPENDENT UPON OUR         Our revenue is based, in part, on transaction fees and will fluctuate
CLIENTS' BUSINESS AND PRODUCT SALES.      with the volume of product sales by our clients. Although we can provide our clients the tools and certain other resources to assist them in their e-commerce efforts, we do not have direct control over the success of their e-commerce sites. If we dedicate significant resources to a client whose business does not generate substantial transactions or whose products do not generate substantial customer sales, our business may suffer.

WE EXPECT THAT A SUBSTANTIAL PORTION OF   We currently expect that advertising and sponsorship fees will account
OUR REVENUE FOR THE CURRENT FISCAL YEAR   for a substantial portion of our total revenue in the current fiscal
WILL BE DERIVED FROM SHORT-TERM           year. The agreements under which we receive these fees typically are
ADVERTISING AND SPONSORSHIP AGREEMENTS.   of a limited duration. Accordingly, we cannot assure you that our revenue from advertising and sponsorship fees will be sustained over the longer term.

PERSONALIZATION MAY NOT BE SUCCESSFUL IN  The centerpiece of our service offering to our clients is the high
GENERATING ADDITIONAL REVENUE FOR OUR     degree of advanced personalization generated by the KORE Engine. Our
CLIENTS.                                  sales proposition to our clients is that the personalization of the shopping experience results in a higher user conversion ratio (i.e., the number of Web site visitors who actually purchase), increased purchases per visit, increased purchase size and greater customer loyalty. If our sales proposition turns out to be ineffective for one or more of our clients, we could lose that
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                                          business, and possibly future business, which would result in a material adverse effect on our results of operations.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE    We believe our future success will depend upon our ability to retain
TO ATTRACT AND RETAIN ADDITIONAL          our key management personnel, including Joseph Savarino, our President
QUALIFIED PERSONNEL WE MAY NOT BE ABLE    and Chief Executive Officer, Lalit Dhadphale, our Vice President of
TO SUCCESSFULLY MANAGE OUR BUSINESS AND   Product Development and Chief Operating Officer, and Christopher
ACHIEVE OUR OBJECTIVES.                   Feaver, our Vice President and Chief Technology Officer, because of their experience and knowledge regarding the development,
                                          opportunities and challenges of our business. Each of these executives is subject to a three year employment agreement which is terminable at will by them. We may not be successful in attracting and retaining other key employees in the future.

                                          We expect to add additional key personnel in the near future, including software engineers and direct sales and marketing personnel.
                                          Our future success and our ability to expand our operations will also depend in large part on our ability to attract and retain additional qualified technical personnel, as well as marketing and sales personnel. Competition for these types of employees is intense due to the limited number of qualified professionals, particularly in the San
                                          Francisco Bay area of California.

DIFFICULTIES WE MAY ENCOUNTER MANAGING    We have rapidly expanded our operations and anticipate that further
OUR GROWTH COULD ADVERSELY AFFECT OUR     significant expansion will be required to address potential growth in
RESULTS OF OPERATIONS.                    our client base and market opportunities. Our expansion is placing a significant strain on our managerial and operational resources. Due to our limited operating history, our staff has not worked together for a significant period of time. A number of key managerial, technical and operations personnel are relatively new to our company. In addition, none of our executive officers have ever managed a public corporation.

IF WE ARE UNABLE TO ESTABLISH AND         Our business strategy is dependent upon increasing the sales of our
MAINTAIN RELATIONSHIPS WITH COMPANIES     services to companies that desire to establish or enhance their
WHO ARE ENGAGING IN, OR INTEND TO ENGAGE  e-commerce efforts. We have entered into service agreements with
IN, E-COMMERCE, OUR BUSINESS WILL NOT     companies that have embraced the Internet as a significant
GROW.                                     distribution channel. We do not know if we will be successful in establishing or maintaining relationships with companies in our target market. If we are unable to do so, we will likely be unable to continue to grow our business or establish a meaningful market share.

OUR SYSTEMS MAY NOT ACCOMMODATE           Our success depends on our ability to handle a large number of
SIGNIFICANT GROWTH IN THE NUMBER OF OUR   transactions for many different clients in various product categories.
CLIENTS.                                  We expect that the volume of transactions we process will increase significantly as we expand our operations. If this occurs, additional stress will be placed upon the network hardware and software that manages our operations. We cannot assure you of our ability to efficiently manage a large number of transactions. If we are not able to maintain an appropriate level of operating performance, our reputation and business would be harmed.
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                                       12
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SOFTWARE DEFECTS AND SYSTEM ERRORS COULD  Our services are based on complex proprietary software which could
DIMINISH DEMAND FOR OUR SERVICES AND      contain undetected errors or defects. We may, in the future, discover
RESULT IN LOSS OF REVENUE, DELAY IN       software errors and as a result experience delays in providing the
MARKET ACCEPTANCE AND INJURY TO OUR       services we agreed to provide during the period required to correct
REPUTATION.                               these errors. Errors may be found from time to time in our new or enhanced service offerings after launch of our client's e-commerce store, resulting in:

                                          - loss of revenue;

                                          - delay in market acceptance and sales;

                                          - diversion of development resources;

                                          - injury to our reputation; or

                                          - increased remediation costs.

                                          In addition, our service is generally used in systems with the client's or other vendors' software, and as a result, our software must integrate successfully with these existing systems. System errors, whether caused by our software, the client's or those of another vendor, could adversely affect the market acceptance of our services and any necessary revisions could cause us to incur significant expenses. Further, if our software and systems and the systems of our clients are not year 2000 compliant, we could incur increased costs, delay or loss of revenue, diversion of development resources or damage to our reputation.

IF WE BECOME SUBJECT TO PRODUCT           Since our services typically operate our client's only e-commerce Web
LIABILITY LITIGATION, IT COULD BE COSTLY  site, any performance problems with our services, whether as a result
AND TIME CONSUMING TO DEFEND.             of internal or vendor errors, defects or otherwise, could severely impact our clients' product sales. This could result in financial or other damages to our clients. Although our services agreements generally contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate such limitation of liability provisions.
                                          Product liability litigation, even if it were unsuccessful, would be time consuming and costly to defend.

WE MAY ENGAGE IN FUTURE STRATEGIC         We may engage in strategic alliance or acquisition opportunities that
ALLIANCES OR ACQUISITIONS THAT COULD      would complement our current business or enhance our technological
DILUTE OUR EXISTING STOCKHOLDERS, CAUSE   capabilities. Integrating any newly acquired businesses, technologies
US TO INCUR SIGNIFICANT EXPENSES OR       or services, may be expensive and time-consuming. To finance any
ADVERSELY AFFECT OUR BUSINESS.            acquisitions, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders. We may not be able to operate any acquired businesses profitably or otherwise implement our growth strategy successfully. If we are unable to integrate any newly acquired entities or technologies effectively, our operating results could suffer. Future acquisitions by us could also result in large and immediate write-offs, incurrence of debt and contingent liabilities,
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                                       13
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                                          or amortization of expenses related to goodwill and other intangible assets, any of which could adversely affect our operating results.

IF WE ARE UNABLE TO SECURE ADDITIONAL     Because we anticipate net losses for the foreseeable future, it is
FINANCING, WE MAY BE UNABLE TO CONTINUE   possible that we will require additional funds to grow our business.
TO GROW OUR BUSINESS.                     If we are not able to secure additional funds when needed, we may not be able to cover our operating expenses or pursue our other business strategies. In such an event, our business could be significantly harmed.

IF WE ARE UNABLE TO ADEQUATELY PROTECT    We have applied for trademarks on our marks, such as the Zengine name,
OUR TRADEMARKS OR BRAND IDENTITY, OUR     the Zengine "gear" logo, "KORE," "KOG" and our tag line "Fueling Your
SALES GROWTH COULD DECREASE.              Brand's Commerce Engine." There can be no assurance that effective trademark protection will be available for our marks. We have identified another company that is utilizing the KORE name. We have demanded that this company stop using our proprietary name and intend to vigorously enforce our intellectual property rights against this infringement. It is possible that others will adopt product names or logos similar to KORE or the Zengine gear logo. This would impede our ability to build our brand identity, lead to customer confusion, increase our legal expenses and distract management from the operation of our business. Such events could result in a loss of significant rights, increased expenses and lower sales of our services.

                             RISKS RELATED TO THE INTERNET AND E-COMMERCE INDUSTRY

THE MARKET FOR OUR SERVICES IS IN THE     Our services facilitate e-commerce over public and private data
EARLY STAGE OF DEVELOPMENT.               networks. The market for our services is at an early stage of development and is rapidly evolving. As is typical for new and rapidly evolving industries, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty.

PRIVACY CONCERNS MAY LIMIT INTERNET USE   One of the principal features of our proprietary technology is the
AND USE OF OUR SERVICES.                  ability to develop and maintain highly personalized profiles of users to assist our clients in determining the nature of the content and the product offerings to be provided to that customer. Typically, these profiles are captured when customers visit a site on the Web and volunteer information in response to survey questions concerning their backgrounds, interests, and preferences. Profiles are augmented over time through the collection of usage data. Privacy concerns may nevertheless cause users to resist providing the personal data necessary to support this profiling capability. The perception by our clients' customers or potential customers of substantial security and privacy concerns, whether or not valid, may inhibit market acceptance of our technology. Such concerns also may be heightened by legislative or regulatory requirements that require notification to Web site users that the data captured as a result of visitation of certain Web sites may be used by marketing entities to unilaterally address product promotion and advertising to
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                                          that user. While we are not aware of any such legislation or regulatory requirements currently in effect in the United States, certain other countries and political entities, such as the European
                                          Community, have adopted such legislation or regulatory requirements.
                                          We cannot assure that similar legislation or regulatory requirements will not be adopted in the United States.

                                          Certain consumer activist groups have recently sought to have the
                                          Federal Trade Commission determine whether profiling should be considered "subliminal" marketing which they believe should be prohibited. While we are not aware of any law or regulation which prohibits subliminal marketing, the FTC has, in the past, considered such acts to be deceptive trade practices and has issued
                                          administrative cease and desist orders against companies using those techniques. The FTC has recently begun an informal inquiry into the business practices of an Internet marketing and advertising company that uses personalization techniques to target advertisements to people who browse certain Web sites. That company is also currently defending itself against seven private lawsuits alleging, among other things, the improper collection and use of personal information in violation of federal and state statutes and the right of privacy. In addition, the Attorney General's Office of the States of New York and
                                          Michigan have requested that this company provide certain information concerning its business practices. Zengine is not involved in any similar investigation or litigation. However, if the privacy concerns of consumers are not adequately addressed, our business could be harmed. For more information regarding the personalization features of our technology, please see "Business--Technology."

A BREACH OF OUR E-COMMERCE SECURITY       A requirement of the continued growth of e-commerce is the secure
MEASURES COULD REDUCE DEMAND FOR OUR      transmission of confidential information over public networks. We
SERVICES.                                 utilize a third party payment processor for a portion of the transactions we handle. Both the third party processor and we rely on public key cryptography. This is an encryption method that utilizes two keys, a public and a private key, for encoding and decoding data, and digital certificate technology, or identity verification, to provide the security and authentication necessary for secure transmission of confidential information. Regulatory and export restrictions may prohibit us from using the strongest and most secure cryptographic protection available and thereby expose us to a risk of data interception. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our operations. Any compromise or elimination of our security could harm our reputation and reduce demand for our services.

                                          We may be required to expend significant capital and other resources to protect against security breaches or to address any problems that may cause. Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services
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                                          generally, and the Web in particular, especially as a means of conducting commercial transactions. Because our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our security measures may not prevent security breaches, and failure to prevent security breaches may disrupt our operations. We currently carry no insurance to specifically protect us against this risk.

THE INTENSE COMPETITION IN OUR INDUSTRY   The market for our services is intensely competitive and subject to
COULD REDUCE OR ELIMINATE THE DEMAND FOR  rapid technological change. We expect competition to intensify in the
OUR SERVICES.                             future. Our primary source of competition comes from e- commerce retailers who develop their own custom systems or engage consultants who install packaged software systems. Online retailers who have made large investments to develop custom systems may be less likely to adopt an outsourced transaction processing strategy. We also face competition from companies such as Art Technology Group, Breakaway
                                          Solutions, Broadvision, E.piphany, Net Perceptions and
                                          USinternetworking. In addition, other companies may enter the market for our services. In the future, we may also compete with large companies that derive a significant portion of their revenues from
                                          e-commerce and may offer, or provide a means for others to offer,
                                          e-commerce transaction services.

                                          We believe that the principal competitive factors in our market include:

                                          - core technology;

                                          - time-to-market;

                                          - speed, accessibility and ease of use;

                                          - breadth of service features and functionalities;

                                          - price;

                                          - ease of implementation;

                                          - system reliability and capacity;

                                          - marketing resources;

                                          - brand recognition; and

                                          - customer support.

                                          Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Competition could impede our ability to sell additional services on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or
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                                          future services obsolete, unmarketable or less competitive. Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other solution providers, thereby increasing the ability of their services or products to address the needs of our prospective clients. Our current and potential competitors may establish or strengthen cooperative relationships with our current or future channel partners, thereby limiting our ability to sell services through these channels.

THE RISK OF LACK OF CAPACITY, SYSTEM      We provide a comprehensive, highly personalized e-commerce service to
FAILURE AND SYSTEM DEVELOPMENT RISKS      companies seeking to capitalize on the ability to sell directly to
COULD RESULT IN DOWNTIME WITH A           their customers using our proprietary technology. The satisfactory
SIGNIFICANT LOSS OF REVENUE.              performance, reliability and availability of our proprietary technology and its underlying software and network infrastructure are critical to our operations, level of customer service, and reputation and ability to attract and retain clients. Our systems and operations are vulnerable to damage or interruption from:

                                          - earthquake, fire, flood and other natural disasters; and

                                          - power loss, telecommunications or data network failure, operator negligence, improper operation by employees, and similar events.

                                          We presently do not carry sufficient business interruption insurance to fully compensate us for losses that may occur. Despite the use of network security devices, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill end-user orders. Any systems interruption that impairs our ability to serve our client's Web pages, accept and fill customer orders or to provide customer service reduces the attractiveness of our offerings, which could materially adversely affect our business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGE COULD RENDER   To remain competitive, we must continue to enhance and improve the
OUR TECHNOLOGY OBSOLETE.                  responsiveness, functionality and features of our KORE Engine and the underlying network infrastructure. The Internet and the e-commerce industry are characterized by rapid technological change, changes in user requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our technology and systems obsolete. Our success will depend, in part, on our ability to internally develop and license leading technologies to enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our clients, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of our
                                          KORE Engine and other proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or
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                                          adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, client requirements or emerging industry standards, our business could be adversely affected.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT  Our success and ability to compete depends to a large degree upon our
OUR PROPRIETARY TECHNOLOGY AND MAY BE     proprietary technology. We rely on a combination of trademark and
INFRINGING UPON THIRD-PARTY INTELLECTUAL  trade secret rights, confidentiality procedures and licensing
PROPERTY RIGHTS.                          arrangements to establish and protect our proprietary rights. Our source code for our proprietary software is protected as a trade secret. We have not applied for a patent for our KORE Engine (but may do so in the future).

                                          As part of our confidentiality procedures, we enter into non-
                                          disclosure agreements with our employees. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently.
                                          Effective protection of intellectual property rights may be unavailable or limited in foreign countries. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our services or design around any patents or other intellectual property rights we hold.

                                          We also cannot assure you that third parties will not claim our current or future services infringe upon their rights. Because the e-
                                          commerce industry is relatively new, patents relating to the industry are only now starting to be issued by the U.S. Patent and Trademark
                                          Office. These patents are protecting certain business processes which many in the industry currently believe are not proprietary.

                                          As the number of patents issued and e-commerce service offerings in our market increase and functionalities overlap, companies such as ours may become increasingly subject to infringement claims. In addition, these claims also might require us to enter into royalty or license agreements. Any infringement claims, with or without merit, could cause costly litigation that could also absorb significant management time. If required to do so, we may not be able to obtain royalty or license agreements, or obtain them on terms acceptable to
                                          us. See "Business--Intellectual Property" for more information relating to protecting our intellectual property rights and risks relating to claims of infringement upon the intellectual property rights of others.

INCREASING GOVERNMENT REGULATION OF THE   As e-commerce and the Internet continue to evolve, federal, state and
INTERNET COULD LIMIT THE MARKET FOR OUR   foreign governments may adopt laws and regulations covering issues
SERVICES, OR IMPOSE ON US GREATER TAX     such as user privacy, taxation of goods and services provided over the
BURDENS OR LIABILITY FOR TRANSMISSION OF  Internet, pricing, content and quality of products and services. If
PROTECTED DATA.                           enacted, these laws and regulations could limit the market for
                                          e-commerce, and therefore the market for our services. Although many of these regulations may not apply directly to our

                                          business, we expect that laws regulating the solicitation, collection or processing of personal or consumer information could indirectly affect our business.

                                          The Telecommunications Act of 1996 prohibits certain types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a
                                          Telecommunications Act violation are currently unsettled. The imposition upon us and other service providers of potential liability for information carried on or disseminated through our applications could require us to implement measures to reduce our exposure to this liability. These measures could require us to expend substantial resources or discontinue certain services. In addition, although substantial portions of the Communications Decency Act (the Act through which the Telecommunications Act of 1996 imposes criminal penalties) were held to be unconstitutional, similar legislation may be enacted and upheld in the future. It is possible that this legislation could expose companies involved in e-commerce to liability, which could limit the growth of e-commerce generally.
                                          Legislation like the Telecommunications Act and the Communications
                                          Decency Act could dampen the growth of Internet usage and decrease its acceptance as a communications and commercial medium.

                                          Our applications utilize encryption technology, the export of which is regulated by the United States government. We currently do not provide our services to clients located outside the United States, but intend to begin marketing to foreign companies (or companies who reach foreign markets) in calendar year 2000. There can be no assurance that export regulations, either in their current form or as may be subsequently enacted, will not limit our ability to provide our services outside the United States. Moreover, federal or state legislation or regulation may further limit levels of encryption or authentication technology that we are able to utilize. While we will take precautions against unlawful exportation of our software, the global nature of the Internet makes it difficult to effectively control the distribution of software. Any unlawful exportation of our software, or adoption of new legislation or regulation relating to exportation of software and encryption technology could have a material adverse effect on our business, financial condition, and operating results.

                                          The Internet Tax Freedom Act bars state and local governments from imposing taxes on Internet access or that would subject buyers and sellers of e-commerce to taxation in multiple states. This act is in effect through October 2000. When the act expires or if the act is repealed, Internet access and sales across the Internet may be subject to additional taxation by state and local governments, thereby discouraging purchases over the Internet and adversely affecting the market for our services.

                  RISKS RELATED TO OUR RELATIONSHIP WITH MCSi

OUR BUSINESS MAY BE MATERIALLY ADVERSELY  At the present time, MCSi has not decided whether it will retain or
AFFECTED DEPENDING UPON WHAT MCSi         dispose of our common stock that it currently owns. Until, and
DECIDES TO DO WITH ITS OWNERSHIP OF OUR   depending upon what decision is made, we will or may continue to be
COMMON STOCK.                             controlled by MCSi. As long as we are controlled by MCSi, the price of our shares in the public market could be adversely affected because of the reduced liquidity and the uncertainty as to if, when and how the shares held by MCSi would be sold or distributed to the public. Until a decision is made by MCSi, we cannot predict what will occur, what effects will result from such decision, or whether or when we or our shareholders will obtain the expected benefits, if any.

WE DEPEND ON MCSi FOR VARIOUS SERVICES    We have historically been dependent on MCSi for various services,
AND FOR A SIGNIFICANT PORTION OF OUR      including product fulfillment and distribution, customer service,
REVENUE.                                  facilities, human resources, management information systems, as well as for working capital. We have entered into a distribution services agreement, sublease agreement and an administrative services agreement with MCSi under which MCSi will continue to provide these services to us until October 2001 and lease property and equipment to us through
                                          May 2001. When the term of these agreements expire, we will need either to extend the term, engage other entities to perform these services or perform these services ourselves. We cannot assure you that MCSi will continue to provide these services after the initial term of these agreements, or that the cost of these services will not be significantly higher if we purchase services from other parties or devote resources to handle these functions internally.

                                          In addition, we provide e-commerce services for MCSi's computer supply and audio-visual products business under a two-year agreement. As a result, MCSi is one of our largest clients, and we currently expect that MCSi will remain a significant client for the foreseeable future.
                                          Consequently, a substantial portion of our business will be dependent upon the success of MCSi's sales and marketing of its products. Any decline in sales experienced by MCSi will have a negative effect on the revenues we would obtain from this agreement.

                                          All of our agreements with MCSi were made in the context of a parent-subsidiary relationship. We cannot assure you that the prices charged to us, or by us, or the overall terms and conditions under these agreements are not higher or lower than the prices that may be charged by, or to, unaffiliated third parties for similar services.

THROUGH ITS OWNERSHIP OF OUR STOCK, MCSi  After the completion of this offering, MCSi will own approximately
WILL BE ABLE TO EXERT SUBSTANTIAL            % of our outstanding shares of common stock, or approximately    %
INFLUENCE OVER OUR MANAGEMENT AND         if the underwriters exercise their over-allotment option in full. As
CORPORATE AFFAIRS.                        long as MCSi owns a significant portion of our outstanding common stock, MCSi will continue to be able to elect our entire board of directors and to remove any director, with cause, and

                                          generally to determine the outcome of all corporate actions requiring stockholder approval. As a result, MCSi will be in a position to continue to control all matters affecting our company, including:

                                          - the composition of our board of directors and, through it, any decisions with respect to the direction and policies of our company, including the appointment and removal of officers;

                                          - any decisions with respect to mergers or other business combinations involving our company;

                                          - the acquisition or disposition of assets by our company;

                                          - future issuances of common stock or other securities of our company;

                                          - the incurrence of debt by our company;

                                          - amendments, waivers and modifications to our distribution services agreement, administrative services agreement, sublease agreement and our e-commerce services agreement with MCSi; and

                                          - the payment of dividends on our common stock.

WE MAY HAVE POTENTIAL BUSINESS CONFLICTS  MCSi will continue to be one of our largest customers for a
OF INTEREST WITH MCSi.                    significant period of time and will continue to be our controlling stockholder for the foreseeable future. As a result, conflicts of interest may arise between us and MCSi in a number of areas, including:

                                          - the nature, quality and pricing of distribution or administrative services MCSi has agreed to provide to us;

                                          - the nature, quality and pricing of e-commerce services we provide to
                                            MCSi;

                                          - the incurrence of debt, the payment of dividends, the issuance of capital stock and business combinations by our company;

                                          - sales or distributions by MCSi of all or any portion of its ownership interest in our company; and

                                          - MCSi's ability to control the management and affairs of our company.

                                          We cannot assure you that we will be able to resolve any potential conflicts or that, if resolved, we would not be able to receive more favorable resolution if we were dealing with an unaffiliated party.
                                          Conflicts could be resolved in a manner adverse to us and our stockholders, which could materially affect our business, results of operations and financial condition. The distribution services agreement, administrative services agreement, e-commerce services agreement and the sublease agreement we have entered into with MCSi may be amended from time to time upon agreement between the parties.
                                          As long as we are controlled by MCSi, we cannot assure you that MCSi would not require us to agree to an amendment to

                                          the distribution services agreement, administrative services agreement, sublease agreement or any other agreement that may be more or less favorable to us than the current terms of those agreements.

SOME OF OUR DIRECTORS MAY HAVE CONFLICTS  After this offering, one of the five members of our board of directors
OF INTEREST BECAUSE THEY ARE ALSO         will also be a director of MCSi. Our chairman is the chairman of the
DIRECTORS AND STOCKHOLDERS OF MCSi.       board and chief executive officer of MCSi. In addition, two of our directors, our president and our chief financial officer and eight of our employees hold shares of MCSi common stock and/or options to acquire shares of MCSi common stock. These individuals may have conflicts of interest with respect to certain decisions involving business opportunities and similar matters that may arise in the ordinary course of our business or the business of MCSi. Conflicts, if any, could be resolved in a manner adverse to us and our stockholders, which could materially adversely affect our business, results of operations and financial condition.

WE HAVE POTENTIAL LIABILITY FOR MCSi'S    For all periods in which MCSi owned 80% or more of our capital stock,
TAX OBLIGATIONS.                          we were included in MCSi's consolidated group for federal income tax purposes. If MCSi or other members of the consolidated group fail to make any federal income tax payments, we would be liable for the shortfall since each member of a consolidated group is liable for the group's entire tax obligation.

                                         RISKS RELATED TO THIS OFFERING

WE ARE UNCERTAIN ABOUT OUR NEED FOR, AND  Our future capital needs are difficult to predict. We may require
THE AVAILABILITY OF, ADDITIONAL FUNDS     additional capital in order to respond to changing business conditions
BEYOND THE FUNDS RAISED IN THIS           and unanticipated competitive pressures or to take advantage of
OFFERING.                                 unanticipated opportunities, including strategic alliances and acquisitions. Additionally, funds from operations may be non-existant or less than anticipated. Should these circumstances arise, we may need to raise additional funds either by borrowing money or issuing additional equity. We cannot assure you that we will be able to raise such funds on favorable terms or at all. In addition, although historically we have relied upon MCSi as our source of funds, upon completion of this offering, MCSi will be prohibited under the terms of its line of credit from providing us with funding. If we are unable to obtain additional funds, we may be unable to take advantage of new opportunities or take other actions that otherwise might be important to our business.

THE SALE OF A SUBSTANTIAL NUMBER OF       The market price of our common stock could drop as a result of sales
SHARES OF OUR COMMON STOCK AFTER THIS     of substantial amounts of common stock in the public market after the
OFFERING MAY AFFECT OUR STOCK PRICE.      closing of this offering or the perception that substantial sales could occur. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity
                                          securities. After this offering, MCSi will own       shares of our
                                          common stock, two other investors will own       shares, three of our
                                          executive officers will own       shares, our chairman has an

                                          option to acquire       shares and a client will have a warrant to
                                          purchase up to 1.7% of the number of shares issued and outstanding immediately after this offering (not including the underwriters'
                                          overallotment option). We have agreed to register all of the shares of our common stock to be held by MCSi and these investors and executive officers upon demand after this offering. If MCSi distributes these shares to its stockholders or MCSi, the other investors, our executive officers or director sell registered shares in the public market, those shares will be eligible for immediate resale in the public market, other than any shares held by our affiliates. We cannot predict whether substantial amounts of our common stock will be sold in the open market in anticipation of, or following, any distribution of our shares by MCSi, the investors, the director or executive officers. Except as described below, MCSi, the investors, our director and executive officers have the sole discretion to determine the timing, structure and all terms of any distribution or sale of our common stock they hold, all of which may also affect the level of market transactions in, and the price of, our common stock.

                                          Upon completion of this offering, we will have outstanding an
                                          aggregate of       shares our common stock, based upon the number of
                                          shares outstanding as of       , 2000. Of these shares, all of the
                                          shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, unless such shares are purchased by our "affiliates," as that term is
                                          defined in Rule 144 under the Securities Act. The       shares of
                                          common stock held by existing stockholders are "restricted securities"
                                          as that term is defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration, such as those provided by Rule 144 or
                                          Rule 701 under the Securities Act. As a result of contractual restrictions in our agreement with William Blair & Co. prohibiting
                                          MCSi, our officers and directors and our investors from selling their shares of common stock prior to 180 days after this offering, and the provisions of Rule 144 and Rule 701, additional shares will be available for sale in the public market as follows:

                                          - no restricted shares will be eligible for immediate sale on the date of this prospectus;

                                          -       restricted shares will be eligible for sale upon expiration of the lock-up agreements 180 days after the date of this prospectus;
                                            and

                                          - the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year or two-year holding periods depending on whether or not they are held by affiliates.

THERE IS CURRENTLY NO PUBLIC MARKET FOR   Prior to this offering, there has been no public market for our common
OUR COMMON STOCK.                         stock, and there can be no assurance that an active public market for the common stock will develop or be sustained after the

                                          offering. The initial offering price has been determined by negotiation between us and the underwriters based upon several factors. For a discussion of the factors taken into account in determining the initial public offering price, see "Underwriting."

PURCHASERS OF OUR COMMON STOCK IN THIS    The initial public offering price is substantially higher than the net
OFFERING WILL EXPERIENCE IMMEDIATE AND    tangible book value per share of our outstanding common stock
SUBSTANTIAL DILUTION.                     immediately after this offering. The net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the total number of shares of common stock outstanding prior to this offering. Accordingly, purchasers of common stock will experience immediate and substantial net tangible book
                                          value dilution of approximately $         per share, or approximately
                                             % of the offering price of $         per share. See "Dilution."

OUR STOCK PRICE MAY BE VOLATILE, WHICH    The trading price of our common stock may be highly volatile and could
MAY LEAD TO LOSSES BY INVESTORS.          be subject to wide fluctuations in response to factors such as:
                                          - actual or anticipated variations in quarterly operating results;

                                          - announcements of technological innovations;

                                          - new services offered by us or our competitors;

                                          - changes in financial estimates by securities analysts;

                                          - conditions or trends in the Internet and e-commerce industries;

                                          - changes in the economic performance and/or market valuations of other Internet or e-commerce service companies;

                                          - announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

                                          - additions or departures of key personnel;

                                          - sales of our common stock;

                                          - general economic conditions, including the levels of general market rates of interest; and

                                          - other events or factors, many of which are beyond our control.

                                          In addition, the stock market in general, and the Nasdaq National
                                          Market and the market for Internet-related and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples may not be sustained. These broad market and industry factors may materially, adversely affect the market price of the common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. This

                                          litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our business.

MANAGEMENT COULD SPEND OR INVEST THE      We have no current specific allocations for the net proceeds from this
PROCEEDS OF THIS OFFERING IN WAYS WITH    offering. Consequently, our board of directors and management will
WHICH STOCKHOLDERS MAY NOT AGREE.         have substantial flexibility and broad discretion in applying the net proceeds of this offering, and investors will be relying on the judgment of our management regarding the application of these proceeds. The failure of management to apply these funds effectively could have a material adverse effect on our business and financial condition. We generally intend to use the net proceeds of this offering for:

                                          - working capital;

                                          - expansion of our sales and marketing activities;

                                          - development of our service offerings; and

                                          - capital expenditures.

                                          In addition, we may use a portion of the net proceeds for general corporate purposes, which could include strategic alliances or opportunistic acquisitions. Pending such uses, we intend to invest the net proceeds of this offering in short-term, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the United States. For more information, please see
                                          "Use of Proceeds."

OUR AMENDED AND RESTATED CERTIFICATE OF   Certain provisions of our amended and restated certificate of
INCORPORATION, OUR AMENDED AND RESTATED   incorporation and amended and restated bylaws may discourage, delay or
BYLAWS AND DELAWARE LAW MAKE IT           prevent a merger or acquisition that a stockholder may consider
DIFFICULT FOR A THIRD PARTY TO ACQUIRE    favorable. Such provisions include:
US, DESPITE THE POSSIBLE BENEFIT TO OUR   - Authorizing the issuance of "blank check" preferred stock;
STOCKHOLDERS.                             - Providing for a classified board of directors with staggered, three-
                                            year terms;
                                          - Prohibiting cumulative voting in the election of directors;
                                          - Limiting the persons who may call special meetings of stockholders;
                                          - Limiting the liability of our directors, and providing them with full rights of indemnity; and
                                          - Establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

                                          Certain provisions of Delaware law and our stock option plans may also discourage, delay or prevent someone from acquiring or merging with
                                          us. For more information, please see "Management--1999 Stock Option
                                          Plan" and "Description of Capital Stock."

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds of $      million from the
sale of the             shares of common stock in this offering, at the assumed
initial public offering price of $ per share and after deducting estimated underwriting discount and the estimated offering expenses of $ million. If the underwriters' over-allotment option is exercised in full, we estimate that
our net proceeds will be $      million.

    The principal purposes of this offering are to obtain additional working capital, create a public market for our common stock and to facilitate future access by Zengine to public equity markets. We generally intend to use the net proceeds of this offering for:

    - working capital;

    - hiring of additional technical, direct sales and marketing personnel;

    - expansion of our market activities;

    - expansion of our service development activities; and

    - capital expenditures.

    In addition, we may, if appropriate opportunities arise, use an undetermined portion of the net proceeds to engage in strategic alliances or to acquire or invest in complementary companies, product or service lines, or technologies. While we engage in discussions relating to strategic alliances or potential investments on an on-going basis, we do not have any agreements or commitments with respect to any alliance, acquisition or investment except as otherwise discussed in this prospectus. Pending such uses, we will invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our cash and capitalization as of February 29, 2000 on an actual basis, and an as adjusted basis after giving
effect to the issuance of       shares of common stock in this offering,
assuming an initial public offering price of $      per common share.

                                                               AS OF FEBRUARY 29, 2000
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
Cash........................................................  $    86,122     $
                                                              ===========     =======
Stockholders' Equity:
  Preferred stock, no par value; no shares authorized,
    issued or outstanding, actual; 20,000,000 shares
    authorized, none issued and outstanding, as adjusted....  $        --     $
  Common stock, no par value; 5,000,000 shares authorized,
    1,800,000 shares issued and outstanding, actual;
    100,000,000 shares authorized,       shares issued and
    outstanding, as adjusted................................           --
  Additional paid-in capital................................    5,462,319
  Unearned compensation.....................................      (89,829)
  Accumulated deficit.......................................   (1,288,084)
                                                              -----------     -------
      Total stockholders' equity............................  $ 4,084,406     $
                                                              ===========     =======

    The table above excludes:

    - 193,250 shares of common stock subject to outstanding options at a weighted average exercise price of approximately $3.17 per share;

    - 6,750 shares of common stock reserved for future stock option grants and purchases under our equity compensation plans (and subsequent to February 29, 2000, the Board reserved an additional 300,000 shares under our stock option plans); and

    - shares of common stock issuable upon exercise of the outstanding warrant at an exercise price per share equal to the per share initial public offering price.

                                    DILUTION

    The net tangible book value of our common stock as of February 29, 2000 was $4.1 million, or $2.27 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the total number of shares of common stock outstanding prior to this offering.

    After giving effect to this offering and the receipt of $      million of
net proceeds from this offering (based on an assumed initial public offering
price of $      per share), the pro forma net tangible book value of the common
stock as of February 29, 2000 would have been approximately $      million, or
$      per share. This amount represents an immediate increase in net tangible
book value of $      per share to MCSi and our other existing stockholders, and
an immediate dilution in net tangible book value of $      per share to
purchasers of common stock in this offering. Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the amount of cash paid by a new investor for a share of common stock. The following table illustrates such dilution:

Assumed initial public offering price per share...........            $
                                                                      -------
Net tangible book value per share at February 29, 2000....  $
                                                            -------
Increase in pro forma net tangible book value per share
  attributable to new investors...........................
                                                            -------
Pro forma net tangible book value per share after this
  offering................................................
                                                                      -------
Dilution per share to new investors.......................            $
                                                                      =======

    The following table sets forth, as of February 29, 2000, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by the existing stockholders and by new investors who purchase shares of common stock in this offering, before deducting the estimated underwriting discounts and offering expenses.

                                                                                  TOTAL
                                                      SHARES PURCHASED        CONSIDERATION       AVERAGE
                                                     -------------------   -------------------     PRICE
                                                      NUMBER    PERCENT     AMOUNT    PERCENT    PER SHARE
                                                     --------   --------   --------   --------   ---------
Existing stockholders..............................                  %       $             %       $
New investors......................................
                                                       ---        ---        ----       ---
Total..............................................               100%       $          100%
                                                       ===        ===        ====       ===        ----

    If the underwriters' over-allotment option is exercised in full, sales in this offering will reduce the number of shares of common stock held by the
existing stockholders to approximately       % of the total shares of common
stock outstanding after the offering and will increase the number of shares held
by new investors to       or approximately       % of the total shares of common
stock outstanding after the offering.

    The foregoing table excludes outstanding stock options to purchase an aggregate of 193,250 shares of common stock at a weighted average exercise price of $3.17 per share and an outstanding warrant to purchase up to 1.7% of the shares of common stock outstanding immediately after this offering (not including the underwriters' overallotment option) at the initial public offering price per share. We may also issue additional shares of common stock upon exercise of future stock option grants, which could also result in additional dilution to then-existing stockholders.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

    The selected historical financial data set forth below for the period from inception (January 1, 1999) to September 30, 1999 and the five months ended February 29, 2000, has been derived from our financial statements which have been audited by PricewaterhouseCoopers LLP, independent accountants, whose report is included elsewhere in this prospectus. The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and our Financial Statements and the accompanying notes thereto included elsewhere in this prospectus.

    The pro forma selected financial data set forth below for the nine months ended September 30, 1999 have been derived from unaudited pro forma financial information which reflect the impact of our e-commerce agreement with MCSi, which became effective on October 1, 1999, as if it were in place on January 1, 1999, under which we design, improve and maintain the dedicated Web site operations of MCSi. The pro forma data also reflect the impact of the distribution services, administrative services and facility and equipment lease agreements that we entered into with MCSi effective October 1, 1999, as if these agreements had also been entered into on January 1, 1999. Pro forma adjustments are described in the notes to the selected financial data.

                                             HISTORICAL               PRO FORMA
                                         FOR THE PERIOD FROM     FOR THE PERIOD FROM         HISTORICAL
                                              INCEPTION               INCEPTION         FOR THE PERIOD FROM
                                        (JANUARY 1, 1999) TO    (JANUARY 1, 1999) TO     OCTOBER 1, 1999 TO
                                        SEPTEMBER 30, 1999(1)   SEPTEMBER 30, 1999(2)   FEBRUARY 29, 2000(1)
                                        ---------------------   ---------------------   --------------------
RESULTS OF OPERATIONS DATA:
Revenue...............................       $    4,089              $  858,977               $1,812,954
Cost of revenue.......................           23,511                 125,511                  224,891
                                             ----------              ----------               ----------
Gross profit (loss)...................          (19,422)                733,466                1,588,063
Selling, general and administrative
  expenses(3).........................          914,201                 981,581                2,010,584
                                             ----------              ----------               ----------
Loss from operations..................         (933,623)               (248,115)                (422,521)
Interest income.......................               --                      --                   68,060
                                             ----------              ----------               ----------
Loss before income taxes..............         (933,623)               (248,115)                (354,461)
Provision for income taxes............               --                      --                       --
                                             ----------              ----------               ----------
Net loss..............................       $ (933,623)             $ (248,115)              $ (354,461)
                                             ==========              ==========               ==========
Loss per share of common stock--basic
  and diluted.........................       $    (0.59)             $    (0.16)              $    (0.22)
                                             ==========              ==========               ==========
Weighted average number of common
  shares outstanding--basic and
  diluted.............................        1,580,877               1,580,877                1,636,944
                                             ==========              ==========               ==========

                                                              HISTORICAL AT
                                                              SEPTEMBER 30,       HISTORICAL AT
                                                                 1999(1)       FEBRUARY 29, 2000(1)
                                                              --------------   --------------------
BALANCE SHEET DATA:
Working capital (deficit)...................................     $(92,167)          $3,473,209
Total assets................................................     $355,320           $4,552,730
Long-term debt..............................................           --           $       --
Total debt..................................................           --           $       --
Stockholders' equity........................................     $262,747           $4,084,406

------------------------

Notes:

(1) The historical data reflects selected results of operations balance sheet data from the period from our inception (January 1, 1999) through September 30, 1999 and for the five month period ended February 29, 2000. Because our inception was on January 1, 1999, comparable data for the five month period ended February 28, 1999 is not available. For all historical periods presented, cost of revenue and selling, general and administrative expenses include costs incurred directly by us and certain costs allocated to us by MCSi. See Note 4 to our financial statements included elsewhere in this prospectus.

(2) Pro forma statement of operations data reflects the impact of the e-commerce services agreement and the related distribution, administrative and facility and equipment lease agreements as if they had been entered into on January 1, 1999. During the nine months ended September 30, 1999, MCSi had gross sales to customers with dedicated Web sites of $8,548,879. Pursuant to the e-commerce services agreement we receive a fee of 10 percent of the retail value of transactions processed for MCSi. The pro forma statement of operations data also includes the effects of the administrative services agreement which requires us to pay MCSi $720,000 per year for these administrative services and the facility and equipment lease agreement which requires us to pay $150,000 per year to MCSi for office space and office equipment.

    Pro forma balance sheet data at February 29, 2000 and pro forma statement of operations data for the five months ended February 29, 2000 are not presented because the e-commerce, distribution services, administrative services and leasing agreements were entered into effective October 1, 1999 and are reflected in the historical results of operations and financial position. The following table provides a summary of the pro forma adjustments to the results of operations data for the nine month period ended September 30, 1999 that are described above:

                                                                                         INCOME (LOSS)
                                                                     SELLING, GENERAL       BEFORE
                                                         COST OF    AND ADMINISTRATIVE      INCOME
                                              REVENUES   REVENUE         EXPENSES            TAXES
                                              --------   --------   ------------------   -------------
    Historical amounts......................  $  4,089   $ 23,511         $ 914,201        $(933,623)
    Fees from MCSi (gross revenues of
      $8,548,879 at 10 percent).............   854,888         --                --          854,888
    Additional costs to service the MCSi Web
      sites.................................        --     30,000                --          (30,000)
    Administrative services and lease fees
      to MCSi...............................        --     72,000           580,500         (652,500)
    Less amounts historically charged by
      MCSi..................................        --         --          (513,120)         513,120
                                              --------   --------         ---------        ---------
    Pro forma amounts.......................  $858,977   $125,511         $ 981,581        $(248,115)
                                              ========   ========         =========        =========

(3) Selling general and administrative expenses for the five month period ended February 29, 2000 include $289,375 of accretion expense associated with a put agreement written by MCSi, which will terminate upon consummation of this offering. See Note 3 to our financial statements included elsewhere in this prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH "SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA" AND THE FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING INFORMATION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND EVENTS MAY DIFFER SIGNIFICANTLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.

OVERVIEW

    We were formed as a division of MCSi in January 1999 to sell computer and audio-visual products, primarily to the small office/home office, or SOHO, market. We were subsequently incorporated as a wholly owned subsidiary of MCSi in March 1999. Also in March 1999, we hired three key executives, Mr. Joseph Savarino, Mr. Lalit Dhadphale and Mr. Christopher Feaver, to revise our business concept beyond the sale of computer and audio-visual products to the Zengine business model of providing a full range of e-commerce services to the B2B and B2C markets. We entered into our first client contract using the Zengine business model in September 1999, and we legally changed our corporate name to Zengine, Inc. in the Fall of 1999, after doing business as Zengine since
March 1999.

ZENGINE SERVICES

    We provide a comprehensive suite of technology-based solutions that enable businesses to conduct electronic commerce. Our solutions, delivered on an outsourced and private label basis, allow our clients to quickly and cost-effectively create, maintain and enhance enterprise wide e-commerce platforms. We offer a full range of integrated services for both B2B and B2C e-commerce platforms, including Web site user interface design, product content and merchandising, personalization and customer relationship management, advertising and sponsorship management, order management, inventory management and order fulfillment, end-user customer service and reporting and analysis. Our proprietary technology and infrastructure, The KORE Engine, enables these services; KORE is a highly scalable and reliable platform that uses personalization as the centerpiece for managing on-line customer relationships.

    In performing our services under the Zengine business model, we enter into contractual arrangements with our clients that describe the services we will perform. We generate revenues through service fees, which include integration and set-up, monthly subscription and transaction fees and from advertising and sponsorships on our client's Web sites.

REVENUE

SERVICE FEES

    INTEGRATION AND SET-UP FEES

    We provide integration and set-up services to our clients. Under these arrangements, our services may include the development or design of a client's Web site, migration of the client's current Web site content to our technology, integration of the client's Web site to the client's current computer systems or other similar activities. To the extent that these fees are associated with a contract to provide subsequent outsourced transaction-based services to a client, these fees are recognized ratably over the term of the transaction services agreement. Otherwise, revenue is recognized when the service is completed, the client has accepted the service and we have no future obligation to provide any additional services.

    MONTHLY SUBSCRIPTION FEES

    To date we have not generated any revenues from subscription fees. However, certain of our clients, whose Web sites have not yet been launched as of February 29, 2000, have entered into arrangements which provide for monthly subscription fees, and we anticipate that future customers will enter into similar arrangements. Our subscription arrangements provide for maintenance and related services for a fee. Revenue from subscription fees will be recognized ratably over the term of the subscription.

    TRANSACTION FEES

    We provide outsourced transaction-based services to customers, such as providing product content and merchandising, transaction processing, order management, custom fulfillment and end-user customer service. Revenues from transaction fees are generally in the form of a commission. Under our first two arrangements with third party clients, our revenue is determined as a percentage of the gross margin on revenues. Under all other arrangements entered into between our clients and us, our revenue is based on a percentage of net revenues. Revenue from transaction fees is recognized when the service is completed.

ADVERTISING AND SPONSORSHIP FEES

    Revenues from advertising take the form of fees when we sell banner advertising, product placement or other forms of advertising on clients' Web sites. These arrangements call for continuous advertising or product placement over a certain time period and are not contingent upon events such as obtaining certain levels of sales, Web site visits or other factors. Revenue is recognized ratably over the period of the advertising/product placement services based on the fulfillment of obligations under the advertising/product placement arrangements.

EXPENSES

    Our expenses consist of costs associated with our revenues and selling, general and administrative expenses. Cost of revenues consists of the salaries, employee benefits and related expenses of our people who work on preparation of our client's sites. It also includes the depreciation of the computer hardware and software utilized in providing these services. Furthermore, we have entered into a distribution services agreement with MCSi where we pay MCSi three percent of the total revenues we receive from our third party clients on the transactions in which MCSi performs the inventory management and/or order fulfillment functions. Our selling, general and administrative expenses includes the salaries, employee benefits, travel and related expenses of our sales personnel, advertising expenses and marketing and sales support functions.

    We anticipate that our expenses will increase substantially in the future as we expand our services to new clients.

PRO FORMA RESULTS OF OPERATIONS

    Our pro forma results of operations reflect the agreements discussed below as if we had entered into them on January 1, 1999.

    At the time that MCSi began our operations, MCSi had been providing dedicated Web site order fulfillment services to a variety of its business customers (the "dedicated Web site operations"). Over the course of the Spring and Fall of 1999, MCSi began to transfer its dedicated Web site customers to Zengine for designing, enhancing and providing certain support services to these sites. Effective October 1, 1999, we entered into an e-commerce services agreement with MCSi whereby we provide design, enhancement and certain support services to the dedicated Web site operations of MCSi and receive a fee of ten percent on the retail value of goods sold to these dedicated Web site customers.

    Also effective October 1, 1999, we entered into a distribution services agreement with MCSi, under which we will pay MCSi three percent of the retail value of goods sold to third party clients who utilize the inventory management and order fulfillment services which MCSi provides to us. Finally, effective October 1, 1999, we entered into an administrative services agreement, under which MCSi provides us with accounting, treasury, tax, insurance and other services for an annual fee of $720,000 per year, and a sublease and equipment lease agreement under which MCSi leases to us real and personal property used in our business for an annual fee of $150,000 per year.

RESULTS OF OPERATIONS

    During September 1999, we signed our first client contract under the Zengine business model, and we began earning revenue from this contract in October 1999. Accordingly, our historic financial results prior to October 1, 1999 are not representative of our current business model. We have not presented amounts for the five month period ended February 28, 1999 as we were not in existence for that period and were not operating under our current business model. Accordingly, prior period amounts from our inception (January 1, 1999) to February 28, 1999 are not meaningful or comparable.

REVENUE

FIVE MONTHS ENDED FEBRUARY 29, 2000--HISTORICAL

    Our revenue for the five months ended February 29, 2000 totaled $1,812,954. During the five months ended February 29, 2000, we initiated our Zengine service offerings and began servicing e-commerce clients.

    Service fee revenue from the MCSi dedicated Web sites was $978,365 for the five months ended February 29, 2000. In addition, we had advertising revenue of $798,737 which was primarily derived from OEM product advertisers with whom MCSi has supply agreements under arrangements facilitated by MCSi and negotiated by us.

NINE MONTHS ENDED SEPTEMBER 30, 1999--HISTORICAL

    From the date of our inception to September 30, 1999, our revenues totaled $4,089. These revenues arose from the sale of computer supply and audio-visual products to consumers under our previous business model.

NINE MONTHS ENDED SEPTEMBER 30, 1999--PRO FORMA

    On a pro forma basis, our revenues for the nine months ended September 30, 1999 were $858,977. This represents the revenues recorded on an historical basis described above of $4,089 and $854,888 of revenues from serving MCSi under the aforementioned e-commerce services agreement. The retail value of the goods sold to MCSi's customers totaled $8,548,879 for the nine months ended September 30, 1999.

COST OF REVENUE

FIVE MONTHS ENDED FEBRUARY 29, 2000--HISTORICAL

    Our cost of revenue includes the amortization of capitalized computer software costs, the costs of our employees to perform integration and other services and the three percent fee we pay to MCSi under the distribution services agreement. During the five months ended February 29, 2000, our cost of revenue was $224,891.

NINE MONTHS ENDED SEPTEMBER 30, 1999--HISTORICAL

    Our costs of revenues were $23,511 for the period ended September 30, 1999 and reflects costs we incurred for the products we sold arising from the activities of our previous business model and the amortization of capitalized computer software costs.

NINE MONTHS ENDED SEPTEMBER 30, 1999--PRO FORMA

    On a pro forma basis, our cost of revenue for the nine months ended September 30, 1999 was $125,511. This reflects our historic cost of revenue of $23,511 and $102,000 of costs relating to the estimated salaries of Zengine employees who administer the MCSi dedicated Web sites, as well as the costs incurred pursuant to the MCSi administrative services agreement assuming it had been in effect on January 1, 1999.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

FIVE MONTHS ENDED FEBRUARY 29, 2000--HISTORICAL

    Selling, general and administrative expenses for the five months ended February 29, 2000 were $2,010,584 and increased substantially over the $914,201 we incurred during the nine months ended September 30, 1999. These expenses relate to increased payroll costs as we hired additional personnel, amounts incurred under the administrative services and leasing agreements with MCSi and to advertising costs incurred under a contractual agreement with one of our clients. Selling, general and administrative expenses also include $289,375 of accretion expense associated with a put agreement written by MCSi, which will terminate upon consummation of this initial public offering.

NINE MONTHS ENDED SEPTEMBER 30, 1999--HISTORICAL

    Our selling, general and administrative expenses for the nine months ended September 30, 1999 were $914,201 and relate primarily to costs incurred to develop the Zengine business model. The more significant selling, general and administrative expenses relate to payroll and accounting processing costs, salaries and rent.

NINE MONTHS ENDED SEPTEMBER 30, 1999--PRO FORMA

    On a pro forma basis, selling, general and administrative expenses were $981,581 for the nine months ended September 30, 1999. On a pro forma basis, our historical selling, general and administrative expenses of $914,201 have been adjusted to reflect the impact of entering into the aforementioned administrative services and lease agreements with MCSi, reduced by the impact of amounts allocated to us by MCSi in the historical financial statements.

INCOME TAXES

    We did not provide for any income taxes because we have prepared our provision for income taxes as if we were a separate entity. We do not owe any income taxes because we have incurred operating losses since our inception, and we did not record any deferred tax benefits relating to these operating losses or any other deferred tax benefits because we presently believe it is more likely than not that they will not be realized.

LIQUIDITY AND CAPITAL RESOURCES

FIVE MONTHS ENDED FEBRUARY 29, 2000

    During the five months ended February 29, 2000, we used $908,379 in cash flow from operations, primarily as a result of our losses from operations, increased receivables and prepayments to a customer for sole provider status. We used $2,876,954 of cash for investing activities to fund a demand note to MCSi and to fund expenditures for software development costs and capital expenditures. Cash provided by financing activities of $3,871,049 is the net cash we received from the sale of our common stock during the period.

NINE MONTHS ENDED SEPTEMBER 30, 1999

    Primarily by virtue of our losses from operations, we used $730,076 in cash for operations for the period from inception to September 30, 1999. Additionally, we used cash of $376,405 for investing purposes, primarily reflecting software development costs incurred to develop our technology, once we had established its technological feasibility. We were provided cash flow from financing activities of $1,106,887 for the period from inception to September 30, 1999 because MCSi paid for and contributed to our capital the cash we required to fund our operating and investing activities.

GENERAL

    Since our inception, we have looked to MCSi to provide the financial and capital resources we have required to carry on our business activities. Should the offering of the common stock to which this prospectus relates not occur, we would continue to look to MCSi for the financial resources we need to carry on our operations, and we believe those resources will be adequate to fund our operations for the next twelve months.

    If this offering of common stock occurs, we do not anticipate relying upon MCSi to provide funding for our operations, and if the proceeds from the offering are not sufficient to fund our future operating and investing needs, we may have to look to other sources of financing such as bank loans or the issuance of debt or equity securities. In any event, we believe that the capital resources provided by this initial public offering will be sufficient to enable us to continue our operations in their present form for at least the next twelve months.

    On October 1, 1999, we completed a transaction services agreement with one of our clients, Excite@Home. In addition to our providing transaction services, this agreement called for Excite@Home and an unrelated financial investor, Wilblairco Associates (an affiliate of our managing underwriter, William
Blair & Company) to purchase an aggregate of 266,666 shares of our common stock for $15.00 per share, or $4,000,000. After deducting expenses related to the sale of common stock, we realized net proceeds of $3,871,049. The agreement also commits us to pay $600,000 to be the sole audio-visual provider of Excite@Home and Dow Jones & Co.'s Work.com Web site and to purchase $3,400,000 of advertising from Excite@Home through October 2001, which we will expense as the related advertising services are provided. See "Certain Transactions."

    In March 2000, Zengine and PNC Bank agreed to enter into a secured expandable revolving line of credit to provide Zengine up to $5,000,000 for working capital and general corporate purposes. The line of credit has a term of one year and is subject to the successful completion of an initial public offering with proceeds of at least $35 million.

RECENT ACCOUNTING PRONOUNCEMENTS

    We are not aware of any pending accounting pronouncements that we believe will have a material impact on our financial position or results of operations.

MARKET RELATED RISKS

    Currently, all of our operations are domestic, we have no debt and we do not hold or issue derivative financial instruments. Accordingly, our risk relating to foreign exchange and changes in interest rates has not been an issue. In the future, we intend to pursue international clients and will enter into a revolving line of credit that has a variable rate of interest. Accordingly, we will need to develop means to monitor and control these market related risks in the future.

SEASONALITY

    We anticipate that we will experience some seasonality based on the year end holiday selling season.

YEAR 2000 ISSUES

    We developed our KORE Engine and our related service offerings with Year 2000 issues in mind and worked to assure that Year 2000 problems would be avoided by us and our clients. The amounts we have spent to develop KORE since our inception included costs to ensure Year 2000 compliance. To date, we have not encountered any Year 2000 issues internally or with our clients' systems. Additionally, the services we receive through the distribution and administrative services agreements with MCSi have been free of significant Year 2000 issues.

    We continue to monitor our systems for Year 2000 issues and will do so throughout the year. We do not expect costs to monitor Year 2000 issues to be significant.

                                    BUSINESS

OVERVIEW

    Zengine provides a comprehensive suite of technology-based solutions that enable businesses to conduct electronic commerce. Our solutions, delivered on an outsourced and private label basis, allow our clients to quickly and cost-effectively create, maintain and enhance enterprise wide e-commerce platforms. We offer a full range of integrated services for both business-to-business, or B2B, and business-to-consumer, or B2C, e-commerce including Web site user interface design, product content and merchandising, personalization and customer relationship management, advertising and sponsorship management, order management, inventory management and order fulfillment, end-user customer service and reporting and analysis. We believe our ability to offer a comprehensive set of services and our focus on personalizing customer relationships distinguishes us in the marketplace. We provide our solutions on a turn-key basis or as component features and are able to significantly reduce our clients' time-to-market and the infrastructure, human resource, development and maintenance costs typically required for enterprise wide e-commerce initiatives. We market our services to businesses seeking to initiate, expand or enhance their ability to conduct e-commerce. Our solutions allow Zengine clients to build, manage and understand online customer relationships and to market, sell and support products and services more effectively. We provide our services on an outsourced basis that is brand transparent to the end-user, allowing clients to leverage our technology and infrastructure for their own branded e-commerce platform.

    Our proprietary technology and infrastructure, the KORE Engine, is centered around personalization and is an open and highly-scalable architecture designed to enable rapid deployment of high-speed, dynamic e-commerce platforms. The real time personalization technology proprietary to KORE allows businesses to manage online customer relationships and personalize communication with their customers and trading partners. The KORE Engine gives us the ability to offer both front-end Web site content and design along with back-end transaction processing and order management functionality. We believe that this allows our clients to achieve rapid deployment of e-commerce platforms, results in greater economies of scale and provides cost-effective, ongoing access to leading edge e-commerce technology. The KORE Engine enables the creation of an e-commerce platform that creates or replicates the look, feel and functionality of the client's Web site. Using our technology and services, our client's customers experience all services under our client's brand, including browsing, ordering, paying, receiving ordered products and obtaining customer support by e-mail or telephone. When visitors click on to the store function within a client's Web site or upon entering a client's homepage or secure extranet, they are seamlessly and transparently transferred to our network where they enter a personalized shopping environment. By soliciting and tracking user information and behavior, we use our KORE Engine to anticipate user preferences and interests and assist visitors in obtaining desired products. Our B2B services focus on building secure corporate extranets for clients who sell products directly to their corporate customers and channel partners as well as clients who are purchasing operating resources from their vendors. To date, we have provided our clients a fully operational Web site to transact personalized e-commerce business within an average of 35 days from the commencement of our services compared to industry ranges of several months to over one year.

    We actively market our services through a direct sales force to businesses seeking to initiate, expand or enhance their ability to conduct e-commerce, including:

    - original equipment manufacturers;

    - wholesalers, distributors and other businesses that create customized vendor and supply chain relationships over the Internet or a secure extranet;

    - bricks and mortar, or BAM, retailers;

    - online-only retailers; and

    - Web sites that have a large and loyal user base (including portals, pure content sites, communities, directories and service providers).

    Our plan is to continue to pursue these target clients and to penetrate other markets through indirect distribution channels such as consulting firms, systems integrators, advertising firms, and other professional services firms.

    Our revenue is generated through a combination of one or more of the following: initial set-up and integration fees, monthly subscription fees, transaction fees, and advertising and sponsorship on our clients' Web site user interface designs.

INDUSTRY BACKGROUND

    THE INTERNET

    Widespread acceptance of the Internet has opened numerous opportunities for companies seeking growth and increased efficiencies through B2B and B2C e-commerce. The GartnerGroup estimates that B2B e-commerce will grow from $145 billion in 1999 to $3.9 trillion in 2003, and B2C e-commerce will increase from $31 billion in 1999 to $381 billion in 2003, representing five-year compound annual growth rates of 128% and 87%, respectively. In addition, International Data Corporation, or IDC, estimates the number of Internet purchasers will increase from approximately 17 million in 1999 to over 80 million in 2003, a compound annual growth rate of 47%.

    An increasing number of businesses engage e-commerce service providers to design and implement e-commerce solutions. Although no figures are yet available on the size of the full-service e-commerce outsourcing market, traditional e-commerce outsourcing, usually defined as Web site design, strategy consulting, and software creation and hosting, was a $4.6 billion industry in 1998 and is expected to grow to $39 billion by 2002 according to IDC representing a compound annual growth rate of 53%. Furthermore, IDC projects that the world wide market for Internet professional services will grow from $12.9 billion in 1999 to $78.6 billion in 2003, representing a compound annual growth rate of approximately 57%.

    E-COMMERCE AND CUSTOMER RELATIONSHIP MANAGEMENT

    Most companies today recognize that the Internet enables powerful functionality ranging from display and order processing to complete supplier-vendor-customer integration and relationship management. As customer and supplier expectations increase as a result of industry advancement, companies are forced to take advantage of and develop more sophisticated Internet applications. With competition only a mouse-click away, organizations seek to differentiate themselves by providing superior informational and transactional experiences for their customers through personalized Web sites that are easy to use and better manage the unique online relationship possible between the business and its customer.

    Personalized e-commerce enables companies to maintain a unique one-to-one relationship with customers and suppliers while capturing the efficiency, affordability and speed of an automated system. Businesses need to track, collect and store Web site visitor information and transfer that information across the enterprise to effectively manage the customer relationship in real-time. We believe that the unique one-to-one relationship established through personalization enhances the experience of a user and likely will result in increased traffic and online commerce. Companies that quickly establish quality one-to-one relationships with online visitors through personalization differentiate their services and potentially gain a competitive advantage.

    CHALLENGES PRESENTED BY E-COMMERCE

    PROVIDING A COMPREHENSIVE SOLUTION. Creating a comprehensive solution requires integration among many intricate components. In order to deliver a dynamic, personalized e-commerce experience, companies must integrate Internet applications with existing content management, customer database, transaction fulfillment and customer support systems. Visitor experience depends directly on a company's ability to execute and support the following difficult and complex activities:

    - attracting, retaining and servicing a broad demographic range of visitors by providing dynamic content, interactive dialogues and communities of interest in a friendly, easy-to-use format;

    - developing and maintaining visitor information for tracking and recalling specific interactions in a secure and private environment;

    - merchandising services dynamically through personalized content, products and incentives to drive increased user visits and transactions;

    - delivering personalized e-commerce platforms in real time while producing product recommendations transparent to the visitor;

    - integrating back office systems with front-end services to fully utilize existing business systems, customer data and information resources;

    - fulfilling transactions with secure e-commerce processes;

    - managing product and service distribution, including inventory management, product warehousing, order picking and packing, transportation management and product returns; and

    - offering a readily accessible and consistent end-user experience across multiple customer touch points, such as call and e-mail centers.

    TIME-TO-MARKET. In the emerging digital economy, where the first-to-market often claims significant competitive advantage, speed is essential. Even if companies have the skilled personnel to implement end-to-end Internet solutions, the actual development and integration of these solutions with existing information systems is a very complex and time-consuming process. Solution design, development and implementation projects frequently range in time from several months to over a year. Such long implementation lead-time can allow competitors the opportunity to claim first mover advantage, become the industry standard and achieve market leadership.

    ADVANCED TECHNOLOGICAL SKILL. Providing advanced solutions requires the development, employment and maintenance of leading edge technology and service. Commitment to being a technological leader requires significant investment of resources, both initially and over time, in support functions outside a company's core competence. The diversion of resources from core competencies can be distracting to an organization and may hamper core business execution.

    TRAINING AND RETAINING HIGH-COST, HIGHLY-SKILLED PERSONNEL. The availability of high quality professionals experienced in creating, implementing and integrating advanced Internet solutions is limited, making the market extremely competitive for these professionals. As a result, recruiting, training and retaining experienced professionals are increasingly costly. It is often inefficient and difficult for companies seeking to implement their own advanced solutions to hire, train and retain in-house personnel.

    HIGH COST TO DEPLOY AND UPGRADE. Building, maintaining and upgrading an Internet commerce platform requires significant initial and ongoing investment. GartnerGroup reports that the average cost to develop and deploy an Internet commerce site was $1.0 million in 1999. Often the total costs of ownership increase significantly due to new technology developments, upgrades and time involved to

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develop upgrades and modifications. In order to justify the investment, companies need a significant return on investment from B2B and B2C platforms.

    Currently, few companies offer the full range of integrated, comprehensive e-commerce services necessary for clients to fully capitalize on their e-commerce potential. Most companies offering outsourced solutions focus on one or just a few specific services, requiring companies to piece together, or find a third party to integrate, these disparate solutions. We believe that few, if any, existing solutions providers offer a comprehensive turn-key and outsourced approach to critical B2B and B2C e-commerce services. Further, speed, accuracy and customer experience are essential in the emerging digital economy. Long implementation lead times in the development and integration of e-commerce solutions offer faster and more efficient competitors market advantages. Most businesses cannot afford to divert internal personnel from their core competencies, while it becomes increasingly difficult to obtain and retain highly skilled in-house personnel to implement these advanced solutions.

THE ZENGINE SOLUTION

    Zengine addresses the challenges presented by e-commerce by providing a comprehensive suite of technology-based solutions that enable our clients to quickly and cost-effectively create, maintain and enhance enterprise wide e-commerce platforms on an outsourced and private label basis. Our services for both B2B and B2C e-commerce include Web site user interface design, product content and merchandising, personalization and customer relationship management, advertising and sponsorship management, order management, inventory management and order fulfillment, end-user customer service and reporting and analysis.

    Our solution enables our clients to:

    - ACHIEVE RAPID DEPLOYMENT OF E-COMMERCE PLATFORMS. Our services enable our clients to quickly establish a fully functional e-commerce environment. Our KORE Engine eliminates the need for months of custom programming and reduces the time needed to integrate the e-commerce application with the client's existing computer systems. As a result, our clients are able to drastically reduce their time-to-market. To date, we have enabled our clients to conduct e-commerce within an average of 35 days after the commencement of our services compared to industry ranges of several months to over one year.

    - OPERATE A USER-FRIENDLY E-COMMERCE WEB SITE. Our technology and infrastructure provide us with the ability to design and operate a client's e-commerce Web site that is:

       - consistent with the look, feel and functionality of our client's existing Web site and brand strategy;

       - engaging, intuitive, attractive and easy to use by the Web site visitor;

       - fast and reliable, to minimize visitor wait time and to maximize interactivity;

       - highly personalized, to improve our client's customer relationships by dynamically identifying, differentiating and interacting with customers on a more personal level;

       - able to modify and define the client's personalization strategy, content and services in real time;

       - secured by state-of-the-art procedures that enable execution of transactions involving confidential personal and financial data; and

       - completely integrated with business systems and customer service, including inventory management, technical support, customer interaction by voice or e-mail and product return processing.

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    - SAVE ON CAPITAL EXPENDITURES AND FOCUS ON CORE COMPETENCIES. Our clients are able to obtain the benefits of e-commerce without making significant time and financial investments in hardware, software and technical and customer service personnel. We generally provide our solutions from our own premises without interfering with our client's daily operations. This permits our clients to focus on their core competencies and to leverage our knowledge, technology and infrastructure.

    - INCREASE E-COMMERCE REVENUES THROUGH PERSONALIZED CUSTOMER RELATIONSHIP MANAGEMENT. We work to optimize each customer visit to our clients' Web sites through the use of real time interactive marketing. This consists of capturing permission based marketing information from implicit and explicit customer behaviors. Examples of visitor information include volunteered data, including purchase history, stated preferences, demographic information and psychographic information and inferred information, including click-stream behavior for predictive modeling. By gathering real time information, we are able to provide product suggestions, advertisements, incentives and promotions that are likely to be of interest to the visitor. We believe that the personalization of the shopping experience results in a higher user conversion ratio (i.e., the number of visitors who purchase), increased purchases per visit, increased purchase size and greater customer loyalty.

    - BENEFIT FROM OUR INTEGRATED, CONTINUAL IMPROVEMENTS. We are engaged in a constant process of technological enhancement of our services. These improvements include the upgrade of our KORE Engine, new merchandising features and advanced browser-based tools. The architecture of KORE is designed to automatically and without interruption distribute our service improvements to our clients without the need to hire consultants, bring the system offline, or install any client-side software. Upon completion, the feature or tool can be made available to other Zengine clients without added development time or costs. Development under the KORE framework contrasts with other e-commerce solutions that provide maintenance and upgrades to custom features on an individual and typically labor intensive basis.

    Our solutions incorporate the following distinguishing characteristics:

    - COMPREHENSIVE--We combine Web site user interface design, product content and merchandising, personalization and customer relationship management, advertising and sponsorship management, order management, inventory management and order fulfillment, end-user customer service and reporting and analysis in one comprehensive suite of services to better ensure accuracy and integration of the entire customer experience.

    - HIGH SPEED--All Web site pages served by Zengine are fastloading, regardless of the speed of the user's Internet connection.

    - RELIABLE--Our technology is highly reliable, and is designed to provide Web site availability 24 hours a day, 7 days a week and is designed to support online database backups and, if necessary, rapid database restoration.

    - SCALABLE--Our services allow our clients to deliver consistent quality of service as transaction volumes grow and to handle daily and seasonal peak periods.

    - FLEXIBLE--Our KORE Engine employs highly flexible modeling and tools to facilitate connections between computer applications, including enterprise resource planning, inventory management, supply chain management and their underlying databases.

    - REAL TIME--Our solutions process visitor interactions in real time, reducing support costs, bad debt risk and abandoned transactions.

    - SECURE--We use state-of-the-art encryption to provide the security and authentication necessary for secure transmission of confidential personal and financial information.

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    - TRANSPARENT--All visitor interaction occurs on our servers, but appears to the customer to be within our client's Web site. This transparency permits our clients to operate large-scale B2B and B2C e-commerce platforms, without the cost of obtaining hardware, software, bandwidth and the associated personnel costs of maintaining the system.

STRATEGY

    Our objective is to capitalize on our proprietary technology and infrastructure, the KORE Engine, to become the leading provider of comprehensive personalized e-commerce enabling services. To accomplish this goal, we are pursuing a strategy built on the following initiatives:

    - TARGET COMPANIES SEEKING TO INITIATE, EXPAND OR ENHANCE THEIR ABILITY TO CONDUCT E-COMMERCE. We target our sales and marketing efforts on companies that are focused on establishing or improving their ability to conduct e-commerce yet lack the technical expertise necessary to build and implement desired Internet functionality. These may include original equipment manufacturers, wholesalers, distributors and other businesses that create customized vendor and supply chain relationships, bricks and mortar retailers, pure online retailers and Web sites with a large and loyal user base (including portals, pure content sites, communities, directories and service providers). In order to reach our target customers, we intend to substantially increase our sales and marketing efforts. We believe that penetration into our target market along with increased marketing and trade promotion will establish our brand as the industry standard for outsourced e-commerce solutions.

    - EXTEND THE CAPABILITIES OF OUR KORE ENGINE. We intend to extend the capabilities of our KORE Engine through continued investment in its development to provide for additional functionality, extending our use of artificial intelligence, and for vertical applications complementary to our current offerings. We believe that our e-commerce services are the most comprehensive, efficient and personalized real time solutions on the market today. We maintain an open architecture to allow KORE to integrate with major operating systems and technologies as they evolve. We intend to develop additional capabilities through continued internal development and, potentially, through the licensing or acquisition of complementary technologies.

    - LEVERAGE CLIENT BASE. One of the distinguishing characteristics of the Zengine business model is the constant level of interaction that Zengine maintains with its clients. This is in sharp contrast to a software solution where the vendor has limited, if any, contact with the client after the installation has been completed. The result is that Zengine has, and will continue to build, a network of clients that it can leverage. As an example, Zengine is currently selling advertising and sponsorship packages on client Web sites, to advertisers seeking to efficiently deliver targeted advertising across our network of e-commerce Web sites. Zengine will continue to leverage its network of clients through providing additional services or providing access to its client network. These opportunities may include additional products or services for Zengine to deliver to its network of clients such as product reviews or other content, or may include other opportunities to generate revenue through selling access to its network of clients to outside sponsors or providers.

    - EXPAND OUR STRATEGIC ALLIANCES. We currently have strategic business alliances with Excite@Home, United Stationers Supply Co. and MCSi. We plan to continue to develop technology and marketing relationships through strategic alliances with software and systems integrators, consulting firms, advertising firms and other professional services firms. These alliances are intended to complement our direct sales force by providing business leads, increasing our geographic coverage and addressing new industry segments. We also intend to leverage these relationships to commence international sales in countries with high Internet penetration and growth rates.

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    - ASSIST OUR CLIENTS IN INCREASING THEIR REVENUES USING OUR STATE-OF-THE-ART
      E-COMMERCE SOLUTIONS. Since our revenues are enhanced by increasing the sales of our client's products through the e-commerce platforms we provide, we intend to enhance the tools our clients use to increase their user to buyer conversion rates, increase the number of products per purchase and the average value of each purchase. Our primary tool in achieving this goal is increasing the efficiency of our personalization technology, such as the development of a more robust, real time predictive model. We anticipate that this model will produce an even higher level of personalized content as well as customizable personal shopping pages. In addition, we plan to consult with our clients to permeate their Web sites with merchandising features (such as top selling items, user ratings and user preferences) and to make shopping and purchasing accessible throughout all points within the Web site.

ZENGINE SERVICES AND TOOLS

    ZENGINE SERVICES

    We provide our e-commerce services to clients operating in both B2B and B2C environments. Our consumer service enables original equipment manufacturers, bricks and mortar retailers, online-only retailers and Web sites with a large and loyal user base, to extend their current business over the Internet. Our business service enables original equipment manufacturers, wholesalers and distributors to conduct personalized supply-chain management and customer transactions over the Internet or secure extranets enabled by Zengine.

    Our personalized services focus on customer relationship management and can be generally separated into six categories.

    - WEB SITE USER INTERFACE DESIGN AND PRODUCT CONTENT. We provide complete Web site and product content creation in conjunction with our clients' brand strategy. We focus our efforts on designing simple and intuitive user-interfaces that leverage rich product content generated by Zengine's content group and by our clients. Examples of content features enabled by KORE include product comparisons, product compatibility, related products and accessories and end-user and third party reviews. Comprehensive content and enabling features encourage visitors to make and increase their online purchases.

    - MERCHANDISING. We provide comprehensive merchandising features designed to increase the conversion from browser to buyer, retain loyal customers and personalize experiences for one-to-one communication between our clients and their customers. Examples of merchandising features enabled by KORE include personalization, targeting and profiling, top-seller and user rating systems, gift certificates and coupons, outbound communication and reporting and analysis.

      Whether within or outside of our client Web sites, we extend our clients' brands to outbound e-mail newsletters and advertising (including banners, buttons, rich media and affiliate marketing). Scheduled for launch this year, we are designing new functionality into KORE that automates our targeted e-mail capabilities. Currently, our marketing personnel personalize and send targeted e-mails based on customer characteristics and preferences.

    - ADVERTISING AND SPONSORSHIP MANAGEMENT. As an outsourced solution, part of our service entails the serving of client Web sites. These Web sites may include advertisements and sponsorships which drive the visitor deeper into the client's Web sites. As a result, we sell advertising and sponsorship packages for individual client sites, or across the Zengine network of client e-commerce Web sites as a package. Advertising and sponsorship packages are sold to brand and direct-marketing advertisers seeking to influence targeted visitors within our client e-commerce Web sites.

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    - ORDER MANAGEMENT. We provide complete order management capabilities for clients in a secure environment. Examples of our order management services enabled by KORE include universal shopping carts and digital wallets, e-mail notifications for account activation, credit card authorizations and settlements, order tracking with major carriers, tax compliance, and fraud protection. We have entered into agreements with VeriSign, Inc. and CyberSource Corporation for credit card processing and advanced fraud screening and protection.

      Our order management services include handling all logistics after credit cards have been processed. All orders are processed by secure transactions via the Internet, by phone, by fax, by mail and/or purchase order (where terms are extended to business customers with proper credit history). Our systems provide the ability for both clients and their customers to track the status of orders at any time in real time. This service is transparent to our clients' customers and is seamlessly integrated with our clients' internal and legacy computer systems.

      For clients that wish to leverage existing enterprise resource planning
      (ERP) systems in their e-commerce platform, Zengine provides an open adapter (application programming interface) to KORE that enable seamless connections between a client's legacy computer systems and KORE. This direct connection eliminates redundant or unnecessary human intervention for order management and supports a scalable operation designed for long-term growth.

    - INVENTORY MANAGEMENT AND ORDER FULFILLMENT. On behalf of our clients, we have MCSi pick, pack and ship the client's customer orders and provide customized private label packaging, inserts and promotional literature for distribution with customer orders. Based upon client needs, we are able to take advantage of a variety of shipping and delivery options, including next day service. These services are delivered through our distribution services agreement with MCSi. MCSi, as our agent, receives third party or client inventory at its distribution centers, verifies shipment accuracy, unpacks, inspects for damage and generally stocks for sale the same day. We also utilize the fulfillment services of certain third party wholesalers such as Baker & Taylor, Ingram Micro, Ingram Entertainment, United Stationers and Valley Media. For clients that wish to leverage their existing distribution capabilities, we provide fulfillment messaging directly to the client's back office systems for delivery to their customers. An integral part of our transaction management services also includes the warehousing and distribution of inventory owned by third party vendors or our clients.

    - END-USER CUSTOMER SERVICE. We provide complete call and e-mail center services to our clients internally and under our distribution services agreement with MCSi. We believe that an important feature of e-commerce is the ability for the end-user to talk with a live customer service representative. Our customer support services utilize features that integrate voice, e-mail, data and Internet chat communications to respond to and handle customer inquiries. Our customer service representatives answer questions in our client's name regarding orders, shipping, billing, returns and product information as well as a variety of other questions. Our customer support center automatically identifies each customer request and routes it to the available customer support representative. Our customer support centers are designed so that our customer service representatives can handle various clients and products, thereby creating economies of scale benefits for our clients.

    ZENGINE TOOLS

    Our e-commerce services are customized and maintained using Internet-based tools accessible by our personnel and by our clients. These tools, which are accessible through standard Web browser interfaces, provide a set of building blocks comprised of customizable components, application

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templates and rule sets. Our software tools are instrumental in building, rapidly accessing and easily maintaining the Zengine turn-key e-commerce services. A description of our tools follows:

    - ZENGINE REPORTING AND ANALYSIS. Our reporting and analysis tools allow both Zengine and our clients to easily analyze customer and operational data. To support this capability, we have designed our reporting and analysis tools to extract and manage data from individual client e-commerce sites. Once our tools have analyzed the data, they present the resulting information in easy-to-use formats, such as graphs and tables. Examples of real time reports include end-user behavior, sales trends analysis, per page statistics, references from prior pages, search results analysis, advertising and sponsorship reporting, click trail analysis, and repeat user behavior analysis.

    - ZENGINE CONTENT MANAGEMENT. This tool allows a distributed and remote team of non-technical content editors and merchandising experts to collaboratively manage most aspects of site content, including creating, editing, staging, production and archiving. This tool provides personal and shared in-boxes that enable teams of content creators to collaborate in developing content and provides for content previews prior to publishing, to control access to publishing and to capture content classification information. It supports flat content insertion and adds a user-friendly presentation layer to the content by automatically generating HTML within the publisher.

    - ZENGINE DESIGN CENTER. We shorten the development cycle by creating simple, intuitive user interfaces for client e-commerce Web sites in conjunction with their overall brand strategies. By outsourcing the task of user interface design to us, our clients are able to focus on other strategic issues involved in launching or retro-fitting their e-commerce operations. We can provide these services either on a full outsourced basis or in collaboration with in-house personnel or other external service providers, such as graphic designers or advertising firms. Our clients have ultimate authority for user interface and look and feel decisions.

    - ZENGINE UTILITY CENTER. This tool allows non-technical business managers and Zengine professionals to make rapid changes to the Web site without engineering intervention. With this tool, we can define rules incorporating "if-then" relationships to match content to visitors based on profile information, transaction history, session behavior and other data. We can also develop business rules that evaluate user information gathered during previous interactions and use it to target products and services during subsequent interactions. We can also make real time changes to content and generate management reports that monitor the activity on their Web site, enabling the evaluation and optimization of content and services being offered.

CLIENTS

    At March 31, 2000, we had eight e-commerce clients. Our current e-commerce clients include equipment manufacturers, wholesalers, distributors and other businesses that create customized vendor and supply chain relationships, bricks and mortar retailers, pure online retailers and Web sites that have a large and loyal user base (including portals, pure content sites, communities, directories and service providers). In addition, we have placed advertisements for 11 companies including Epson, Hewlett-Packard, Hitachi, Lexmark, Sharp and Sony. MCSi and Sharp accounted for more than 10% of our total revenue for the five month period ended February 29, 2000.

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CASE STUDIES

    The following case studies are representative of the services we provide our clients.

EXCITE@HOME, INC.

    CLIENT: Excite@Home is a global media company offering media services through the Excite Web site and narrow and broadband subscription services through @Home for consumers and Work.com, a joint venture between Excite@Home and Dow Jones & Co., a business services and information portal focused on the business professional.

    STRATEGIC IMPERATIVE: Excite@Home was preparing to launch the Work.com Web site and recognized the opportunity to leverage the capabilities of its broadband network combined with the retail sales of advanced audio-visual and video conferencing products to its captive visitors on Work.com. The development of the proposed e-commerce site had an aggressive time schedule that could not be realized even by the technology-based company's internal resources. Prior to the launch of the Work.com Web site, Excite@Home invested $2.0 million in Zengine in exchange for an equity interest. For more information, please see "Certain Transactions."

    ZENGINE SOLUTION: We launched the Work.com Audio-Visual e-commerce store, the Work.com AV Store, on December 5, 1999, four weeks after initiating development. Running on our servers, but appearing to be a part of the Work.com Web site, the Work.com AV Store offers Work.com's business visitors audio, video, networking, video conferencing, presentation, high speed broadband and broadcast service products and is found at http://AVStore.Work.com.

    Our agreement with Excite@Home is representative of our strategy to develop strategic alliances with major industry vendors.

REXSTORES.COM, INC.

    CLIENT: rexstores.com is a B2C retailer focusing on the sale of consumer electronics over the Internet. rexstores.com is a wholly-owned subsidiary of REX Stores Corporation, a New York Stock Exchange listed company and a leading retailer of consumer electronics and appliances in small to medium market areas through 238 stores in 35 states. rexstores.com sells its products over its Web site and on major auction sites.

    STRATEGIC IMPERATIVE: rexstores.com was searching for a cost-effective way to make its successful retail Web site even more interactive and to personalize the visitor experience in order to increase repeat visits and to increase its conversion (shop/buy) ratios.

    ZENGINE SOLUTION: We worked closely with rexstores.com's technical team in redesigning the Web site's user interface and connecting their enterprise resource systems (primarily inventory and distribution) to the KORE Engine. The rexstores.com Web site was re-launched within five weeks of the signing of our agreement and can be found at http://rexstores.com.

    Our collaboration with rexstores.com illustrates how Zengine's experienced production and engineering team can work closely with an established group of e-commerce professionals to create significant results-oriented enhancements. Zengine is able to add value to existing online retailers by providing them with collaborative planning and tools to increase the effectiveness of their e-commerce initiatives.

EVERDREAM CORPORATION

    CLIENT: Everdream offers small businesses a comprehensive information technology package which includes desktop computer hardware, business application software, unlimited Internet access and live

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24/7 technical support for a small monthly fee per user. Everdream, a privately held, venture capital-backed company, has partnered with many of the country's leading technology companies to pioneer the concept of affordable subscription-based computing.

    STRATEGIC IMPERATIVE: Everdream needed to ally with a full service e-commerce partner to provide its customers with an easy to use, highly personalized shopping experience across a broad range of business products.

    ZENGINE SOLUTION: Our service offering and its alliance with MCSi provided Everdream with the ideal solution. Everdream selected Zengine to manage the complete online shopping area of the Everdream Web site, from business systems integration to personalization, product fulfillment, next day delivery and customer service, all within the Everdream brand name and strategy.

    Our services allow Everdream to fill a niche in the resources it provides to its subscription clients. By utilizing Zengine as an outsourced e-commerce solution, Everdream is able to realize additional revenue without capital investment for systems, warehousing, inventory and personnel.

MIAMI COMPUTER SUPPLY CORPORATION

    CLIENT: MCSi, our parent corporation, is a leading reseller of computer products and accessories and a solutions based reseller and integrator of audio-visual products, with 1999 annual revenues of over $680 million.

    STRATEGIC IMPERATIVE: In a competitive industry, MCSi needs to maintain its strong position, in part, by developing additional sales channels. MCSi recognized that it could significantly enhance its distribution by developing an Internet-based method of selling its products to its business clients and to retail consumers. MCSi initially implemented an e-commerce site relying on internal development but quickly realized that we could significantly strengthen its e-commerce efforts through the application of our dedicated technical expertise.

    ZENGINE SOLUTION: We have consulted with and designed MCSi's dedicated Web sites to permit MCSi to sell its products over its secure extranet to over 400 of MCSi's customers at March 31, 2000. These customers log on to MCSi's Web site, which, based on the work we have performed, appears as a self-branded, personalized e-commerce extranet mirroring the design of the customers' Web site. This B2B service provides authorized client users with the right to purchase specified products from MCSi at preset pricing levels. Under the administrative services agreement, MCSi employees have the flexibility and control to update and maintain this Web site under the guidance of Zengine employees.

    MCSi is now able to offer its customers a way to monitor product purchases while at the same time making it convenient and seamless for the customers' employees to obtain the products needed. By serving its clients' extranet pages, MCSi is able to acquire every purchase transaction made by the customer's employees.

SALES AND MARKETING

    We market our services through a direct sales force to businesses seeking to initiate, expand or enhance their ability to conduct e-commerce, including original equipment manufacturers, wholesalers, distributors and other businesses that create customized vendor and supply chain relationships over the Internet or a secure extranet, bricks and mortar retailers, online-only retailers and major Internet Web sites with a large and loyal user base (including portals, pure content sites, communities, directories and service providers). Our plan is to continue to pursue these target clients and to penetrate other markets through indirect distribution channels such as consulting firms, systems and integrators, advertising firms and other professional services firms.

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    Because we do not promote our own brand to the retail public, we do not compete with, and are able to serve as a neutral provider of e-commerce services to, potential and existing clients. This strategy reflects our commitment to each of our clients brand preservation and exposure. Our marketing efforts are two-fold:

    - we promote the value of our outsourced e-commerce services by showcasing our clients' success and leadership; and

    - we work cooperatively with clients to promote traffic, revenue and long-term loyalty against their e-commerce platforms.

    Our sales activities generally involve meetings with senior management of the prospective client in order to educate them about how our services will fulfill their needs. These meetings also involve a hands-on demonstration of our service capabilities. Because Zengine's brand is "behind the scenes" and because a client usually must make an enterprise-wide, strategic decision as to which company it will choose to operate its e-commerce store or to operate its B2B e-commerce systems, our sales process typically requires us to compete with a company's in-house solution and with other e-commerce service vendors. As a result, the sales cycle is typically long and unpredictable.

    We use a variety of marketing activities to increase market awareness for our services and educate our target audience. In addition to building brand awareness with our potential clients, our marketing activities focus on preparing market research, service offering planning, managing press coverage, identifying potential clients and generating leads to assist in our direct sales efforts. To build awareness and attract new clients we seek leads from our current clients, attend and exhibit at trade shows, build relationships with industry experts to facilitate networking opportunities, and run cooperative print advertisements in various newspapers, trade journals and publications. Upon completion of the offering, we intend to greatly expand our marketing efforts by hiring additional personnel who will be dedicated to business and market development and public relations, along with increasing our expenditures for direct marketing, promotion and co-marketing arrangements with strategic partners.

    A critical element of our sales strategy is to enter into strategic business alliances with software and systems integrators, consulting firms, advertising firms and other professional service firms to assist us in marketing and selling our services to potential clients. This approach is intended to increase the number of personnel available to enhance market credibility, potential for lead generation, and access to large accounts. We currently have strategic business alliances with Excite@Home, United Stationers and MCSi. We are currently seeking to develop additional strategic alliances.

TECHNOLOGY AND INFRASTRUCTURE

    We believe that our proprietary technology and infrastructure, the KORE Engine, enables us to build, deliver and manage e-commerce solutions in less time, at lower cost and with greater business success than existing alternatives. KORE is a robust architecture that allows existing and custom functionality to be combined in any number of brand iterations seamlessly and with superior efficiencies.

    THE KORE ENGINE. Zengine's proprietary technology and infrastructure, the KORE Engine, enables us to build, deliver and manage e-commerce solutions in less time and more cost effectively than existing alternatives. The functional components of KORE are stored on a centralized server array which services all Zengine clients. This architecture minimizes development costs and reduces time-to-market because we are able to leverage existing functionality previously developed within KORE rather than re-engineering the functionality for each application. Upon completion, the component or feature can be made available to other Zengine clients without added development time or cost. Development within the KORE framework significantly differs from other e-commerce solutions that provide maintenance and upgrades to custom features on an individual and possibly labor intensive basis.

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    KORE PERSONALIZATION.  KORE Personalization is the foundation for our real-time, personalized marketing and customer relationship management capabilities. To increase conversion and optimization rates of browsers to buyers, to extend relationship connections between our clients and their customers, and to build long-term brand loyalty, we enable client Web sites to adapt product presentation and merchandising features in real-time based on implicit and explicit visitor information. KORE Personalization applies predictive algorithms to infer a customer's interests and adapts content presentation, such as product features, advertisements and pricing, accordingly. As a customer's experience and interaction with a client's site develops, personalized content becomes more relevant, ultimately bridging a more personal relationship between our client and its customer.

    We employ real-time predictive models that compare selected attributes of a customer's purchase history, behavior, demographics and preferences to the attributes of large customer populations in detail. Groups of customers exhibiting attributes similar to the specific customer analyzed are compared to determine the likely preferences of the customer. In calendar year 2000, we plan to introduce customizable personal pages, allowing a client's online customers to personalize the page layout of the client's site. This feature will also enable client customers to co-brand the customized layout and operate as an affiliate e-commerce site where other customers can then shop.

    NETWORK ARCHITECTURE. KORE resides on a secure, private fault-tolerant network architecture that provides highly reliable service. This is accomplished by distributing Internet traffic across an array of servers that are scalable and redundant. Because of this distributed model, rapid increases in server load can be quickly scaled by allocating more servers to immediately accommodate client Web site demand. In addition, our redundant network architecture allows for unpredictable hardware failure with little effect to service because the failure merely results in the balanced distribution of server load across the server array.

    The diagram below depicts a simplified view of our physical network that is co-located at Above/ Net Communications, a subsidiary of Metromedia Fiber Network. Above/Net is a Tier 1 Internet Service Provider with multiple OC-48 capacity, offering clear channel circuits across North America.

[Network Architecture Graphic

    A series of horizontal boxes connected by double-headed arrows, labeled, starting from the top as follows; "ATM Fiber Switch" with an arrow to the right labeled "OC-48" to a cloud shape labeled "Internet Backbone." The ATM Fiber Switch box is separated by an arrow pointing down and labeled "100Mb" to a box labeled "Zengine Router" separated by three arrows pointing to three parallel boxes "Secure Webserver Cluster" separated by three arrows pointing to a box labeled "Zengine Router" separated by three arrows pointing to three parallel boxes labeled "KORE Cluster" separated by three arrows pointing to two short cylinders labeled "Data Center."

    Next to the graphic is a box containing the words "Our clients' B2B and B2C e-commerce platforms are served by Zengine from our secure, redundant and fault-tolerant network."

    The Zengine logo is in the lower right hand corner of the page.]

    Zengine utilizes distributed and redundant Sun Microsystems Enterprises Server technology operating in conjunction with Zeus 128-bit secure Web servers supported by optimized relational and multi-dimensional databases from MySQL. Since we handle sensitive information (i.e. credit card numbers and personalization data), we adhere to 1024-bit secure socket layer (SSL) encryption to provide the highest level of security available on the market today.

    OPEN SOURCE MOVEMENT. In order to maximize both personalization and speed of service, we choose to adhere to open source standards and scalable programming languages. Development within KORE is done in Perl5, a widely accepted standard programming language for developing object-oriented software that is the informed choice for building large-scale e-commerce platforms that require ongoing and rapid development and high-speed dynamically-generated Web site operations. MySQL, an open source database, is optimized for speed and scalability and serves as the foundation for KORE daemon instances. KORE creates multiple database connections for multiple actions both efficiently and quickly, resulting in high-speed dynamic Web site delivery.

    Open adapters (application programming interfaces, or APIs) allow KORE to seamlessly integrate with our clients back-office systems. These systems may include ERPs (Enterprise Resource Planning) systems, POS (Point-of-Sale) systems or other legacy inventory management systems. KORE passes a unique adapter, called the KORE Object Gateway (KOG), to our clients' systems in various transfer protocols, such as XML (eXtensible Markup Language), an emerging standard for data transfer on the Internet, FTP (File Transfer Protocol), ODBC (Open Database Connectivity), EDI (Electronic Data Interchange) and secure e-mail.

[KOG Graphic

    The upper left hand corner of the page contains the following text "KOG (KORE Object Gateway)/Abstraction Layer for Client System Integration with The KORE Engine."

    The graphic consists of a series of boxes with arrows pointing to the box on the right, labeled from left to right, as follows:

        Box 1: "KORE"; Box 2: "New order," "Send data," "Receive data," "Inventory updates," "User data," "Content," "Client System API (ERP, POS, etc.)" pointing to a gear symbol labeled "KOG" pointing to Box 3 labeled on top "Object Protocol" with interior vertical boxes labeled, from top to bottom, "XML," "ODBC," "EDI," "Flat Text FTP," "Secure E-Mail," pointing to vertical boxes labeled on top "Application Example" with boxes below labeled "Everdream" (connected to the XML box), "JD Edwards" (connected to the ODBC box), "Valley Media" (connected to the EDI box), "MCSi:/Muze" (connected to the Flat Text FTP box) and "rexstores.com" (connected to the Secure E-mail box).

    The Zengine logo is in the lower right hand corner of the page.]

    The design of our KORE Engine, KOG and network architecture enables us to provide rapid, cost-effective and reliable e-commerce solutions by exploiting the scalability of open source technologies and multi-processor, shared memory computers.

PRODUCT DEVELOPMENT

    We believe our future success will depend in large part on our ability to enhance the KORE Engine, develop new products, maintain technological leadership, and satisfy an evolving range of customer requirements. Our product development group is responsible for implementing and integrating KORE into our client's Web sites and business practices, developing content and the user interface of our client's Web sites, product testing and quality assurance, and writing product user documentation. In addition, this group supports post-sale and client account management activities.

    We are currently developing the following products and features, all of which are scheduled to be available in calendar year 2000.

    - KORE PERSONALIZATION FEATURES--Key features of the next update to the KORE Engine will utilize more robust real-time predictive models that we anticipate will yield a higher degree of relevant content. Later in calendar year 2000, we plan to implement artificially intelligent systems that will allow for greater one-to-one personalization across all e-commerce environments and customer touch-points.

    - ENHANCED MERCHANDISING FEATURES--We constantly strive to create more compelling features that in turn add "stickiness" to client e-commerce sites. For example, "Scheduled Purchases" will enable customers to set advance schedules for purchases of products based on consumption or scheduling. This feature will also serve as a data collection point with calendar and reminder features.

    - ADVANCED TOOLS--Our services are customized and maintained using browser-based tools easily accessed by our clients via standard Internet browsers. We will be launching enhancements to our Reporting and Analysis, Content Management and Design Center Tools to further enable our product development personnel and our clients to enhance the customization of user interfaces, and analyzation of traffic, buying habits and trends.

COMPETITION

    The market for our services is intensely competitive and subject to rapid technological change. We expect competition to intensify in the future. Our primary source of competition comes from companies who develop their own custom e-commerce systems or purchase software packages and hire consultants to implement these solutions. Because these companies have likely made significant initial investments to develop their custom systems, they may be less likely to employ outsourced transaction processing strategies. We also face competition from companies such as Art Technology Group, Breakaway Solutions, Broadvision, E.piphany, Net Perceptions and USinternetworking. In addition, other companies may enter the market to provide similar services.

    Many of our competitors have longer operating histories, substantially greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Competition could seriously impede our ability to sell additional services on terms favorable to us. Our current and potential competitors may develop and market new technologies that render our existing or future services obsolete, unmarketable or less competitive. Our current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with other e-commerce solution providers or fulfillment companies, thereby increasing the ability of their services to address the needs of our prospective customers. Competitive pressures could reduce our market share or require the reduction of the prices of our services, either of which could materially and adversely affect our business, results of operations or financial condition.

    We compete on the basis of certain factors, including:

    - technology;

    - time-to-market;

    - breadth of service features and functionality;

    - ease of implementation;

    - speed, accessibility and ease of use;

    - brand recognition;

    - price;

    - system reliability and capacity; and

    - customer support.

    We believe that we presently compete favorably with respect to each of these factors. However, the market for our services is still rapidly evolving, and we may not be able to compete successfully against current and potential competitors.

INTELLECTUAL PROPERTY

    Our ability to compete depends to a large degree upon our proprietary technology. Our success depends on protecting our intellectual property, which, next to our employees, is our most important asset. If we do not adequately protect our intellectual property, our business, financial condition and results of operations could be seriously harmed. We rely on a combination of trademark and trade secret rights, confidentiality procedures, licensing arrangements and contractual restrictions to establish and protect our proprietary rights. These legal provisions afford only limited protection for our technology. Our source code for our proprietary software is protected as a trade secret. We have not applied for a patent for our KORE Engine and have not decided whether to do so in the future, since the source code would be publicly revealed upon receipt of any patent. Even if we filed a patent application, we could not assure you that a patent would be issued.

    We have applied for trademarks on our marks, such as the Zengine name, the Zengine "gear" logo, "KORE," "KOG" and our tag line "Fueling Your Brand's Commerce Engine." However, we cannot assure you that effective trademark protection will be available for our marks. We have identified another company that is using the KORE name. We have demanded that this company stop using our proprietary name and intend to vigorously enforce our intellectual property rights against this infringement. We cannot assure that we will be successful in these efforts. It is possible that others will adopt product names or logos similar to KORE or the Zengine gear logo. This would impede our ability to build our brand identity, lead to customer confusion, increase our legal expenses and distract management from the operation of our business.

    Finally, we seek to avoid disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

    Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our software is difficult and while we are unable to determine the extent to which piracy of our software exists, if at all, software piracy can be expected to be a persistent problem. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the ability and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. However, the laws of many countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Any such resulting litigation could result in substantial costs and diversion of resources and could seriously harm our business, operating results and financial condition. We cannot assure you that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to meaningfully protect our property could have a material adverse effect on our business.

    To date, we have not been notified that our products infringe the proprietary rights of third parties, but we cannot assure you that third parties will not claim infringement with respect to our current or future services or technology. Because the e-commerce industry is relatively new, patents relating to the industry are only now starting to be issued by the U.S. Patent and Trademark Office. These patents are protecting certain business processes which many in the industry currently believe are not proprietary. We expect that developers of Web-based commerce products and services will increasingly be subject to infringement claims as the number of products, services and competitors in our industry segment grows and as the functionality of products in different segments of the industry increasingly overlaps. Any such claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources, cause delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be acceptable to us or at all. A successful claim of infringement against us and our failure or inability to license the infringed technology or develop or license technology with comparable functionality could harm our business. See "Risk Factors--Risks Related to Our Business--We may not be able to adequately protect our proprietary technology, and may be infringing upon third party intellectual property rights."

    We integrate third party software into software we use to perform our services. This third-party software may not continue to be available on commercially reasonable terms. We license Internet fraud screen from CyberSource Corporation and payment processing capabilities from Verisign, Inc. If we cannot maintain licenses to this third-party software, implementation of our services could be delayed until equivalent software could be developed or licensed and integrated into our products, which could materially adversely affect our business.

FACILITIES

    Our primary offices are located in approximately 17,900 square feet of space in Fremont, California under a sublease with MCSi expiring on May 1, 2001. For more information regarding this sublease, refer to the section titled "Certain Transactions."

EMPLOYEES

    As of March 31, 2000, we had a total of 65 full time and 10 part time employees, including 10 in management, 25 in technology and systems, 30 in content, directory and accounting management and 10 persons in sales and marketing. Our future success will depend, in part, on our ability to attract, retain and motivate highly qualified technical sales and management personnel, for whom competition is intense. None of our employees is represented by a labor union, and we have never experienced a work stoppage. We consider employee relations to be good.

LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

REGULATION

    Our business may be affected by current and future governmental regulation. For example, the Internet Tax Freedom Act bars state and local governments from imposing taxes on Internet access or that would subject buyers and sellers of e-commerce to taxation in multiple states. This act is in effect through October 2000. When the act expires or if the act is repealed, Internet access and sales across the Internet may be subject to additional taxation by state and local governments, thereby discouraging purchases over the Internet and adversely affecting the market for our services.

                                   MANAGEMENT
                DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    The following table sets forth information regarding our directors and executive officers as of March 31, 2000.

NAME                                     AGE                             POSITION
----                                   --------   -------------------------------------------------------
Michael E. Peppel....................     33      Chairman of the Board
Joseph M. Savarino...................     30      President, Chief Executive Officer and Director
Louis T. Lipinski....................     32      Vice President, Chief Financial Officer, Treasurer and
                                                  Secretary
Lalit P. Dhadphale...................     28      Vice President of Product Development and Chief
                                                  Operating Officer
Christopher R. Feaver................     23      Vice President and Chief Technology Officer
Christopher R. Lunt..................     28      Vice President of Engineering
Anthony W. Liberati..................     68      Director
Donald B. Hutchison..................     46      Director
Richard V. Hopple....................     53      Director
Stacey Snider........................     39      Director

    MICHAEL E. PEPPEL has served as our Chairman of the Board since March 1999 and is also the Chairman of the Board, President and Chief Executive Officer of MCSi, a publicly traded company. Prior to joining MCSi in May 1996, he was a Director and Chief Financial Officer of Diversified Data Products, Inc., Ann Arbor, Michigan. Prior thereto, he was a money desk manager of the DeBartolo Corporation, Youngstown, Ohio. Mr. Peppel received his BA degree from the University of Notre Dame.

    JOSEPH M. SAVARINO has served as our President since March 1999 and as our Chief Executive Officer since January 2000. Mr. Savarino became a director of Zengine in March 1999. Prior to Zengine, he was the Director, Western U.S. Sales, from November 1998 to February 1999, at Unicast Communications, an online advertising technology firm, and the Western Region Sales Manager from October 1997 to November 1998, for INTERVU, Inc., a publicly traded streaming audio and video solutions provider. From December 1995 to October 1997, Mr. Savarino served as Business Development Manager of Sumikin Bussan (Sumitomo Metals Group). Prior thereto, he was a Senior Analyst for The Martec Group, an international technical market research firm. Mr. Savarino received his BA degree from the University of Michigan, Ann Arbor.

    LOUIS T. LIPINSKI has served as our Vice President, Chief Financial Officer, Treasurer and Secretary since January 2000. Prior to joining Zengine, he was the Mergers and Acquisitions Analyst at MCSi from February 1998 until
December 1999. Mr. Lipinski attended the Graduate School of Business at the University of Chicago from September 1995 until his graduation in May 1997. Prior thereto, he was a financial consultant with Comerica Bank from June 1994 to August 1995 and with Merrill Lynch & Co. from March 1993 to June 1994. From October 1990 to February 1993, Mr. Lipinski was an independent futures trader on the Chicago Mercantile Exchange. Mr. Lipinski received his MBA from the University of Chicago and his BA degree from the University of Notre Dame.
Mr. Lipinski is also a certified public accountant.

    LALIT P. DHADPHALE has served as our Vice President of Product Development since March 1999 and as Chief Operating Officer since January 2000. He served as a director of Zengine from May 1999 to January 2000. Mr. Dhadphale was a producer of Excite Japan from July 1997 until March 1999, where he was involved with product development, internationalization and localization of Web sites and Internet products. He also produced the launch of Netscape Netcenter Japan. From January 1997 to July 1997, Mr. Dhadphale was a member of CNET's international business development team that secured relationships throughout Asia and the Pacific Rim. Prior thereto, he was the New Media Development Manager for P.O.V. Associates from July 1995 to November 1996 and an Account Executive for the American Chamber of Commerce in Tokyo, Japan from January 1995 to June 1995. Mr. Dhadphale received his BA degree from the University of Michigan, Ann Arbor.

    CHRISTOPHER R. FEAVER has served as our Chief Technology Officer since March 1999 and as Vice President since January 2000. Mr. Feaver served as a director of Zengine from May 1999 to January 2000. Prior to Zengine, Mr. Feaver was a lead software engineer for Excite@Home, Inc., where he was employed from July 1997 to February 1999. During his Excite tenure, Mr. Feaver fulfilled various roles, including systems engineering lead, network operations, production engineering and software engineering. In 1998, he co-founded and was an officer and principal stockholder of Silicon Valley Web Hosting Inc., a private fully scalable, redundant hosting environment for high bandwidth and broadband Web sites. From January 1995 to July 1996, he served as a Software Engineer for Internet Media Services. Mr. Feaver attended University of California, Santa Cruz.

    CHRISTOPHER R. LUNT has served as our Vice President of Engineering since November 1999. Prior to joining Zengine, he was an Engineering Manager and Team Leader at Excite@Home from August 1997 to October 1999. Prior to his Excite@Home tenure, Mr. Lunt was a Senior Software Engineer at Oracle Corporation from August 1993 to August 1997. Mr. Lunt received his BA degree from the University of Michigan, Ann Arbor with distinction.

    ANTHONY W. LIBERATI has been a director of Zengine since March 1999. He was the Chairman of the Board of MCSi from May 1996 until his retirement in February 2000. Commencing in 1982 and until his retirement in August 1995, Mr. Liberati was employed by the Edward J. DeBartolo Corporation, Youngstown, Ohio, the nation's largest shopping center developer and the owner of the San Francisco 49ers professional football team. At the time of his retirement, Mr. Liberati was the Chief Operating Officer of the DeBartolo Corporation. Prior to his appointment as the Chief Operating Officer, he was the DeBartolo Corporation's Chief Financial Officer for ten years. Mr. Liberati is a director of Hawthorne Financial Corporation, Los Angeles, California, a savings institution holding company which is traded on the Nasdaq National Market, and First Fidelity Bancorp, Irvine, California, a privately held thrift and loan holding company and is a former member of the Board of Directors of DeBartolo Realty Corporation, Youngstown, Ohio, which was a New York Stock Exchange-traded real estate investment trust until its merger into Simon Property Group, Inc. in November 1996. He is a current member of the Board of Directors of Imperial Land Company, Pittsburgh, Pennsylvania, a privately held land-bank company, Quality Aggregates, Inc., Pittsburgh, Pennsylvania, a privately held materials supply company, and a former member of the Board of Directors of Pennsylvania Capital Bank, Pittsburgh, Pennsylvania, a privately held Pennsylvania commercial bank. He attended Duquesne University, Pittsburgh, Pennsylvania.

    DONALD B. HUTCHISON has been a director of Zengine since April 2000.
Mr. Hutchinson is the Chairman and Chief Executive Officer of Work.com, a business services and information portal focused on the business professional which is a joint venture between Dow Jones & Co. and Excite@Home. Prior thereto, he was Senior Vice President and General Manager of Excite@Home, a position he held from February 1997 to February 2000, Mr. Hutchison increased Excite@Home's business-to-business division from two accounts to over 5,000 accounts, created its eBusiness Services hosting division which has several thousand accounts and launched Work.com. Prior to joining Excite@Home, he was the Senior Vice President of Netcom from May 1994 to August 1996 where under Mr. Hutchison's leadership, Netcom's individual subscriber base grew to over 500,000 and business accounts grew to over 3,000. Mr. Hutchison received his BA degree from University of California at Santa Barbara and his MBA from Loyola Marymount University.

    RICHARD V. HOPPLE has been a director of Zengine since April 2000. Since 1996, Mr. Hopple has been the Chairman of the Board and Chief Executive Officer of Unicast Communications, Inc., New

York, New York, a privately held Internet advertising company. Prior thereto, Mr. Hopple was the President of D'Arcy Masius Benton & Bowles North America for one year and Vice Chairman for three years. Prior thereto, Mr. Hopple was President of Wells Rich Greene. Mr. Hopple is a director of the Internet Advertising Bureau, the American Rivers Foundation and the City Center 55(th) Street Theatre Foundation, Inc. in New York City.

    STACEY SNIDER has been a director of Zengine since April 2000. She is the Chairman of Universal Studios, Inc., a subsidiary of the Seagram Company, Ltd., where she is responsible for all production, marketing and domestic distribution for the studio. From November 1998 to November 1999, Ms. Snider served Universal as President, Production, was promoted to head of production in April 1998 and was appointed as co-President, Production in December 1996. Ms. Snider joined Universal from TriStar Pictures where she had served as President, Production since January 1992. Ms. Snider received her BA degree from the University of Pennsylvania and her Juris Doctor degree from the University of California at Los Angeles.

BOARD STRUCTURE AND COMMITTEES

    Under the amended and restated certificate of incorporation, our board of directors will be divided into three classes serving staggered terms. Directors in each class will be elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class will stand for election as their terms of office expire. Presently, Mr. Hutchison and Ms. Snider are designated as the Class I directors, with their terms of office expiring in 2001; Messrs. Hopple and Liberati are designated as Class II directors, with their terms of office expiring in 2002; and Messrs. Savarino and Peppel are designated as Class III directors, with their terms of office expiring in 2003.

    We have three standing committees: an executive committee, an audit committee and a compensation committee. Messrs. Peppel, Savarino and Liberati have been appointed as the initial members of the executive committee.
Messrs. Liberati and Hopple and Ms. Snider have been appointed as the initial members of the audit committee. Messrs. Liberati, Hopple and Hutchison have been appointed as the initial members of the compensation committee.

    The executive committee generally has the authority to act as the board of directors when the board is not in session, subject to certain exceptions contained in the Delaware General Corporation Law. Actions of the executive committee may be taken upon the affirmative vote of any two of the three members of the committee, provided that one of the committee members so acting must be a non-employee director. Executive committee decisions must be ratified by the board of directors at its next regularly scheduled meeting. The audit committee will select the independent public accountants to audit our annual financial statements and will establish the scope and oversee the annual audit. The compensation committee will determine the compensation for employee directors and, after receiving and considering the recommendation of our president and chief executive officer, all officers of the company and any other employee that the compensation committee may designate from time to time and will approve and administer employee stock option and incentive plans. Our board of directors may establish other committees from time to time to facilitate the management of the business and affairs of our company.

NON-EMPLOYEE DIRECTOR COMPENSATION

    Each non-employee director receives a fee of $1,000 for each meeting of the board of directors or a board committee which he or she attends, plus his or her expenses related to attendance. Non-employee directors will receive an initial grant of stock options to purchase 12,000 shares of common stock under the 1999 Stock Option Plan upon the closing of the initial public offering with an exercise price per share equal to the initial public offering price. Non-employee directors are also eligible to receive future discretionary grants under the plan. Directors who are also employees of Zengine receive no payment for serving as directors or committee members.

EXECUTIVE COMPENSATION

    The following table sets forth certain compensation information for our chief executive officer and our four other most highly compensated executive officers for services rendered in all capacities to Zengine during the year ended September 30, 1999. These executives are referred to as the named executive officers in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                                  ANNUAL          --------------------------------------
                                               COMPENSATION                    SECURITIES
                                            -------------------     STOCK      UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION                  SALARY     BONUS     AWARDS($)    OPTIONS(#)   COMPENSATION
---------------------------                 --------   --------   ----------   ----------   ------------
Joseph M. Savarino........................  $48,461       --      $60,000(1)         --           --
  PRESIDENT, CHIEF EXECUTIVE OFFICER AND
  DIRECTOR
Lalit P. Dhadphale........................   45,000       --       60,000(1)         --           --
  VICE PRESIDENT OF PRODUCT DEVELOPMENT
  AND CHIEF OPERATING OFFICER
Louis T. Lipinski.........................       --       --           --        10,000           --
  VICE PRESIDENT, CHIEF FINANCIAL OFFICER,
  TREASURER AND SECRETARY
Christopher R. Feaver.....................   48,461       --       60,000(1)         --           --
  VICE PRESIDENT AND CHIEF TECHNOLOGY
  OFFICER
Christopher R. Lunt.......................       --       --           --            --           --
  VICE PRESIDENT OF ENGINEERING

------------------------

(1) Represents the grant of 100,000 shares of restricted stock, which had a fair market value of $60,000 on the date of grant and at September 30, 1999. One-third (33,333) of the shares vested immediately upon grant in March 1999 and 5,128 shares vest each calendar quarter thereafter (the remainder of the unvested shares will vest upon completion of this offering).

    Messrs. Savarino, Dhadphale and Feaver are subject to employment agreements which provide each of them an annual salary of $90,000. For more information, please see "Employment Agreements." During fiscal 1999, Mr. Lipinski was employed by MCSi and he did not become an employee of ours until January 1, 2000. Mr. Lunt joined Zengine on November 1, 1999 at an annual salary of $100,000.

EMPLOYMENT AGREEMENTS

    We have entered into multi-year employment agreements with Joseph Savarino, our President and Chief Executive Officer, Christopher Feaver, our Chief Technology Officer, and Lalit Dhadphale, our Vice President of Product Development and Chief Operating Officer. Each employment agreement is substantially the same and provides for the following:

    - a three year term which ends in March 2002, with automatic one-year renewals;

    - $90,000 annual base salary;

    - 100,000 restricted shares of our common stock, of which 33,333 shares vested upon execution of the employment agreement and 5,128 shares which vest each calendar quarter; upon a change in control of our company, which is defined to include the completion of this offering, the restricted shares will immediately vest;

    - participation in any benefit or retirement plans offered by us;

    - severance pay under certain circumstances which is capped at $14,795;

    - an agreement to keep our proprietary information confidential during the term of the employment agreement and for a period of seven years following termination of the employment agreement; and an agreement to not compete with us in an area within a 75 mile radius of any existing office of ours or MCSi during the term of the employment agreement and for twelve months following March 1, 2002; and

    - indemnification by us of the executive for actions in which the executive is made a party or is otherwise involved by reason of being or having been a director, officer, employee or agent of Zengine, MCSi or any affiliates of either.

1999 STOCK OPTION PLAN

    The Amended and Restated 1999 Stock Option Plan provides for the grant of stock options to all employees and directors of our company, our subsidiaries and of MCSi who are eligible to participate. The purpose of the 1999 Stock Option Plan is to further our growth, development and financial success by providing incentives to our employees and non-employee directors by assisting them to become owners of our common stock. An aggregate of 500,000 shares of common stock are reserved for issuance to employees and directors under the 1999 Stock Option Plan.

    The 1999 Stock Option Plan is administered by a committee of our Board of Directors (the "1999 Stock Option Committee"). The 1999 Stock Option Committee consists of two or more directors, appointed by our board of directors, who are "non-employee directors," as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and "outside directors," as defined in Section 162(m) of the Internal Revenue Code. The 1999 Stock Option Committee has complete authority and discretion to determine from among eligible persons those to whom options will be granted and the number and terms of such options. The current members of the 1999 Stock Option Committee are Mr. Liberati, Mr. Hutchison and Mr. Hopple.

    The 1999 Stock Option Plan provides for the granting of both incentive stock options and non-qualified stock options under the Internal Revenue Code. Non-employee directors are eligible to receive only non-incentive stock options under the plan. The exercise price of incentive stock options granted under the 1999 Stock Option Plan may not be less than 100% of the fair market value on the date of the grant, except that incentive stock options granted to individuals owning more than ten percent of the total combined voting power of Zengine may not have an exercise price less than 110% of the fair market value on the date of grant. The exercise price of non-qualified stock options is established by the 1999 Stock Option Committee. Unless otherwise provided for by the 1999 Stock Option Committee or our Board of Directors, and set forth in the individual stock option agreements, stock options under the 1999 Stock Option Plan vest over four years, with 25% vesting one year from the date of grant and 6.25% vesting each calendar quarter thereafter. Unless otherwise provided for by the 1999 Stock Option Committee or our Board of Directors, stock options issued under the 1999 Stock Option Plan immediately vest and become exercisable upon the option holder's death, disability or upon a change of control of Zengine, as defined in the 1999 Stock Option Plan.

    Payment of the exercise price of a stock option may be made in cash, shares of common stock, or by any other method approved by the 1999 Stock Option Committee, consistent with Section 422 of the Code and Rule 16b-3 under the Exchange Act. Incentive stock options are not assignable or transferable except by will or the laws of descent and distribution, and, during the participant's lifetime, may be exercised only by the participant. However, an optionee may transfer non-qualified stock options to his or her spouse, lineal ascendants, lineal descendants, or to a duly established trust for the benefit of one or more of these individuals.

    At the time of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting our common stock, appropriate adjustments to the exercise price, number and kind of shares to be issued under the 1999 Stock Option Plan and any outstanding options will be made. Unless terminated earlier, the 1999 Stock Option Plan will terminate ten years from its adoption, and no stock options will be granted after the 1999 Stock Option Plan terminates. Our board of directors has the authority to amend, modify, suspend or terminate the 1999 Stock Option Plan at any time, subject to any requirement of stockholder approval under the Internal Revenue Code or other applicable law, and, if applicable, approval by an optionee whose options would be adversely affected by the change.

    There are currently an aggregate of 193,250 options outstanding under the 1999 Stock Option Plan at a weighted average exercise price of $3.17 per share.

GRANT OF ZENGINE STOCK OPTIONS IN FISCAL 1999

    The following table sets forth information with respect to grants of stock options to purchase shares of our common stock during fiscal 1999 to the named executive officers reflected in the Summary Compensation Table. All options were granted under our 1999 Stock Option Plan.

                                                                                                                 POTENTIAL
                                                           INDIVIDUAL GRANTS                                  REALIZABLE VALUE
                                            -----------------------------------------------                      AT ASSUMED
                                                         % OF TOTAL                 DEEMED                    ANNUAL RATES OF
                                            NUMBER OF      OPTIONS                  VALUE                       STOCK PRICE
                                            SECURITIES   GRANTED TO                  PER                      APPRECIATION FOR
                                            UNDERLYING    EMPLOYEES    EXERCISE     SHARE                       OPTION TERM
                                             OPTIONS       IN LAST     PRICE PER   ON DATE    EXPIRATION   ----------------------
NAME                                         GRANTED     FISCAL YEAR     SHARE     OF GRANT      DATE         5%           10%
----                                        ----------   -----------   ---------   --------   ----------   --------      --------
Joseph M. Savarino........................        --          --            --         --            --         --            --
Lalit P. Dhadphale........................        --          --            --         --            --         --            --
Louis T. Lipinski.........................    10,000         6.0%        $0.51      $0.60      09/01/09     $4,700       $10,500
Christopher R. Feaver.....................        --          --            --         --            --         --            --
Christopher R. Lunt.......................        --          --            --         --            --         --            --

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    None of the named executive officers have exercised options to purchase shares of our common stock. The following table describes the value of exercisable and unexercisable options held by the named executive officers as of September 30, 1999.

    The "Value of Unexercised In-the-Money Options at September 30, 1999" is based on a value of $0.60 per share, the deemed fair market value of our common stock on that date, less the per share exercise price, multiplied by the number of shares issuable upon exercise of the option. All options were granted under our 1999 Stock Option Plan.

                                    NUMBER OF SECURITIES
                                   UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                         OPTIONS AT                  MONEY OPTIONS AT
                                     SEPTEMBER 30, 1999             SEPTEMBER 30, 1999
                                 ---------------------------   -----------------------------
NAME                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----                             -----------   -------------   ------------   --------------
Joseph M. Savarino.............       --               --            --              --
Lalit P. Dhadphale.............       --               --            --              --
Louis T. Lipinski..............       --           10,000            --            $900
Christopher R. Feaver..........       --               --            --              --
Christopher R. Lunt............       --               --            --              --

EMPLOYEE STOCK PURCHASE PLAN

    We have adopted the 2000 Employee Stock Purchase Plan which will become effective upon the completion of this offering. The Stock Purchase Plan provides employees with the opportunity to purchase shares of our common stock on a regular basis. The purpose of the Stock Purchase Plan is to contribute to our growth and profitability by allowing our employees to purchase common stock which will provide them with an incentive to work towards the success of Zengine. The Stock Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Pursuant to the plan, shares of common stock will be offered to employees of Zengine in up to two phases known as "offering periods" during which payroll deductions will be accumulated under the plan during any calendar year. Generally, there will be two six month offering periods each year. An employee shall elect to make contributions to the plan by payroll deductions in an aggregate amount up to 15% of such employee's total compensation. Employees may not make any separate cash payment to purchase shares pursuant to the plan. On the first business day of each offering period, Zengine will grant to each eligible employee who is then a participant in the plan an option to purchase shares of the common stock at an option price determined by the committee, which shall not be less than eighty-five percent (85%) of the lesser of (a) the fair market value of the shares on the first business day of an offering period, or
(b) the fair market value of the shares on the last business day of such offering period. Shares are purchased on the last day of the offering period. The common stock purchasable under the Stock Purchase Plan may be shares of authorized but unissued shares, treasury shares or shares purchased by Zengine on the open market or from private sources for use under the Stock Purchase Plan. The maximum number of shares which may be issued over the term of the Stock Purchase Plan is 100,000, which is subject to anti-dilution provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of our compensation committee are Messrs. Hutchison, Liberati and Hopple. Mr. Liberati also served as the member of the compensation committee of MCSi until his retirement in February 2000.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Our amended and restated certificate of incorporation and amended and restated bylaws provide that the personal liability of our directors and officers shall be eliminated to the fullest extent authorized by Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws further provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. We intend to obtain insurance which insures our directors and officers against specified losses and which insures us against specific obligations to indemnify our directors and officers.

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH MCSi

    Our operations began in January 1999 as a division of MCSi, known as BuySupply.com, which commenced operations as a branded computer supplies and accessories e-commerce Web site selling MCSi's inventory. Shortly thereafter, Messrs. Savarino, Dhadphale and Feaver agreed to combine their prior Internet experience with funding from MCSi to create an e-commerce services company based on our current business model. We were subsequently incorporated on March 2,
1999. After the completion of this offering, MCSi will own approximately       %
of the outstanding shares of common stock, or approximately       % if the
underwriters exercise their over-allotment option in full.

    As a subsidiary, we have received various services provided by MCSi, including administration (i.e., payroll, human resources, cash management, benefit administration, etc.), warehousing and distribution, and property and equipment. In addition, we have received the services of certain MCSi employees, including, in particular, Michael E. Peppel, MCSi's chairman, president and chief executive officer and Ira H. Stanley, its vice president and chief financial officer. In consideration for these services, MCSi has historically allocated a portion of its overhead costs related to such services to us. We cannot assure you that the prices charged to us, or the overall terms and conditions under these agreements are not higher or lower than the prices that may be charged by unaffiliated third parties for similar services.

    We have entered into certain agreements with MCSi related to administrative services, distribution services, e-commerce services and a premises and equipment lease. A summary description of each of these agreements is set forth below. This description, which summarizes the material terms of such agreements, is not complete. You should read the full text of these agreements, which have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

    All of our agreements with MCSi were made in the context of a parent-subsidiary relationship. Although we generally believe that the terms of these agreements are consistent with fair market values, we have had no appraisals or valuations performed and therefore we cannot assure you that the prices charged to us, or by us, under these agreements are not higher or lower than the prices that may be charged by, or to, unaffiliated third parties for similar services.

    MCSi has advised us that it intends to evaluate, from time to time, alternatives to maximize, for the benefit of its stockholders, the value of its Zengine shareholdings. These alternatives could include retention of all or a portion of its shareholdings, the sale in one or more transactions of all or a portion of its shareholdings, the distribution of its shareholdings to MCSi shareholders (which may be in the form of a tax free spin-off under Section 355 of the Internal Revenue Code), the issuance of debt or equity securities that will enable MCSi to monetize all or a portion of its investment in Zengine or other transactions. We cannot assure you as to which alternative MCSi may choose or whether or when any such transaction will occur, if at all.

    ADMINISTRATIVE SERVICES AGREEMENT. Since our formation, we have obtained many of our administrative services from MCSi. In anticipation of this offering, effective October 1, 1999, we entered into a two-year agreement with MCSi where MCSi will provide us with services relating to accounts payable, human resources and compensation, corporate development, employee benefit administration, treasury and cash management, risk and insurance management, executive compensation and benefit plan design, benefit administration, Web site population services and tax planning. In consideration for providing these services, we will pay MCSi $60,000 per month. The administrative services agreement is terminable by either party under a number of circumstances. This agreement is renewable by mutual agreement between Zengine and MCSi.

    DISTRIBUTION SERVICES AGREEMENT. We offer product distribution, fulfillment and warehousing, customer service and other related services to our clients as part of our e-commerce service offerings.

Effective October 1, 1999, we entered into a two year non-exclusive Distribution Services Agreement with MCSi by which MCSi will provide these services to our clients. Under the agreement, we will pay MCSi a service fee equal to three percent (3%) of the total gross revenues for any product order fulfilled, for third party customers, wholly or partly by MCSi (plus certain costs incurred by MCSi.) If product is purchased from MCSi, Zengine will pay MCSi the actual retail list price of that product plus the actual cost of freight paid by MCSi.

    E-COMMERCE SERVICES AGREEMENT. Effective October 1, 1999, we entered into an e-commerce services agreement with MCSi in which we will provide certain design, enhancement and ongoing maintenance services relating to MCSi's B2B dedicated Web sites for a period of two years. MCSi will pay us ten percent (10%) of the revenue derived from product sales on the MCSi Web sites we service.

    PROPERTY SUBLEASE AND EQUIPMENT LEASE AGREEMENT. Effective October 1, 1999, we entered into an agreement to sublease our main office and to lease certain equipment, including chairs, desks, cubicle offices and computers, from MCSi. The agreement provides for monthly payments of $2,083 for the equipment lease and $10,417 for the property sublease, and expires on May 1, 2001.

TRANSACTIONS WITH WILBLAIRCO ASSOCIATES, AT HOME CORPORATION, MCSI AND CERTAIN
  STOCKHOLDERS

    On October 1, 1999, we entered into an agreement to sell 133,333 shares of our common stock to each of Wilblairco Associates and At Home Corporation for $2.0 million each (the "investment transactions"), which was completed in October 1999. Wilblairco Associates, an Illinois general partnership, is an affiliate of William Blair & Company, which is the lead underwriter of this offering.

    In conjunction with our sale of equity to Wilblairco Associates and At Home Corporation, we entered into a Registration Rights Agreement and a Stockholders Agreement and MCSi entered into Put Agreements with Wilblairco and At Home. We subsequently entered into a warrant agreement with REX Stores Corporation, in conjunction with our agrement to provide e-commerce services to REX Stores, where we agreed to provide REX Stores with the same registration rights as we gave to Wilblairco and At Home.

    REGISTRATION RIGHTS AGREEMENT. At any time after 180 days after we complete our first public offering of common stock where the aggregate price less underwriters' and brokers' commissions and certain expenses equals
$25.0 million or more and results in our common stock being listed on the New York Stock Exchange, American Stock Exchange or the Nasdaq Stock Market (a "qualified public offering"), Wilblairco, At Home, MCSi, Joseph Savarino, Lalit Dhadphale, Christopher Feaver and/or REX Stores (the "registration rights holders") may request registration (a "demand registration") of at least
$15.0 million of our common stock held by them. We are not obligated to effect more than one demand registration in any six month period and, subject to certain conditions, we will not be obligated to effect more than three demand registrations overall. The registration rights holders also have the right, subject to certain conditions, to include their shares of our common stock in any registered offering of our common stock that we make (an "incidental registration").

    The ability of the registration rights holders to request demand registration of their Zengine common stock is subject to the opinion of the managing underwriter of the proposed offering that the number of shares desired to be sold exceeds the number of shares which can be sold in the offering or is reasonably likely to materially and adversely affect the success or offering price of such offering. If the underwriter makes this determination, the shares will be included in the offering in the following priority:

    - first, shares of the registration rights holders pro rata on the basis of the number of share requested to be included by each;

    - next, shares requested to be included by us; and

    - next, any other shares of our common stock requested to be included by a third person.

If the managing underwriter makes the same determination in connection with an incidental registration, the shares will be included in the offering in the following priority:

    - shares requested to be included by us;

    - next, shares of the registration rights holders pro rata on the basis of the shares requested to be included by each; and

    - next, shares of the holders of any other registration rights granted by us in writing, pro rata in accordance with the number of such securities each such holder has requested to be included in the registration.

    In addition to the registration priorities discussed in the preceding paragraph, the registration rights agreement prohibits us from granting registration rights to any other person, unless the agreement(s) providing for the rights specifically provides that the holders of the rights ("third party rights") may not participate in any demand or incidental registration unless the underwriters of the distribution confirm that the inclusion of the securities proposed to be included under the third party rights will not materially adversely affect the offering. We may, however, grant third party rights to a person who has purchased our securities for an aggregate of at least
$2.0 million prior to a qualified public offering which rights may allow participation in a demand registration as though such person was a registration rights holders.

    The registration rights agreement sets forth various registration procedures. It also provides that we will pay all reasonable expenses related to all demand and incidental registrations other than underwriters discounts and commissions. The registration rights agreement also contains indemnification and contribution provisions by us for the benefit of the registration rights holders, their affiliates and any underwriters, and by the registration rights holders for the benefit of us and any underwriters. The rights in the registration rights agreement may not be assigned by a registration rights holder without our prior consent, which will not be unreasonably withheld.

    PUT AGREEMENTS. MCSi entered into put agreements with each of Wilblairco and At Home which provide that during a period of two years commencing on September 30, 2002, Wilblairco and At Home each have the right, from time to time, to require MCSi to purchase all or a portion of their shares purchased in the investment transactions at a purchase price of $22.81 per share. The rights in the put agreements are not transferable and are subject to anti-dilution provisions. The put agreements will terminate upon the completion of this offering.

    STOCKHOLDERS AGREEMENT. The stockholders agreement between Wilblairco, At Home, MCSi, Zengine, Joseph Savarino, Lalit Dhadphale, Christopher Feaver, REX Stores and Zengine optionholders specifies and limits the manner and terms upon and by which the shares outstanding and shares subject to outstanding stock options as of September 30, 1999 shall or may be transferred in certain circumstances. The stockholders agreement will terminate upon the completion of this initial public offering.

    We believe that the transactions with Wilblairco Associates, At Home Corporation, MCSi and certain of our stockholders and REX Stores described immediately above were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. All future transactions between us and our directors, officers, principal stockholders and their affiliates will be approved by a majority of the independent and disinterested outside members of our board of directors, but we cannot assure you that future transaction will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of February 29, 2000, by the following individuals or groups:

    - each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;

    - each of the named executive officers;

    - each of our directors; and

    - all directors and executive officers as a group.

    Under the rules of the Securities and Exchange Commission, beneficial ownership includes voting or investment power with respect to securities and includes the shares issuable under stock options that are exercisable within sixty (60) days of February 29, 2000. Shares issuable under stock options are deemed outstanding for computing the percentage of the person holding options but are not outstanding for computing the percentage of any other person. The number of shares of common stock outstanding after this offering includes shares of common stock being offered for sale by us in this offering. The percentage of beneficial ownership for the following table is based upon 1,800,000 shares of
common stock outstanding as of February 29, 2000, and       shares of common
stock outstanding after the completion of this offering assuming no exercise of the underwriters' overallotment option and completion of the concurrent private placement.

    The address for each of the stockholders listed in the table, other than MCSi, Wilblairco Associates and At Home Corporation, is c/o Zengine, Inc., 6100 Stewart Avenue, Fremont, California 94538. To our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. None of the beneficial owners set forth in the table below will sell any of the shares in this offering.

                                                                               PERCENTAGE OF SHARES
                                                                                   OUTSTANDING
                                                     NUMBER OF SHARES    --------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
------------------------------------                ------------------   ---------------   --------------
Miami Computer Supply Corporation.................        1,233,334            68.5%                %
  4750 Hempstead Station Drive
  Dayton, Ohio 45429
Wilblairco Associates.............................          133,333             7.4
  222 West Adams Street
  Chicago, Illinois 60600
At Home Corporation...............................          133,333             7.4
  450 Broadway
  Redwood City, California 94063
Michael E. Peppel.................................        100,000(1)            5.3
Joseph M. Savarino................................        100,000(2)            5.6
Louis T. Lipinski.................................               --              --
Lalit P. Dhadphale................................        100,000(2)            5.6
Christopher R. Feaver.............................        100,000(2)            5.6
Christopher R. Lunt...............................               --              --
Anthony W. Liberati...............................               --              --
Donald B. Hutchinson..............................               --              --
Richard V. Hopple.................................               --              --
Stacey Snider.....................................               --              --
All directors and officers as a group                       400,000            22.2
  (10 persons)....................................

------------------------

(1) Represents shares which may be acquired upon the exercise of stock options exercisable within 60 days.

(2) Represents restricted shares of common stock of which 53,845 shares are currently vested and the remainder will vest upon completion of this offering.

                          DESCRIPTION OF CAPITAL STOCK

    Under our amended and restated certificate of incorporation (which will be effective prior to the completion of this offering), our authorized capital stock consists of 120,000,000 shares, of which 100,000,000 shares are common stock, no par value per share, and 20,000,000 shares are preferred stock, no par value per share, of which none are outstanding. Immediately following this
offering,             shares of common stock, or             shares if the
underwriters exercise their over-allotment option in full, will be outstanding. The following description of our capital stock is not complete and is qualified in its entirety by our amended and restated certificate of incorporation and amended and restated bylaws, both of which are included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

    Holders of our common stock will be entitled to one vote per share with respect to each matter presented to our stockholders on which the holders of common stock are entitled to vote. Except as may be provided in connection with any preferred stock in a certificate of designation filed pursuant to the Delaware General Corporation Law (DGCL), or as may otherwise be required by law or the amended and restated certificate of incorporation, the common stock will be the only capital stock of Zengine entitled to vote in the election of directors and on all other matters presented to our stockholders; provided that holders of common stock, as such, will not be entitled to vote on any matter that relates solely to the terms of any outstanding series of preferred stock or the number of shares of such series and does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the preferred stock. The common stock does not have cumulative voting rights.

    Subject to the prior rights of holders of preferred stock, if any, holders of common stock are entitled to receive such dividends as may be lawfully declared from time to time by our board of directors. Upon any liquidation, dissolution or winding up of Zengine, whether voluntary or involuntary, holders of common stock will be entitled to receive such assets as are available for distribution to stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of preferred stock are entitled by the express terms of such series.

    The outstanding shares of our common stock are, and the shares of common stock being offered hereby will be, upon payment therefor, validly issued, fully paid and nonassessable. The common stock sold in this offering will not have any preemptive, subscription or conversion rights. Additional shares of authorized common stock may be issued, as determined by our board of directors from time to time, without stockholder approval, except as may be required by applicable law or stock exchange requirements.

PREFERRED STOCK

    Our board of directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued from time to time in one or more series, with the numbers of shares of each series and the designation, powers, privileges, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof as fixed by our board of directors. Among the specific matters that may be determined by our board of directors are:

    - the designation of each series;

    - whether the shares of each series has voting rights;

    - the rate of dividends, if any

    - whether dividends, if any, shall be cumulative or non-cumulative;

    - the terms of redemption, if any;

    - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Zengine;

    - rights and terms of conversion or exchange, if any;

    - the price for which the shares may be issued;

    - restrictions on the payment of dividends on redemptions of stock while any shares of such series is outstanding; and

    - any other powers, preferences and other special rights or qualifications on limitations.

    Although no shares of preferred stock are currently outstanding and we have no current plans to issue preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of preferred stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of the common stock. Although our board of directors is required to make any determination to issue any such stock based on its judgment as to the best interests of the stockholders of Zengine, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

WARRANT

    As of February 29, 2000, there was an agreement to issue one warrant to purchase 1.7% of the issued and outstanding shares of our common stock immediately after our initial public offering. We agreed to issue this warrant in January 2000 to REX Stores Corporation contingent upon completion of a successful initial public offering at an exercise price equal to the initial public offering price per share. The warrant will be issued and become immediately exercisable immediately after the closing of our initial public offering. It will expire three years after its date of issue.

LIMITATION OF LIABILITY OF DIRECTORS

    Our amended and restated certificate of incorporation provides that the personal liability of our directors for monetary damages shall be eliminated to the fullest extent provided by the DGCL. Section 102(b)(7) of the DGCL states, that a director of Zengine will not be personally liable to Zengine or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability imposed by law (as in effect from time to time):

    - for any breach of the director's duty of loyalty to Zengine or its stockholders;

    - for any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law; or

    - for any transaction from which the director derived an improper personal benefit.

    The inclusion of this provision in the amended and restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Zengine and its stockholders.

    Our amended and restated certificate of incorporation also requires that Zengine provide indemnification to its directors, officers and employees to the extent currently permitted by the DGCL.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    We are a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time such stockholder became an interested stockholder unless certain conditions are satisfied. Thus, this provision may make acquisition of control of Zengine more difficult. The prohibitions in
Section 203 of the DGCL do not apply if:

    - prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

    - at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Under Section 203 of the DGCL, a "business combination" includes:

    - any merger or consolidation of the corporation with the interested stockholder;

    - any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation;

    - certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder;

    - certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; or

    - certain transactions in which the interested stockholder receives financial benefits provided by the corporation.

    Under Section 203 of the DGCL, an "interested stockholder" generally is:

    - any person that owns 15% or more of the outstanding voting stock of the corporation;

    - any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder; and

    - the affiliates or associates of any such person.

    Because MCSi owned more than 15% of our voting stock before we became a public company in this offering, Section 203 of the DGCL by its terms is currently not applicable to business combinations between MCSi and us even though MCSi owns 15% or more of our outstanding stock. If any other person acquires 15% or more of our outstanding stock, such person will be subject to the provisions of Section 203 of the DGCL.

CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

    Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions governing various methods and procedures to be followed in connection with stockholder actions. These provisions include a requirement that advance notice be delivered to Zengine of any business to be brought by a stockholder before an annual or special meeting of stockholders and for certain procedures to be followed by stockholders in nominating persons for election to our board of directors. Generally, special meetings of stockholders may only be called by our board of directors, chairman, president or holders of 35% or more of our outstanding common stock. Only such business may be conducted at a special meeting of stockholders as is set forth in the notice for such meeting. Stockholders may act without a meeting provided that written consents signed by not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the stockholders who would be entitled to vote at a meeting called for that purpose were present and voted.

    Our amended and restated certificate of incorporation provides that, except as may be provided in connection with the issuance of any series of preferred stock, the number of directors shall be fixed from time to time pursuant to a resolution adopted by our board of directors. Our amended and restated certificate of incorporation provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class, except that the initial terms of the three classes expire in 2001, 2002 and 2003, respectively. Directors may only be removed for cause on the affirmative vote of a majority of the outstanding shares then entitled to vote. Vacancies on the board of directors may be filled by a vote of the directors then in office.

LISTING

    Application has been made for quotation of our common stock on the Nasdaq National Market under the symbol "ZNGN."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is Registrar and Transfer Company. Its address is 10 Commerce Drive, Cranford, New Jersey 07016.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

    The             shares of our common stock sold in this offering, or
            shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of Zengine (an "Affiliate") as that term is defined in Rule 144 under the Securities Act, which shares will remain subject to the resale limitations of Rule 144.

    The             shares of our common stock that will continue to be held by
MCSi after this offering constitute "restricted securities" within the meaning of Rule 144, and will be eligible for sale by MCSi in the open market on
            , 2000, subject to certain contractual lockup provisions and the applicable requirements of Rule 144, both of which are described below. Zengine has granted certain registration rights to MCSi. See "--Registration Rights."

    Generally, Rule 144 provides that a person who has beneficially owned "restricted" shares for at least one year will be entitled to sell on the open market in brokers' transactions within any three month period a number of shares that does not exceed the greater of:

    - 1% of the then outstanding shares of common stock; and

    - the average weekly trading volume in the common stock on the open market during the four calendar weeks preceding such sale.

Sales under Rule 144 are also subject to certain post-sale notice requirements and the availability of current public information about Zengine.

    In the event that any person other than MCSi who is deemed to be an Affiliate purchases shares of our common stock pursuant to this offering or acquires shares of our common stock pursuant to an employee benefit plan of Zengine, the shares held by such person are required under Rule 144 to be sold in brokers' transactions, subject to the volume limitations described above. Shares properly sold in reliance upon Rule 144 to persons who are not Affiliates are thereafter freely tradable without restriction.

    Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock.

    Each of Zengine, MCSi and the directors and executive officers of Zengine and MCSi (and certain other investors) have agreed that, without the prior written consent of William Blair & Company on behalf of the underwriters, they will not, during the period ending 180 days after the date of this prospectus, sell or otherwise dispose of any shares of our common stock, subject to certain exceptions. See "Underwriters."

    An aggregate of 600,000 shares of our common stock are reserved for issuance under our stock option plan and employee stock purchase plan. We intend to file a registration statement on Form S-8 covering the issuance of shares of our common stock pursuant to these plans. Accordingly, the shares issued pursuant to these stock option plans will be freely tradable, subject to the restrictions on resale by Affiliates under Rule 144.

REGISTRATION RIGHTS

    We have entered into a registration rights agreement with Wilblairco, At Home, REX Stores, MCSi and Messrs. Savarino, Dhadphale and Feaver which provides that they may require us to register under the Securities Act all or a portion of our common stock that they hold at any time after 180 days after this offering, subject to certain conditions. Any shares of our common stock sold pursuant to these registration rights would be eligible for immediate resale in the public market without restriction by persons other than our Affiliates. For more information regarding this registration rights agreement, please see "Certain Transactions."

    Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur (whether as a result of MCSi's registration rights or otherwise), could have a material adverse effect on the market price of our common stock. See "Risk Factors."

                              PLAN OF DISTRIBUTION

    Of the       shares offered by this prospectus,             shares are being
offering by means of an underwritten public offering and       shares are being
offered by means of the MCSi Subscription Program to stockholders of Miami Computer Supply Corporation, or MCSi, our parent company and principal stockholder.

UNDERWRITTEN PUBLIC OFFERING

    The several underwriters named below, for which William Blair & Company, L.L.C., Friedman, Billings, Ramsey and Co., Inc., E*OFFERING Corp. and Morgan Keegan & Company, Inc. are acting as representatives, have severally agreed, subject to the terms and conditions set forth in the underwriting agreement among Zengine and the underwriters, to purchase from Zengine, and Zengine has agreed to sell to each of the underwriters, the respective number of shares of common stock set forth opposite each underwriter's name in the table below.

                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
William Blair & Company, L.L.C..............................
Friedman, Billings, Ramsey & Co., Inc.......................
E*OFFERING Corp.............................................
Morgan Keegan & Company, Inc................................
                                                              ---------
      Total.................................................
                                                              =========

    This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant thereto at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus. According to the terms of the underwriting agreement, the underwriters will either purchase all of the shares or none of them. In the event of default by any underwriter, in certain circumstances the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

    The representatives of the underwriters have advised Zengine that the underwriters will offer the shares of common stock to the public at the public offering price specified on the cover page of this prospectus. The underwriters may also offer the shares to dealers at the public offering price less a
concession of up to       per share. The underwriters may allow, and these
dealers may re-allow, a concession of up to       per share to certain other
dealers. The underwriters will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. The underwriters expect that Zengine will deliver the shares to the underwriters through the facilities of the Depository Trust Company in New York, New York on
or about             , 2000. At that time, the underwriters will pay Zengine for the shares in immediately available funds. After the commencement of the initial public offering, the representatives may change the public offering price and the other selling terms.

    The underwriters have the option to purchase up to an aggregate of additional shares of common stock from Zengine at the same price
they are paying for the             shares offered
hereby in the underwritten public offering. The underwriters may purchase additional shares only to cover over-allotments made in connection with this offering and only within 30 days after the date of this prospectus. If the underwriters decide to exercise this over-allotment option, each underwriter will be required to purchase additional shares in approximately the same proportion as set forth in the table above. The underwriters will offer any additional shares that they purchase on the terms described in the preceding paragraph.

    The following table summarizes the compensation to be paid by Zengine to the underwriters:

                                                                                   TOTAL
                                                                      -------------------------------
                                                                         WITHOUT            WITH
                                                          PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                          ---------   --------------   --------------
Public offering price...................................  $              $                $
Underwriting discount paid by Zengine...................

    Zengine estimates the expenses of this offering payable by Zengine
(excluding the underwriting discount) to be $            .

    Zengine has agreed to indemnify the underwriters and their controlling persons against specific liabilities, including liabilities under the Securities Act.

    Zengine, its executive officers and directors, and MCSi have agreed not to sell or transfer any shares of common stock, or to engage in hedging transactions with respect to the common stock, for a period of 180 days from the date of this prospectus without the consent of William Blair. After giving effect to this offering, stockholders who have agreed to this lock-up
arrangement will hold an aggregate of             shares of common stock and
options to purchase             shares of common stock. For more information,
see "Shares Eligible for Future Sale."

    In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. Over-allotment involves selling more shares of common stock in this offering than are specified on the cover page of this prospectus, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market or by exercising all or part of their over-allotment option. In addition, the representatives of the underwriters may impose a penalty bid. This allows the representatives to reclaim the selling concession allowed to an underwriter or selling group member if common stock sold by such underwriter or selling group member in this offering is repurchased by the representatives in stabilizing or syndicate short covering transactions. These transactions, which may be effected on the Nasdaq National Market or otherwise, may stabilize, maintain or otherwise affect the market price of the common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. Neither Zengine nor any of the underwriters makes any representation or prediction as to whether the underwriters will engage in these transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the common stock.

    The representatives of the underwriters have advised Zengine that the underwriters do not intend to confirm, without client authorization, sales to any account over which they exercise discretionary authority.

    Prior to this offering, there has been no public market for Zengine's common stock. Consequently, Zengine and the representatives of the underwriters will negotiate to determine the initial public offering price. They will consider current market conditions, Zengine's operating results in recent periods, the market capitalization of other companies in its industry, estimates of Zengine's potential and other factors they deem relevant. The estimated price range specified on the cover page of this prospectus may change because of market conditions and other factors.

    The underwriters have reserved for sale, at the initial public offering
price, up to             shares of common stock in this offering for Zengine
employees and other individuals with a relationship with Zengine. Purchases of the reserved shares would reduce the number of shares available for sale to the general public. The underwriters will offer any reserved shares which are not so purchased to the general public on the same terms as the other shares.

    We have applied for listing of the common stock on the Nasdaq National Market under the symbol "ZNGN."

    In October 1999, we sold 133,333 shares of our common stock to Wilblairco Associates for $2.0 million. Wilblairco Associates, an Illinois general partnership, is an affiliate of William Blair & Company, which is the lead underwriter of this offering.

    fbr.com, a division of FBR Investment Services, Inc., which is an affiliate of Friedman, Billings, Ramsey & Co., Inc., will be providing an Internet distribution channel for this offering. Friedman, Billings, Ramsey & Co., Inc. has agreed to allocate a limited number of shares to fbr.com for sale to its online brokerage account holders. An electronic prospectus is available on the Web site maintained by fbr.com Other than the prospectus in electronic format, the information on the fbr.com Web site relating to this offering is not a part of this prospectus and should not be relied upon by prospective investors.

    E*OFFERING Corp., one of the underwriters, will allocate for distribution by E*TRADE Securities, Inc. a portion of the shares that E*OFFERING is underwriting in this offering. Copies of the prospectus in electronic format, from which you can link to a "Meet the Management" presentation through an embedded hyperlink, will be made available on Internet Web site, maintained by E*OFFERING Corp. and E*TRADE Securities, Inc. Customers of E*TRADE Securities, Inc. who complete and pass an online eligibility profile may place conditional offers to purchase shares in this offering through E*TRADE's Internet Web site.

MCSi SUBSCRIPTION PROGRAM

    As part of this offering, we are offering             shares of our common
stock in the MCSi Subscription Program to stockholders of MCSi, our parent company and principal stockholder. MCSi's stockholders may subscribe for one
share of common stock for every       shares of MCSi common stock held by them,
and may not transfer the opportunity to subscribe to another person except involuntarily by operation of law. Persons who owned at least 100 shares of MCSi
common stock as of         , 2000 are eligible to purchase shares from us under
the program. Shareholders who own less than 100 shares of MCSi common stock will be ineligible to participate in the MCSi Subscription Program.

    Under a standby purchase agreement, MCSi will purchase from us any of the shares offered by us under the program that are not purchased by the stockholders of MCSi. Distribution of share certificates purchased through the MCSi Subscription Program will be made to the purchasers as soon as practicable following closing of the sale of the shares to the public. It is expected that sales under the MCSi Subscription Program will be reflected in purchasers' book-entry accounts at the Depository Trust Company, if any, upon the closing of these sales. After the closing of these sales, we will mail stock certificates to all purchasers who do not maintain book-entry accounts at the Depository
Trust Company. Prior to this offering, MCSi owned       % of our common stock.
After this offering, MCSi will own approximately       % of our common stock,
assuming that       shares are purchased in the subscription program. The
purchase price under the program, whether paid by MCSi stockholders or MCSi, will be the same price per share as set forth on the cover page of this prospectus. All shares will be sold to stockholders of MCSi or to MCSi. MCSi will not receive any compensation from Zengine or any other person, with respect to this offering, including any underwriting discounts or commissions.

    The total proceeds before expenses to be received by Zengine from both the underwritten public offering and the MCSi Subscription Program will be
approximately $      million, assuming no exercise of the over-allotment option.

    The expenses of the MCSi Subscription Program are estimated at $      and
are payable by us. The total expenses for the offering, including the expenses associated with the underwritten public offering, are estimated at approximately
$      million.

    MCSi is an underwriter with respect to the shares included in the MCSi Subscription Program. MCSi is not an underwriter with respect to the other shares offered by this prospectus. MCSi is not included in the term "underwriter" as used in this prospectus. MCSi's sole condition to purchase any shares that are not purchased by its stockholders in the MCSi Subscription Program is that the conditions to the underwriter's obligation have been met. This means that MCSi will be required to purchase these shares if, and only if, the underwriters are obligated to purchase shares in the underwritten public offering. MCSi has not participated in any discussions or negotiations with Zengine and the underwriters regarding the initial public offering price. MCSi will not have any right to seek indemnification from Zengine regarding its agreement to accept underwriter liability with respect to the shares included in the MCSi Subscription Program.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sidley & Austin, Chicago, Illinois.

                                    EXPERTS

    The financial statements of Zengine, Inc., as of September 30, 1999 and February 29, 2000, and for each of the periods from inception (January 1, 1999) to September 30, 1999 and from October 1, 1999 to February 29, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

    We have filed with the SEC a registration statement, as amended, on Form S-1 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

    Subject to the foregoing, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

    As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain our Internet site at http://www.zengine.com. Our Internet site and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

    Our name, logo, KORE, KOG and certain other tag lines, titles and logos of our products and other products and services mentioned in this prospectus are either our trademarks or service marks or trademarks or service marks that have been licensed to us or are owned by others. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                 ZENGINE, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                  PAGE(S)
                                                              ----------------
Report of Independent Accountants...........................  F-2

Balance Sheets as of September 30, 1999 and February 29,
  2000......................................................  F-3

Statements of Operations for the period from inception
  (January 1, 1999) to September 30, 1999 and the five
  months ended February 29, 2000............................  F-4

Statements of Changes in Stockholders' Equity for the period from inception (January 1, 1999) to September 30, 1999 and the five months ended February 29, 2000...................  F-5

Statements of Cash Flows for the period from inception
  (January 1, 1999) to September 30, 1999 and the five
  months ended February 29, 2000............................  F-6

Notes to Financial Statements...............................  F-7-F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Zengine, Inc.

    In our opinion, the accompanying balance sheets and the related statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of Zengine, Inc. ("Zengine"), a majority owned subsidiary of Miami Computer Supply Corporation, at September 30, 1999 and February 29, 2000, and the results of its operations and its cash flows for the period from inception (January 1, 1999) to September 30, 1999 and the five months ended February 29, 2000 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of Zengine's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Cincinnati, Ohio
April 7, 2000

                                 ZENGINE, INC.
                                 BALANCE SHEETS

                                                                  SEPTEMBER 30,      FEBRUARY 29,
                                                                      1999               2000
                                                                  -------------      ------------
Assets:
  Current assets:
    Cash....................................................       $       406       $    86,122
    Accounts receivable.....................................                --           663,055
    Amounts receivable from MCSi (Note 4)...................                --         2,731,582
    Other current assets....................................                --           460,774
                                                                   -----------       -----------

      Total current assets..................................               406         3,941,533

  Property and equipment, net of accumulated depreciation...            15,113            38,082
  Capitalized software costs, net of accumulated
    amortization............................................           339,801           398,115
  Other assets..............................................                --           175,000
                                                                   -----------       -----------

      Total assets..........................................       $   355,320       $ 4,552,730
                                                                   ===========       ===========

Liabilities and stockholders' equity:
  Liabilities:
    Accrued expenses (Note 6)...............................       $    92,573       $   444,991
    Deferred revenue........................................                --            23,333
                                                                   -----------       -----------

      Total liabilities.....................................            92,573           468,324
                                                                   -----------       -----------

  Commitments and contingencies (Notes 3 and 4).............                --                --

  Stockholders' equity:
    Common stock, no par value, 5,000,000 shares authorized,
      1,800,000 shares issued and outstanding at September
      30, 1999 and February 29, 2000........................                --                --
    Additional paid-in capital..............................         1,301,895         5,462,319
    Unearned compensation...................................          (105,525)          (89,829)
    Accumulated deficit.....................................          (933,623)       (1,288,084)
                                                                   -----------       -----------

      Total stockholders' equity............................           262,747         4,084,406
                                                                   -----------       -----------

      Total liabilities and stockholders' equity............       $   355,320       $ 4,552,730
                                                                   ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                                 ZENGINE, INC.

                            STATEMENTS OF OPERATIONS

                                                                    PERIOD FROM
                                                                     INCEPTION
                                                                    (JANUARY 1,         FIVE MONTHS
                                                                       1999)               ENDED
                                                                  TO SEPTEMBER 30,      FEBRUARY 29,
                                                                        1999                2000
                                                                  ----------------      ------------
Revenue.....................................................         $     4,089        $ 1,812,954

Cost of revenue.............................................              23,511            224,891
                                                                     -----------        -----------

Gross profit (loss).........................................             (19,422)         1,588,063

Selling, general and administrative expenses................             914,201          2,010,584
                                                                     -----------        -----------

Loss from operations........................................            (933,623)          (422,521)

Interest income.............................................                  --             68,060
                                                                     -----------        -----------

Loss before income taxes....................................            (933,623)          (354,461)

Provision for income taxes (Note 5).........................                  --                 --
                                                                     -----------        -----------

Net loss....................................................         $  (933,623)       $  (354,461)
                                                                     ===========        ===========

Loss per share of common stock -- basic and diluted.........         $      (.59)       $      (.22)
                                                                     ===========        ===========

Weighted average number of common shares
  outstanding -- basic and diluted..........................           1,580,877          1,636,944
                                                                     ===========        ===========

   The accompanying notes are an integral part of these financial statements.

                                 ZENGINE, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                 ADDITIONAL
                                     SHARES       PAID-IN       UNEARNED     ACCUMULATED
                                   OUTSTANDING    CAPITAL     COMPENSATION     DEFICIT       TOTAL
                                   -----------   ----------   ------------   -----------   ----------
Incorporation of the Company.....   1,500,000    $    1,000     $      --    $        --   $    1,000
Capital contributions from MCSi
  (Note 4).......................          --     1,105,887            --             --    1,105,887
Stock based compensation (Note
  7).............................     300,000       195,008      (195,008)            --           --
Amortization of stock based
  compensation (Note 7)..........          --            --        89,483             --       89,483
Net loss.........................          --            --            --       (933,623)    (933,623)
                                    ---------    ----------     ---------    -----------   ----------
Balance at September 30, 1999....   1,800,000     1,301,895      (105,525)      (933,623)     262,747

Contribution of shares by MCSi
  (Note 3).......................    (266,666)           --            --             --           --
Sale of common stock, net of
  related costs (Note 3).........     266,666     3,871,049            --             --    3,871,049
Amortization of stock based
  compensation (Note 7)..........          --            --        15,696             --       15,696
Amortization of put option
  written by MCSi (Note 3).......          --       289,375            --             --      289,375
Net loss.........................          --            --            --       (354,461)    (354,461)
                                    ---------    ----------     ---------    -----------   ----------
Balance at February 29, 2000.....   1,800,000    $5,462,319     $ (89,829)   $(1,288,084)  $4,084,406
                                    =========    ==========     =========    ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                                 ZENGINE, INC.

                            STATEMENTS OF CASH FLOWS

                                                                 PERIOD FROM
                                                                  INCEPTION         FIVE MONTHS
                                                              (JANUARY 1, 1999)        ENDED
                                                               TO SEPTEMBER 30,    FEBRUARY 29,
                                                                     1999              2000
                                                              ------------------   -------------
Cash flows from operating activities:
  Net loss..................................................     $  (933,623)       $  (354,461)
  Adjustments to reconcile net loss to cash used in
    operating activities:
    Depreciation and amortization...........................          21,491            353,464
    Non-cash compensation expense...........................          89,483             15,696
    Changes in assets and liabilities:
      Accounts receivable...................................              --           (663,055)
      Deferred revenue......................................              --             23,333
      Accrued expenses......................................          92,573            352,418
      Other assets..........................................              --           (635,774)
                                                                 -----------        -----------
        Cash used in operating activities...................        (730,076)          (908,379)
                                                                 -----------        -----------
Cash flows from investing activities:
  Capital expenditures......................................         (16,140)           (28,626)
  Capitalized software costs................................        (360,265)          (116,746)
  Issuance of demand note--MCSi.............................              --         (2,731,582)
                                                                 -----------        -----------
        Cash used in investing activities...................        (376,405)        (2,876,954)
                                                                 -----------        -----------
Cash flows from financing activities:
  Sale of common stock to MCSi..............................           1,000                 --
  Capital contributions from MCSi...........................       1,105,887                 --
  Sale of common stock, net of related expenses.............              --          3,871,049
                                                                 -----------        -----------
        Cash provided by financing activities...............       1,106,887          3,871,049
                                                                 -----------        -----------
Net increase in cash........................................             406             85,716
Cash--beginning of period...................................              --                406
                                                                 -----------        -----------
Cash--end of period.........................................     $       406        $    86,122
                                                                 ===========        ===========
Supplemental cash flow information:
  Income taxes paid.........................................     $        --        $        --
                                                                 ===========        ===========
  Interest paid.............................................     $        --        $        --
                                                                 ===========        ===========

   The accompanying notes are an integral part of these financial statements.

                                 ZENGINE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY

    Zengine, Inc. (the "Company") commenced operations in January 1999 as a division of Miami Computer Supply Corporation ("MCSi") and was incorporated as BuySupply.com, Inc. ("BuySupply"), a wholly owned subsidiary of MCSi in March 1999. BuySupply changed its name to Zengine, Inc. in September 1999. At September 30, 1999 and February 29, 2000, MCSi owned 83.3% and 68.5%, respectively, of the outstanding shares of the Company. As BuySupply, the Company sold computer supplies and audio-visual equipment over the Internet. In the Spring of 1999, the Company began to develop the Zengine business model (described below) and implemented it throughout the Summer and Fall of 1999, while maintaining its Internet operations. Subsequent to September 30, 1999, the Company focused its efforts solely on implementing the Zengine business model and no longer utilizes the BuySupply model. The Company emerged from the development stage during the five month period ended February 29, 2000 as it began to earn revenues from the Zengine business model. Start-up costs incurred in the preoperating stage were expensed as incurred. The Company has adopted a fiscal year ending September 30, and these financial statements cover the period January 1, 1999 through September 30, 1999 and the five month period ended February 29, 2000.

    The Company provides a comprehensive suite of technology-based solutions that enable businesses to conduct electronic commerce. The Company's solutions, delivered on an outsourced and private label basis, allow its clients to quickly and cost-effectively create, maintain and enhance enterprise wide e-commerce platforms. The Company offers a full range of integrated services for both business-to-business, and business-to-consumer e-commerce including Web site user interface design, product content and merchandising, personalization and customer relationship management, advertising and sponsorship management, order management, inventory management and order fulfillment, end-user customer service and reporting and analysis. These solutions allow the Company's clients to build, manage and understand online customer relationships and to market, sell and support products and service more effectively. The Company provides its services on an outsourced basis that is brand transparent to the end-user, allowing clients to leverage the Company's technology and infrastructure for their own branded e-commerce platform.

    The Company has looked to MCSi for financial and business support since its inception. Through September 30, 1999 MCSi contributed $1,106,887 to the capital of the Company; no capital has been contributed by MCSi since September 30, 1999. Revenues for the five month period ended February 29, 2000 include $978,365 of revenue from the administration of MCSi's business-to-business dedicated Web sites under an e-commerce services agreement. In addition, advertising revenue of $798,737 for the five month period ended February 29, 2000 was generated primarily from the sale of product placement and banner advertisements to OEM suppliers with whom MCSi has supply agreements, under arrangements facilitated by MCSi and negotiated by the Company. The Company also conducts business with MCSi under a distribution services agreement, administrative services agreement and sublease and equipment leasing agreements. All of these transactions are more fully described in Note 4.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Revenues are recognized when goods are shipped or services are performed and accepted by the customer. Revenues for the nine month period ended
September 30, 1999 represent revenues of the

                                 ZENGINE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
BuySupply business model. Subsequent to October 1, 1999, all revenues were derived from the Zengine business model.

    Revenues under the Zengine business model are comprised of (a) service fees, which include integration and set-up fees, transaction fees and monthly subscription fees, and (b) advertising fees. Revenues are recognized as follows:

SERVICE FEES

    INTEGRATION AND SET-UP FEES

    The Company provides integration and set-up services to its clients. Under these arrangements, services may include the development or design of a client's Web site, migration of the client's current Web site content to the Company's technology, integration of the client's Web site to the client's current computer systems, or other similar activities. To the extent that these fees are associated with a contract to provide subsequent outsourced transaction-based services to a client, these fees are recognized ratably over the term of the transaction services agreement. Otherwise, revenue is recognized when the service is completed, the client has accepted the service and there is no future obligation to provide any additional service.

    TRANSACTION FEES

    The Company provides outsourced transaction-based services to customers such as providing product content and merchandising, invoice processing, order management, custom fulfillment and end-user customer service on a commission basis. Pursuant to the Company's arrangements with its first two third party clients, commission revenue is determined as a percentage of the gross margin on the sales value to the end customer. Under all subsequent arrangements, commission revenue is based on a percentage of net sales value to the end customer. Revenue from transaction fees is recognized when the service is completed.

    MONTHLY SUBSCRIPTION FEES

    To date the Company has not generated any revenues from subscription fees. Subscription arrangements provide for maintenance and related services for a fee. Revenue from subscription fees will be recognized ratably over the term of the subscription.

ADVERTISING AND SPONSORSHIP FEES

    Revenues from advertising take the form of fees when the Company sells banner advertising or product placement advertising on clients' Web sites. These arrangements call for continuous advertising or product placement over a certain time period and are not contingent upon events such as obtaining certain levels of sales, Web site visits or other factors. Revenue is recognized ratably over the period of the advertising/placement services based on the fulfillment of obligations under the advertising/ placement arrangement.

                                 ZENGINE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SUMMARY

    Revenue for the nine month period ended September 30, 1999 and the five month period ended February 29, 2000 is summarized as follows:

                                                       NINE MONTHS      FIVE MONTHS
                                                          ENDED            ENDED
                                                      SEPTEMBER 30,    FEBRUARY 29,
                                                           1999            2000
                                                      --------------   -------------
Service fees........................................      $   --         $1,014,217
Advertising and sponsorship fees....................          --            798,737
Product sales.......................................       4,089                 --
                                                          ------         ----------
                                                          $4,089         $1,812,954
                                                          ======         ==========

COST OF REVENUE

    Cost of revenue consists of the salaries, employee benefits and related expense of employees who work on site preparation and on providing outsourcing services to clients. It also includes the depreciation of the computer hardware and software utilized in providing these services and the three percent distribution fee charged by MCSi, which is described in Note 4.

PROPERTY AND EQUIPMENT

    Property and equipment primarily consists of computer technology equipment and is stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (currently, three years for all assets). At September 30, 1999 and February 29, 2000, accumulated depreciation totaled $1,027 and $6,684, respectively. Depreciation expense totaled $1,027 and $5,657, respectively, for the nine month period ended September 30, 1999 and the five month period ended February 29, 2000.

SOFTWARE DEVELOPMENT COSTS

    In accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," costs to develop the Company's software have been capitalized subsequent to the Company determining that technological feasibility of the software had been achieved. Software development costs are being amortized over a three year period on a straight-line basis, subject to tests for ultimate realizability based on future estimated revenues. At September 30, 1999 and February 29, 2000, accumulated amortization totaled $20,464 and $78,896, respectively. Amortization expense totaled $20,464 and $58,432, respectively, for the nine month period ended September 30, 1999 and the five month period ended February 29, 2000.

OTHER ASSETS

    Other assets include the Company's prepayments to a client for the contractual right to be the sole audio visual store provider for the client. These costs are being charged to expense on a straight-line basis over the two year term of the related arrangement and total $475,000 ($300,00 and $175,000 of

                                 ZENGINE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) other current assets and other assets, respectively) at February 29, 2000. The remainder of the other assets relate to the Company's prepayment of fees relating to its planned initial public offering.

INCOME TAXES

    Through September 30, 1999, the Company was included in the consolidated income tax return of MCSi. The provision for income taxes is computed on a separate company basis. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the tax bases of assets and liabilities. The Company records a valuation allowance related to its deferred income tax assets when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

EARNINGS (LOSS) PER SHARE

    Earnings (loss) per share is computed as if the Company had been incorporated on January 1, 1999. Basic per share amounts represent the weighted average number of shares outstanding during the period, while diluted per share amounts give effect to the conversion of all other convertible equity securities (stock options and stock awards) to the extent their assumed conversion is not anti-dilutive. For the periods October 1, 1999 through February 29, 2000 and January 1, 1999 through September 30, 1999, the assumed conversion of stock options (190,494 and 25,013, respectively) and stock awards (153,845 and 169,230, respectively) were excluded from diluted loss per share because their assumed conversion was anti-dilutive.

    The following table summarizes the shares included in the basic and diluted loss per share calculations.

                                                               NINE MONTHS      FIVE MONTHS
                                                                  ENDED            ENDED
                                                              SEPTEMBER 30,    FEBRUARY 29,
                                                                   1999            2000
                                                              --------------   -------------
    Net loss for the period.................................    $ (933,623)      $ (354,461)
                                                                ==========       ==========
    Weighted average number of shares outstanding--basic....     1,580,877        1,636,944
    Dilutive impact of assumed conversion exercises.........            --               --
                                                                ----------       ----------
    Weighted average number of shares
      outstanding--diluted..................................     1,580,877        1,636,944
                                                                ==========       ==========
    Loss per share--basic and diluted.......................    $     (.59)      $     (.22)
                                                                ==========       ==========

COMPREHENSIVE INCOME (LOSS)

    The Company has no components of other comprehensive income; accordingly, net loss and comprehensive loss are the same.

CONCENTRATIONS OF CREDIT RISK

    The Company's operations are presently conducted in North America. While the Company intends to expand the scope of its operations internationally, no such activity had occurred through

                                 ZENGINE, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
February 29, 2000. At February 29, 2000, accounts receivables totaled $663,055. Based on management's assessment, accounts receivable are collectible in full, and no allowance for uncollectible accounts is considered necessary. Accounts receivable are recorded net of amounts owed to the Company's clients as the right of offset of gross receivables and payables exists between the parties. During the five month period ended February 29, 2000, in addition to revenues from MCSi, one other customer accounted for 10.2% of revenue. Management monitors its credit risks using policies it considers appropriate in the circumstances.

FAIR VALUES AND DERIVATIVE TRANSACTIONS

    The Company believes that the fair value of its monetary assets and liabilities approximates the carrying value in these financial instruments. The Company does not engage in derivative transactions.

STOCK COMPENSATION

    The Company measures compensation expense for its stock-based employee compensation plans using the intrinsic value method and has provided in Note 7 the pro forma disclosures of the effect on net income (loss) and earnings (loss) per common share as if the fair value-based method had been applied in measuring compensation expense.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods. Actual results could differ from these estimates.

3. EQUITY TRANSACTIONS

    In October 1999, the Company sold to one of its clients and an unrelated investor (the "investors") 266,666 shares of common stock of the Company at a price of $15 per share for total gross proceeds of $4,000,000 (net proceeds, after offering costs, were $3,871,049). MCSi cancelled 266,666 shares of the Company it owned to facilitate this transaction. MCSi has provided the investors with a put option whereby the investors can require MCSi to repurchase the Company shares which they acquired in this transaction at a price of $22.81 per share. This put option is not exercisable until after September 30, 2002 and expires on September 30, 2004. Upon an initial public offering of the Company's common stock with net proceeds in excess of $25 million, the investors have agreed to waive the put option. The Company is accreting the difference between the sales price of the stock in this transaction and its redemption amount over the period ending September 30, 2002. This accretion takes the form of a charge against earnings and equates to an annual charge of $694,500; $289,375 was charged to expense during the five month period ending February 29, 2000. There is no agreement or arrangement whereby the Company will advance funds to MCSi in the event the put option is exercised.

    In connection with the transaction described in the preceding paragraph, the Company paid $600,000 to the client for the contractual right to be the sole audio visual store provider to the client.

                                 ZENGINE, INC.

3. EQUITY TRANSACTIONS (CONTINUED)
The amount was capitalized as other assets and is being charged to expense on a straight-line basis over the term of the arrangement. In addition, the Company has committed to purchase $3,400,000 of advertising services over 24 months beginning in December 1999 from one of the investors in monthly installments of $141,667. The Company is recognizing the expense associated with this advertising program as the advertising services are provided on a straight-line basis over the term of the agreement.

    In conjunction with an e-commerce services agreement entered into with one of the Company's clients in February 2000, the Company and the client agreed that the client would be granted a warrant to purchase the Company shares if the Company completes an initial public offering ("IPO"). If granted, the warrant will entitle the client to purchase the lesser of 600,000 shares, or 1.7% of outstanding shares of the Company subsequent to the IPO, at the IPO price. The warrant would be exercisable for a three year period, commencing on the date of grant. Since the issuance of this warrant is based upon uncertain future events, these financial statements do not reflect any accounting relative to this warrant.

4. RELATED PARTY TRANSACTIONS

    Effective October 1, 1999, the Company entered into an e-commerce services agreement with MCSi for a two year period. Under the terms of the e-commerce agreement, the Company receives a commission equal to 10% of retail value of products sold through MCSi's dedicated customer Web sites ("Web sites") in exchange for the Company designing, enhancing and providing certain support services for these Web sites.

    Additionally, effective October 1, 1999, the Company entered into three other agreements with MCSi; these are (a) a distribution services agreement whereby the Company will pay MCSi a fee of three percent of the retail value of the goods sold to or through third party clients for which MCSi performs the fulfillment and distribution function, (b) an administrative services agreement whereby the Company will be charged $720,000 per year in reimbursement for treasury and cash management services, accounting services, corporate development services, risk management and administrative insurance services, benefit plan design services, human resources and compensation services, Web site population services and advertising sales services costs which MCSi incurs for the Company's benefit, and (c) a leasing agreement whereby the Company will pay MCSi $125,000 per year to lease corporate offices and $25,000 per year to lease certain personal property. These agreements between the Company and MCSi have a two year term, except for the leasing agreement, which expires on May 1, 2001.

                                 ZENGINE, INC.

4. RELATED PARTY TRANSACTIONS (CONTINUED)
    The income statement for the five months ended February 29, 2000 includes the following relative to these transactions with MCSi:

Revenues associated with the e-commerce services
  agreement.................................................  $978,365
                                                              ========
Cost of revenues associated with the distribution services
  agreement.................................................  $  3,141
                                                              ========
Expenses associated with the administrative services
  agreement and leasing agreement:
  Cost of revenue...........................................  $ 40,000
  Selling, general and administrative expenses..............   322,500
                                                              --------
                                                              $362,500
                                                              ========

    Using the proceeds from the sale of stock described in Note 3, in October, 1999, the Company and MCSi entered into a demand note arrangement ("Demand Note"), whereby the Company loaned $3,871,049 to MCSi. The demand note is payable on demand and accrues interest quarterly at the Merrill Lynch Ready Asset Trust rate (5.27% at February 29, 2000).

    In December 1999, MCSi purchased advertising of $47,000 from the Company. In addition, advertising revenue of $798,737 for the nine months ended
February 29, 2000 was generated primarily from the sale of product placement and banner advertisments to OEM suppliers with whom MCSi has supply arrangements.

    With respect to all of its transactions with MCSi, the Company and MCSi have agreed to a monthly "net" settlement. The following table summarizes the net receivable due from MCSi related to the aforementioned agreements as of February 29, 2000:

Net amount receivable from MCSi arising from the Demand
  Note......................................................  $3,871,049
Amounts receivable from MCSi arising from the e-commerce
  services agreement........................................     978,365
Amounts receivable arising from advertising services........      47,000
Amounts receivable arising from interest on the Demand
  Note......................................................      68,060
Accounts payable arising from current account activity......  (1,867,251)
Amounts payable to MCSi arising from the distribution
  services agreement........................................      (3,141)
Amounts payable to MCSi arising from the administrative
  services and the leasing agreement........................    (362,500)
                                                              ----------
Net amount receivable from MCSi.............................  $2,731,582
                                                              ==========

    Amounts payable arising from current account activity include trade accounts payable and other expenses of the Company which are being paid by MCSi on the Company's behalf. Accordingly, no separate trade accounts payable are included on the accompanying balance sheet.

                                 ZENGINE, INC.

4. RELATED PARTY TRANSACTIONS (CONTINUED)
    As a result of entering into the leasing agreement with MCSi, the Company is committed to the following minimum lease payments for the periods presented below:

Seven months ended September 30, 2000.......................  $ 87,500
Year ended September 30, 2001...............................   100,000
                                                              --------
  Total.....................................................  $187,500
                                                              ========

    Through September 30, 1999 the Company looked to MCSi for many of the services it currently receives under the administrative services agreement entered into effective October 1, 1999. These included administrative services such as treasury, payroll, accounting and financial support functions. The financial statements for the nine month period ended September 30, 1999 include charges for these services from MCSi totalling $435,623 and have been allocated from MCSi to the Company on a basis which management believes is reasonable in the circumstances.

    Through September 30, 1999 MCSi had contributed to the Company, as capital, all of the financial support it had provided rather than loaning funds to the Company. The following table summarizes the interest free financial support that MCSi provided to the Company on a monthly basis from January 1999 through September 30, 1999 that has been recorded as additional paid in capital:

January.........................................  $   56,782
February........................................      39,609
March...........................................      14,941
April...........................................     140,616
May.............................................     106,822
June............................................     149,664
July............................................     137,447
August..........................................     239,987
September.......................................     220,019
                                                  ----------
                                                  $1,105,887
                                                  ==========

    Prior to entering into the leasing agreement effective October 1, 1999, the Company operated from premises leased to it, on a month to month basis, by MCSi. During the period ended September 30, 1999, MCSi charged the Company $77,497 for rental of these facilities.

    The employees of the Company are permitted to participate in MCSi's defined contribution pension plan. This plan covers substantially all employees, who meet certain eligibility requirements, and the Company's expense related thereto comprises matches to employee contributions to the Plan, limited to a percent of the employees' compensation. Expenses under the plan were nil and $3,102, respectively, for the nine month period ended September 30, 1999 and the five month period ended February 29, 2000.

                                 ZENGINE, INC.

5. INCOME TAXES

    From January 1, 1999 through February 29, 2000 the Company paid no income taxes and had no provision for income taxes due to its operating losses since inception. The components of the provision for income taxes follows:

                                                       NINE MONTHS      FIVE MONTHS
                                                          ENDED            ENDED
                                                      SEPTEMBER 30,    FEBRUARY 29,
                                                           1999            2000
                                                      --------------   -------------
Current
  U.S. Federal......................................    $      --          $     --
  State and local...................................           --                --
                                                        ---------          --------
    Total current provision.........................           --                --
                                                        ---------          --------

Deferred
  U.S. Federal......................................     (326,767)          (22,779)
  State and local...................................      (28,009)           (1,952)
  Valuation allowance...............................      354,776            24,731
                                                        ---------          --------
    Total deferred provision........................           --                --
                                                        ---------          --------
    Total provision for income taxes................    $      --          $     --
                                                        =========          ========

    A summary of the components of deferred income taxes follows:

                                                        SEPTEMBER 30,      FEBRUARY 29,
                                                            1999               2000
                                                        -------------      ------------
Start up costs....................................        $ 347,396         $ 318,446
Net operating losses..............................          132,316           208,039
Stock based compensation..........................            4,188             4,306
Capitalized software..............................         (129,124)         (151,284)
Valuation allowance...............................         (354,776)         (379,507)
                                                          ---------         ---------
                                                          $      --         $      --
                                                          =========         =========

    Startup costs above relate to selling, general and administrative costs which the Company incurred in its development stage and were expensed in the Company's income statement, but must be capitalized and amortized to expense over a five year period for income tax purposes. The Company began amortizing these costs for tax purposes as it generated revenue from its planned business activities during the five month period ended February 29, 2000.

    The Company has provided a valuation allowance against its net deferred tax assets because management, at the present time, is of the view that it is more likely than not that these assets will not be realized. The Company's effective tax rate differs from the expected statutory rate by virtue of the inability to currently deduct net operating losses and the valuation allowance described above. The Company's net operating losses of $348,200 and $547,471 at September 30, 1999 and February 29, 2000, respectively, are subject to carryfoward provisions which expire from 2014 through 2015.

                                 ZENGINE, INC.

6. ACCRUED LIABILITIES

    Accrued liabilities consists of the following:

                                                      SEPTEMBER 30,   FEBRUARY 29,
                                                          1999            2000
                                                      -------------   ------------
Payroll and payroll related costs...................     $36,317        $105,957
Advertising costs...................................          --         283,334
Other...............................................      56,256          55,700
                                                         -------        --------
                                                         $92,573        $444,991
                                                         =======        ========

7. STOCK COMPENSATION AND RELATED MATTERS

    In March 1999, the Company granted to three key executives a total of 300,000 shares of common stock. These grants vest one third commencing on the date of grant and ratably thereafter, on a quarterly basis, through June 30, 2002. Based on an independent appraisal of the fair value of the shares granted, the Company will recognize compensation expense of $180,000 over the vesting period, of which $78,462 was recognized during the nine month period ended September 30, 1999 and $15,385 was recognized during the five month period ended February 29, 2000.

    In August 1999, the Board of Directors formally adopted the Zengine 1999 Stock Option Plan (the "Plan") which had been in effect since March 1999. The Plan provides that up to 200,000 options to purchase common stock of the Company may be granted to employees and others. Options may be granted with exercise prices equivalent to the estimated fair value of the stock on the grant date, although options granted prior to August 31, 1999, were granted with a exercise price of $0.51 per share when the estimated fair value of the shares was $0.60. The grants with exercise prices less than the fair market value of the stock will result in aggregate compensation charges over the vesting period of $15,008 and resulted in compensation charges of $311 and $11,021 for the five months ended February 29, 2000 and the nine months ended September 30, 1999, respectively. Vesting occurs ratably over a four-year period, although two grants totaling 120,000 options vested on the date of grant. All options expire, if not exercised, ten years from the date of grant. At February 29, 2000, 6,750 options remain which could be granted under the Plan.

    The following table summarizes activity in the stock option plan in number of shares:

                                                       NINE MONTHS      FIVE MONTHS
                                                          ENDED            ENDED
                                                      SEPTEMBER 30,    FEBRUARY 29,
                                                           1999            2000
                                                      --------------   -------------
Outstanding, beginning balance......................          --          166,750
Granted.............................................     166,750           27,000
Exercised...........................................          --               --
Expired.............................................          --               --
Forfeited...........................................          --             (500)
                                                         -------          -------
Outstanding, ending balance.........................     166,750          193,250
                                                         =======          =======

                                 ZENGINE, INC.

7. STOCK COMPENSATION AND RELATED MATTERS (CONTINUED)
    At February 29, 2000, 120,000 options were exercisable. Outstanding stock options at February 29, 2000 were exercisable at the following amounts per share: $25 (13,000 shares), $15 (13,500 shares) and $0.51 (166,750 shares).

    The following table illustrates the impact, on a pro forma basis, on the Company's net loss and net loss per share assuming the fair value based method of stock based compensation had been followed by the Company for all stock-based compensation transactions.

                                                         NINE MONTHS       FIVE MONTHS
                                                            ENDED             ENDED
                                                        SEPTEMBER 30,      FEBRUARY 29,
                                                            1999               2000
                                                        -------------      ------------
As reported:
  Net loss........................................        $(933,623)        $(354,461)
                                                          =========         =========
  Loss per share (basic and diluted)..............        $    (.59)        $    (.22)
                                                          =========         =========
Pro forma:
  Net loss........................................        $(948,140)        $(360,808)
                                                          =========         =========
  Loss per share (basic and diluted)..............        $    (.60)        $    (.22)
                                                          =========         =========

    The fair value of each option grant is estimated on the date of grant using the minimum value option pricing model, as the Company has no history of stock price volatility, with the following assumptions:

                                                     NINE MONTHS           FIVE MONTHS
                                                        ENDED                 ENDED
                                                    SEPTEMBER 30,         FEBRUARY 29,
                                                        1999                  2000
                                                 -------------------   -------------------
Expected term..................................              5 years               5 years

Risk-free interest rate........................          5.41%-6.07%           6.06%-6.47%

Dividend yield.................................                0.00%                 0.00%

                     "MEET THE MANAGEMENT" PRESENTATION FOR
                                 ZENGINE, INC.

    Prospective investors will be able to log on to a website maintained by E*OFFERING Corp. at WWW.EOFFERING.COM, where a prospectus is available for review. Within designated sections of the prospectus, including the table of contents and the Underwriting Section of the prospectus, an embedded hyperlink {click here for "Meet the Management" Presentation} will provide exclusive access to the "Meet the Management" Presentation. This presentation highlights selected information contained elsewhere in the prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

    Visual 1:    Disclaimer

    Imagery:    Border and Company logo.

    Visual Text: The "Meet the Management" Presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

    Script: (Joseph Savarino) The "Meet the Management" Presentation is part of our prospectus. This presentation highlights selected information contained elsewhere in this prospectus. This presentation does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the "Risk Factors" and our financial statements and notes to those financial statements, before making an investment decision.

    Visual 2:    Introduction

    Imagery:    See Description of Artwork on page 1 of the Registration
Statement for a description of the image located on the inside front cover of the prospectus.

    Script: (Joseph Savarino) Welcome to the "Meet the Management" Presentation for Zengine. I'm Joseph Savarino, President and Chief Executive Officer. I would like to introduce Louis Lipinski, Chief Financial Officer and Treasurer. We would like to talk to you about Zengine, a provider of a comprehensive suite of technology-based solutions that enables clients operating in both B2B and B2C environments to conduct electronic commerce. We offer a full range of integrated services, including Web site user interface design, product content and merchandising, personalization and customer relationship management, advertising and sponsorship management, order management, inventory management and order fulfillment, end-user customer service and reporting and analysis.

    Visual 3:    Industry Background

    Imagery:    Border and Company logo. Two boxes positioned on the left half of the page have arrows pointing from left to right towards a Zengine logo.

    Visual Text: Title: Industry Background. Box at top left hand of the page has caption: The Growth of the Internet. Box at bottom left of page has caption:
The challenges presented by E-Commerce.

    Script: (Joseph Savarino) (see "Business--Industry Overview"). Widespread acceptance of the Internet has opened numerous opportunities for companies seeking growth and increased efficiencies through B2B and B2C e-commerce. The GartnerGroup estimates that B2B e-commerce will grow from $145 billion in 1999 to $3.9 trillion in 2003, and B2C e-commerce will increase from $31 billion in 1999 to $381 billion in 2003, representing five-year compound annual growth rates of 128% and 87%, respectively. As a result of this growth, an increasing number of businesses engage e-commerce service providers to design and implement e-commerce solutions. Although no figures are yet available on the size of the full-service e-commerce outsourcing market, traditional e-commerce outsourcing, usually defined as Web site design, strategy consulting, and software creation and hosting, was a $4.6 billion industry in 1998 and is expected to grow to $39 billion by 2002 according to IDC representing a compound growth rate of 53%. As customer and supplier expectations increase as a result of industry advancement, companies are forced to take advantage of and develop more sophisticated Internet applications. Currently, few companies offer the full range of integrated, comprehensive e-commerce services demanded by clients on an outsourced basis. Most companies focus on one or just a few specific services, requiring companies to piece together, or find a third party to integrate, these disparate solutions. Further, speed is essential in the emerging digital economy. Due to the long implementation lead time in the development and integration of Internet solutions, faster and more efficient competitors gain a market advantage. Most businesses cannot afford to divert resources from their core competencies, and it is becoming increasingly difficult to obtain and retain highly skilled in-house personnel to implement these advanced solutions.

    Visual 4:    The Zengine Solution

    Imagery:    Border and Company logo. Gear image with Zengine logo in center of page with five surrounding gear images.

    Visual Text: Title: The Zengine Solution. Five gear images surrounding center logo are labeled "Achieve rapid deployment of e-commerce platforms", "Operate a user-friendly e-commerce Web site", "Save on capital expenditures and focus on core competencies", "Increase e-commerce revenues through personalized customer relationship management", "Benefit from our integrated, continual improvements".

    Script: (Joseph Savarino) (see "Business--The Zengine Solution") Zengine addresses the challenges presented by e-commerce by providing a comprehensive suite of technology-based solutions that enable our clients to quickly and cost-effectively create, maintain and enhance enterprise wide e-commerce platforms on an outsourced and private label basis.

    Our services enable our clients to quickly establish a fully functional e-commerce presence. Our KORE Engine eliminates the need for months of custom programming and reduces the time needed to integrate the e-commerce application with the client's existing computer systems. As a result, our clients are able to drastically reduce their time-to-market. To date, we have enabled our clients to conduct e-commerce within an average of 35 days after the commencement of our services.

    Our technology and infrastructure provide us with the ability to design and operate a client's e-commerce Web site that is: consistent with the look, feel and functionality of our client's existing Web site and brand strategy; attractive and easy to use; fast and reliable; highly personalized; modifiable in real time; secure and completely integrated with business systems and customer service, including inventory management, technical support, customer interaction by voice or e-mail and product return processing.

    Our clients are able to obtain the benefits of e-commerce without making significant time and financial investments in hardware, software and technical personnel. We generally provide our solutions from our own premises without interfering with our client's daily operations. This permits our clients to focus on their core competencies and to leverage our knowledge, technology and infrastructure.

    We attempt to optimize each customer visit to our clients' Web sites through the use of real time interactive marketing. By gathering real time information, we are able to provide product suggestions, advertisements, incentives and promotions that are likely to be of interest to the visitor. We believe that the personalization of the shopping experience results in a higher user conversion ratio, or, a higher number of visitors who purchase, increased purchases per visit, increased purchase size and greater customer loyalty.

    We are engaged in a constant process of technological enhancement of our services. These improvements include the upgrade of our KORE Engine, new merchandising features and advanced browser-based tools. The architecture of KORE is designed to automatically and without interruption distribute our service improvements to our clients without the need to hire consultants, bring the system offline, or install additional software. Upon completion, the feature or tool can be made available to other Zengine clients without added development time or cost. Development under the KORE framework contrasts with other e-commerce solutions that provide maintenance and upgrades to custom features on an individual and typically labor intensive basis.

    Visual 5:    The Zengine Strategy

    Imagery:    Border and Company logo. Circles filled with text heading will be connected to the logo as spokes.

    Visual Text: Title: The Zengine Strategy. Inside circled spokes: "Target companies seeking to initiate, expand or enhance their ability to conduct e-commerce", "Extend capabilities of our KORE Engine", "Leverage client base", "Expand strategic alliances", "Assist our clients in increasing their revenues using our state-of-the-art e-commerce solutions".)

    Script: (Joseph Savarino) (see "Business--Strategy"): Our objective is to capitalize on our proprietary technology and infrastructure, the KORE Engine, to become the leading provider of comprehensive personalized e-commerce enabling services. To accomplish this goal, we are pursuing a strategy built on the following initiatives :

    We target our sales and marketing efforts on companies that are focused on establishing or improving their ability to conduct e-commerce yet lack the technical expertise necessary to build and implement desired Internet functionality. These may include original equipment manufacturers, wholesalers, distributors and other businesses that create customized vendor and supply chain relationships, bricks and mortar retailers, pure online retailers and Web sites with a large number of repeat users including portals, pure content sites, communities, directories and service providers.

    We intend to extend the capabilities of our KORE Engine through continued investment in its development to provide for additional functionality, through the use of artificial intelligence, and for vertical applications complementary to our current offerings. We intend to develop additional capabilities through continued internal development and, potentially, through the licensing or acquisition of complementary technologies.

    One of the distinguishing characteristics of the Zengine business model is the constant level of interaction that Zengine maintains with its clients. Zengine will continue to leverage its network of clients through providing additional services or providing access to its client network. These opportunities may include additional products or services for Zengine to deliver to its network of clients such as product reviews or other content, or may include other opportunities to generate revenue through selling access to its network of clients to outside sponsors or providers.

    We currently have strategic business alliances with Excite@Home, United Stationers Supply Co. and MSCi. We plan to continue to develop technology and marketing relationships through strategic alliances with software and systems integrators, consulting firms, advertising firms and other professional services firms. These alliances are intended to complement our direct sales force by providing business leads, increasing our geographic coverage and addressing new industry segments. We also intend to leverage these relationships to commence international sales in countries with high Internet penetration and growth rates.

    We intend to enhance the tools our clients use to increase their user to buyer conversion rates, increase the number of products per purchase and the average value of each purchase. Our primary tool in achieving this goal is increasing the efficiency of our personalization technology, such as the development of a more robust, real time predictive model.

    Visual 6:    Zengine Services and Tools

    Imagery:    Border with Company logo. Company logo connected to two
rectangles below by two arrows.

    Visual Text: Title: Zengine Services and Tools. In the Services rectangle will be in bulleted text: ("Web site user interface design and product content", "Merchandising", "Order management", "Inventory management and order fulfillment", "End-user customer service", and "Advertising and sponsorship management". In the Tools rectangle will be the bulleted text: "Zengine Reporting and Analysis", "Zengine Content Management", "Zengine Design Center", and "Zengine Utility Center").

    Script: (Joseph Savarino) (see "Business--Service Offerings"): Our consumer service enables original equipment manufacturers, bricks and mortar retailers, online-only retailers and Web sites with a large number repeat users, to extend their current business over the Internet. Our personalized services include: Web site user interface design and product content; Merchandising; Order management; Inventory management and order fulfillment; End-user customer service and Advertising and sponsorship management.

    Our e-commerce services are customized and maintained using Internet-based tools accessible by our personnel and by our clients. These tools, which are accessible through standard Web browser interfaces, provide a set of building blocks comprised of customizable components, application templates and rule sets.

    Our software tools are instrumental in building, rapidly accessing and easily maintaining the Zengine turn-key e-commerce services. Our tools include:
Reporting and Analysis; Content Management; Design Center and Utility Center.

    Visual 7:    Zengine Technology

    Imagery:    Border and Company logo. Imagery is "KOG" Graphic. See
description of Artwork on pages [49-50] of the Registration Statement.

    Visual Text: Title: Technology. In Box 1: "KORE"; Box 2: "New order", "Send data", "Receive data", "Inventory updates", "User data", "Content", "Client System API (ERP, POS, etc.)" pointing to a gear symbol labeled "KOG" pointing to horizontal boxes labeled on top "Object Protocol" with interior boxes labeled, from top to bottom, "XML", "ODBC", "EDI", "Flat Text FTP", "Secure E-Mail", pointing to horizontal boxes labeled on top "Application Example" with boxes below labeled "everdream" (connected to the XML box), "JD Edwards" (connected to the ODBC box, "Valley Media" (connected to the EDI box), "MCSi:/Muze" (connected to the Flat Text FTP box) and "restores.com" (connected to the Secure E-mail box).

    Script: (Joseph Savarino) (see "Business--Technology and Infrastructure"):
We believe that our proprietary technology and infrastructure, the KORE Engine, enables us to build, deliver and manage e-commerce solutions in less time, at lower cost and with greater business success than existing alternatives. KORE is a robust architecture that allows existing and custom functionality to be combined in any number of brand iterations seamlessly and without introducing inefficiencies.

    In order to maximize both personalization and speed of service, we choose to adhere to open source standards and scalable programming languages. Development within KORE is done in Perl5, a widely accepted standard programming language for developing object oriented software that is the informed choice for building large-scale e-commerce platforms that require ongoing and rapid development and high-speed dynamically-generated Web site operations. MySQL, an open source database, is optimized for speed and scalability and serves as the foundation for KORE daemon instances. KORE creates multiple database connections for multiple actions both efficiently and quickly, resulting in high-speed dynamic Web site delivery.

    Application programming interfaces allow KORE to seamlessly integrate with our clients back-office systems. These systems may include Enterprise Resource Planning systems, Point-of-Sale systems or other legacy inventory management systems. KORE passes a unique adapter, called the KORE Object Gateway or KOG, to our clients' systems in various transfer protocols, such as eXtensible Markup Language, an emerging standard for data transfer on the Internet, File Transfer Protocol, Open Database Connectivity, Electronic Data Interchange and secure e-mail. The design of our KORE Engine, KOG and network architecture enables us to provide rapid, cost-effective and reliable e-commerce solutions by exploiting the scalability of open source technologies and multi-processor, shared memory computers.

    Visual 8:    Zengine Competition

    Imagery:    Border and Company logo.

    Visual Text: Title: "Zengine Competition". Subhead "Competition Factors" In gear image bullets, "Companies who develop their own e-commerce system", "Internet Consulting Companies".

    Script: (Joseph Savarino) (see "Business--Competition"): The market for our services is intensely competitive and subject to rapid technological change. We expect competition to intensify in the future. Our primary source of competition comes from companies who develop their own custom e-commerce systems or purchase software packages and hire consultants to implement these solutions. Because these companies have likely made significant initial investments to develop their custom systems, they may be less likely to employ outsourced transaction processing strategies. We also face competition from companies such as Art Technology Group, Breakaway Solutions, Broadvision, E.piphany, Net Perceptions and USinternetworking. We compete on the basis of certain factors, including: technology; time-to-market; ease of implementation; breadth of service features and functionality; speed, accessibility and ease of use; brand recognition; price; system reliability and capacity; and customer support. We believe that we presently compete favorably with respect to each of these factors. However, the market for our services is still rapidly evolving, and we may not be able to compete successfully against current and potential competitors.

    And with that, I will turn it over to Louis Lipinski for an overview of our financial results. Louis. . .

    Visual 9:    Financial Summary

    Imagery:    Border and Company Logo. Two arrows on left side of the page are pointing towards the right. Under the first arrow are three bulleted text lines.

    Visual Text: Title: "Financial Summary." Subhead: "Revenue". After first arrow reads "Service Fees", with three bulleted sub-text lines reading:
"Integration and Set-up Fees", "Monthly Subscription Fees", "Transaction Fees". After second arrow reads "Advertising and Sponsorship Fees".

    Script: (Louis Lipinski) (See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and see "Risk Factors--Risks Related to Our Operations"): Thanks, Joe. We were formed as a division of MCSi in January 1999 to capitalize on the e-commerce opportunities available to sell computer and audio-visual products, primarily to the small office/home office market. We were subsequently incorporated as a wholly owned subsidiary of MCSi in March 1999. Also in March 1999, we hired three key executives, Mr. Joseph Savarino, Mr. Lalit Dhadphale and Mr. Christopher Feaver, to revise our business concept beyond the sale of computer and audio-visual products to the Zengine business model of providing a full range of e-commerce services to the B2B and B2C markets. We entered into our first client contract using the Zengine business model in September 1999, and we legally changed our corporate name to Zengine, Inc. in the Fall of 1999, after doing business as Zengine since March 1999.

    In performing our services under the Zengine business model, we enter into contractual arrangements with our clients that describe the services we will perform. We generate revenues through service fees, which include integration and set-up monthly subscription and transaction fees and from advertising and sponsorships on our clients' Web sites.

    We provide integration and set-up services to our clients. Under these arrangements, our services may include the development or design of a client's Web site, migration of the client's current Web site content to our technology, integration of the client's Web site to the client's current computer systems or other similar activities. To the extent that these fees are associated with a contract to provide subsequent outsourced transaction-based services to a client, these fees are recognized ratably over the term of the transaction services agreement. Otherwise, revenue is recognized when the service is completed, the client has accepted the service and we have no future obligation to provide any additional services. To date we have not generated any revenues from subscription fees. However, certain of our clients, whose Web sites have not yet been launched as of February 29, 2000, have entered into arrangements which provide for monthly subscription fees, and we anticipate that future customers will enter into similar arrangements. Our subscription arrangements provide for maintenance and related services for a fee. Revenue from subscription fees will be recognized ratably over the term of the subscription. We provide outsourced transaction-based services to customers, such as providing product content and merchandising, transaction processing, order management, custom fulfillment and end-user customer service. Revenues from transaction fees are generally in the form of a commission. Under our first two arrangements with third-party clients, our revenue is determined as a percentage of the gross margin on revenues. Under all other arrangements entered into between our clients and us, our revenue is based on a percentage of net revenues. Revenue from transaction fees is recognized when the service is completed. Revenues from advertising take the form of fees when we sell banner advertising or product placement advertising on clients' Web sites. These arrangements call for continuous advertising or product placement over a certain time period and are not contingent upon events such as obtaining certain levels of sales, Web site visits or other factors. Revenue is recognized ratably over the period of the advertising/product placement services based on the fulfillment of obligations under the advertising/ product placement arrangements.

    Visual 10:    Financial Summary

    Imagery:    Border and Company Logo. See "Selected Historical and Pro Forma
Financial Data"

    Visual Text:  Title: "Financial Summary".

    Script: (Louis Lipinski) (See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and see "Risk Factors--Risks Related to Our Business"): During September 1999, we signed our first client contract under the Zengine business model, and we began earning revenue from this contract in October 1999. Accordingly, our historic financial results prior to October 1, 1999 are not representative of our current business model. We have not presented amounts for the five month period ended
February 28, 1999 as we were not in existence for that period and were not operating under our current business model. Accordingly, prior period amounts from our inception (January 1, 1999) to February 28, 1999 are not meaningful or comparable.

REVENUE

    Our revenue for the five months ended February 29, 2000 totaled $1,812,954. During the five months ended February 29, 2000, we initiated our Zengine service offerings and began servicing e-commerce clients. Service fee revenue from the MCSi dedicated Web sites was $978,365 for the five months ended February 29, 2000. In addition, we had advertising revenue of $798,737 which was primarily derived from OEM product advertisers with whom MCSi has supply agreements under arrangements facilitated by MCSi and negotiated by us.

    From the date of our inception to September 30, 1999, our revenues totaled $4,089. These revenues arose from the sale of computer supply and audio-visual products to consumers under our previous business model. On a pro forma basis, our revenues for the nine months ended September 30, 1999 were $858,977. This represents the revenues recorded on an historical basis described above of $4,089 and $854,888 of revenues from serving MCSi under the aforementioned e-commerce services agreement. The retail value of the goods sold to MCSi's customers totaled $8,548,879 for the nine months ended September 30, 1999.

COST OF REVENUE

    Our cost of revenue includes the amortization of capitalized computer software costs, the costs of our employees to perform integration and other services and the three percent fee we pay to MCSi under the distribution services agreement. During the five months ended February 29, 2000, our cost of revenue was $224,891.

    Our costs of revenues were $23,511 for the period ended September 30, 1999 and reflects costs we incurred for the products we sold arising from the activities of our previous business model and the amortization of capitalized computer software costs.

    On a pro forma basis, our cost of revenue for the nine months ended September 30, 1999 was $125,511. This reflects our historic cost of revenue of $23,511 and $102,000 of costs relating to the estimated salaries of Zengine employees who administer the MCSi dedicated Web sites, as well as the costs incurred pursuant to the MCSi administrative services agreement assuming it had been in effect on January 1, 1999.

    Selling, general and administrative expenses for the five months ended February 29, 2000 were $2,010,584 and increased substantially over the $914,201 we incurred during the nine months ended September 30, 1999. These expenses relate to increased payroll costs as we hired additional personnel, amounts incurred under the administrative services and leasing agreements with MCSi and to advertising costs incurred under a contractual agreement with one of our clients. Selling, general and administrative expenses also include $289,375 of accretion expense associated with a put agreement written by MCSi, which will terminate upon consummation of this initial public offering.

    Our selling, general and administrative expenses for the nine months ended September 30, 1999 were $914,201 and relate primarily to costs incurred to develop the Zengine business model. The more significant selling, general and administrative expenses relate to payroll and accounting processing costs, salaries and rent.

    On a pro forma basis, selling, general and administrative expenses were $981,581 for the nine months ended September 30, 1999. On a pro forma basis, our historical selling, general and administrative expenses of $914,201 have been adjusted to reflect the impact of entering into the aforementioned administrative services and lease agreements with MCSi, reduced by the impact of amounts allocated to us by MCSi in the historical financial statements.

INCOME TAXES

    We did not provide for any income taxes because we have prepared our provision for income taxes as if we were a separate entity. We do not owe any income taxes because we have incurred operating losses since our inception, and we did not record any deferred tax benefits relating to these operating losses or any other deferred tax benefits because we presently believe it is more likely than not that they will not be realized.

    We incurred net losses of $934,000 for the period from inception to (January 1, 1999) to September 30, 1999, and net losses of $354,000 for the five months ended February 29, 2000. We anticipate that we will substantially increase our sales and marketing, technology and infrastructure, software and development and general and administrative expenses in fiscal 2000 and, as a result, we expect to incur additional losses for the foreseeable future.

    Joe...

    Visual 11:    End of Presentation

    Imagery:     See Description of Artwork on page 2 of the Registration
Statement for a description of the image located on the inside back cover of the prospectus.

    Script: (Joseph Savarino): We hope that this presentation was helpful in understanding the Zengine business model and the strategy that our management team intends to execute. We encourage you to refer back to the prospectus for additional support and disclosure as well as to take a look at the "Risk Factors" in detail. Again, thank you for your interest in Zengine.

    Inside Back Cover



    Selected Screen Shots from a Zengine client, labeled as: "Product Comparisons," "Personalization," "Reporting and Analysis Tools," "Customer Comments," "Advertising and Sponsorship Reports" and "Reporting and Analysis Tools." The Zengine logo is in the lower right hand corner of the page.]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT WHICH IS SET FORTH IN THIS PROSPECTUS. WE ARE OFFERING TO SELL SHARES OF COMMON STOCK AND SEEKING OFFERS TO BUY SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THE PROSPECTUS OR OF ANY SALE OF COMMON STOCK.

                              -------------------

    UNTIL        , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                         SHARES

                                 ZENGINE, INC.

                                     (LOGO)

                                  COMMON STOCK

                               -----------------

                                   PROSPECTUS

                                        , 2000

                              -------------------

WILLIAM BLAIR & COMPANY
FRIEDMAN BILLINGS RAMSEY
E*OFFERING
MORGAN KEEGAN & COMPANY, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission registration fee and the NASD registration fee.

ITEM                                                           AMOUNT
----                                                          --------
Securities and Exchange Commission registration fee.........  $ 15,840
NASD registration fee.......................................     6,500
Nasdaq Stock Market listing fees............................     *
Blue Sky qualification fees and expenses....................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Transfer agent and registrar fees...........................     *
Printing and engraving expenses.............................     *
Miscellaneous expenses......................................     *
                                                              --------
      Total.................................................  $  *
                                                              ========

------------------------

*   To be provided by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Zengine is incorporated under the laws of the State of Delaware.
Section 145 ("Section 145") of the General Corporation Law of the State of Delaware (the "General Corporation Law") provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.

    Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

    Zengine's amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of officers and directors to the fullest extent permitted by the General Corporation Law.

    Zengine anticipates that all of its directors and officers will be covered by insurance policies against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act of 1933, as amended.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since the Registrant's incorporation on March 2, 1999, it has issued unregistered securities to a limited number of persons as described below:

    (1) In connection with its incorporation, the Registrant issued 10,000 shares of common stock to Miami Computer Supply Corporation for an aggregate of $1,000, and other non-monetary consideration.

    (2) On September 14, 1999, the Registrant issued 100,000 shares of common stock to each of Joseph M. Savarino, Lalit P. Dhadphale and Christopher Feaver, pursuant to employment agreements entered into between the recipients and the Registrant and 1,590,000 shares to Miami Computer Supply Corporation for non-monetary consideration, 366,666 of which shares were surrendered back to the Registrant on September 29, 1999.

    (3) On October 1, 1999, the Registrant sold 133,333 shares of common stock to Wilblairco Associates for $2.0 million.

    (4) On October 1, 1999, the Registrant sold 133,333 shares of common stock to At Home Corporation for $2.0 million.

    (5) On January 21, 2000, in connection with the transactions contemplated by a software services agreement with rexstores.com, Inc. and REX Stores Corporation, the Registrant agreed to issue a warrant to REX Stores Corporation to purchase the number of shares of common stock that is equal to 1.7 percent of the number of shares outstanding on the day immediately following the date on which this offering is completed (not including the underwriters' overallotment option). The per share exercise price of the warrant equals the initial public per share offering price of this offering.

    On September 29, 1999, the Registrant effected a 10-for-1 split of its common stock. The numbers of shares described in this Item 15 already reflect such stock split.

    The Registrant believes that all of the above issuances were exempt from registration under Section 4(2) of the Securities Act as transactions not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
             1.1        Form of Underwriting Agreement*

             1.2        Standby Stock Purchase Agreement

             3.1        Amended and Restated Certificate of Incorporation

             3.2        Amended and Restated Bylaws

             4.1        Form of Common Stock Certificate of Zengine

             4.2        Form of Warrant to Purchase Common Stock of Zengine

             5.1        Opinion of Elias, Matz, Tiernan & Herrick L.L.P.*

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
            10.1        Amended and Restated 1999 Stock Option Plan

            10.2        Form of 2000 Employee Stock Purchase Plan

            10.3        Administrative Services Agreement by and between MCSi and
                        Zengine dated as of October 1, 1999

            10.4        Distribution Services Agreement by and between MCSi and
                        Zengine dated as of October 1, 1999

            10.5 Sublease and Equipment Lease Agreement by and between MCSi and Zengine dated as of October 1, 1999

            10.6 Stock Purchase Agreement by and among Zengine, MCSi and certain listed purchasers dated as of September 30, 1999

            10.7        Registration Rights Agreement by and among Zengine, MCSi and certain investors and founders dated as of September 30,
                        1999

            10.8 Stockholders Agreement by and among Zengine, MCSi and certain investors and option holders dated as of September 30, 1999

            10.9        E-commerce Services Agreement by and between MCSi and
                        Zengine dated October 1, 1999

            10.10       Employment Agreement by and between Zengine, Inc. and Joseph
                        M. Savarino dated March 1, 1999

            10.11       Employment Agreement by and between Zengine, Inc. and Latit
                        Dhadphale dated March 15, 1999

            10.12       Employment Agreement by and between Zengine, Inc. and
                        Christopher Feaver dated March 8, 1999

            23.1        Consent of PricewaterhouseCoopers LLP

            23.2        Consent of Elias, Matz, Tiernan & Herrick L.L.P.*

            24.1        Power of Attorney (contained on Page II-5)

            27.1        Financial Data Schedule

            99.1        Form of letter from Zengine to holders of more than 100
                        shares of MCSi common stock describing the MCSi Subscription
                        Program

            99.2 Form of letter from William Blair & Company to MCSi stockholders

            99.3        Form of letter from Zengine to brokers describing the MCSi
                        Subscription Program

            99.4        Form of Subscription Form for MCSi Subscription Program

            99.5        Consent of Excite@Home, Inc.

            99.6        Consent of rexstores.com, Inc.

            99.7        Consent of Everdream Corporation

            99.8        MCSi Subscription Program Web site presentation

------------------------

*   To be filed by amendment.

    (b) Financial Statement Schedules

    Schedules have been omitted because the information required to be set forth therein is not applicable, is immaterial or is shown in the financial statements included in the prospectus.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted as to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payments by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

        (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on May 5, 2000.


                                                                   /S/ JOSEPH M. SAVARINO
                                                        ---------------------------------------------
                                                                     Joseph M. Savarino
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                   DATE
                      ---------                                      -----                   ----
                /s/ MICHAEL E. PEPPEL                  Chairman of the Board
     -------------------------------------------                                          May 5, 2000
                  Michael E. Peppel

               /s/ JOSEPH M. SAVARINO                  President, Chief Executive
     -------------------------------------------         Officer and Director (Principal  May 5, 2000
                 Joseph M. Savarino                      Executive Officer)

                                                       Vice President, Chief Financial
               /s/ LOUIS T. LIPINSKI*                    Officer, Treasurer and
     -------------------------------------------         Secretary (Principal Financial   May 5, 2000
                  Louis T. Lipinski                      and Accounting Officer)

              /s/ ANTHONY W. LIBERATI*                 Director
     -------------------------------------------                                          May 5, 2000
                 Anthony W. Liberati

              /s/ DONALD B. HUTCHISON*                 Director
     -------------------------------------------                                          May 5, 2000
                 Donald B. Hutchison

               /s/ RICHARD V. HOPPLE*                  Director
     -------------------------------------------                                          May 5, 2000
                  Richard V. Hopple

                 /s/ STACEY SNIDER*                    Director
     -------------------------------------------                                          May 5, 2000
                    Stacey Snider


------------------------


*   By Michael E. Peppel, his or her attorney-in-fact.